UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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SINCLAIR BROADCAST GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 29, 2021

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Sinclair Broadcast Group, Inc. The annual meeting on June 28, 2021 will be held at Sinclair’s corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m. local time.

However, at the date of this mailing, while more people are receiving the novel coronavirus (COVID-19) vaccine, COVID-19 continues to spread in the United States and your Board of Directors and management continue to remain diligent in protecting the health and safety of our stockholders, employees, and community.

As such, to minimize the risk to stockholders, employees, and the community, we are strongly encouraging all stockholders to access the annual meeting via the live teleconference or webcast, rather than attend the meeting in person. Instructions for accessing the teleconference and webcast are provided below. As always, we encourage you to vote your shares prior to the annual meeting.

Please note that stockholders will not be able to vote or revoke a proxy through the teleconference or webcast, nor participate actively. Therefore, to ensure that your vote is counted at the annual meeting, we strongly encourage you to vote your shares using one of the methods indicated in the enclosed proxy materials, or through your broker, bank or other nominee’s voting instruction form. Stockholders of record may still attend the meeting and revoke their proxy at any time before it is voted; however, as stated above, we strongly encourage you to prioritize your safety and the safety of others over attending the annual meeting in person.

Should you choose to attend the annual meeting in person, please note that as of the date of this mailing, while there are no Executive Orders in the state of Maryland limiting gathering sizes, this is subject to change, and we continue to follow recommendations provided by the World Health Organization (WHO) and the Centers for Disease Control and Prevention (CDC), including social distancing and mask wearing. These guidelines could restrict the number of stockholders able to attend the annual meeting. Once we have reached the allowable capacity, in keeping with WHO and CDC guidelines and including members of your Board of Directors and management in attendance, no additional persons shall be permitted to enter the annual meeting and therefore, we again are encouraging all stockholders to access the annual meeting via the live teleconference or webcast options. However, if you elect to attend in-person and are not admitted to the annual meeting, you may present your proxy card, and it will be received and voted by proxy.

We appreciate your continued support, and we hope that you and yours will stay safe and healthy. We are closely monitoring developments with the COVID-19 pandemic, and we urge all stakeholders, including our stockholders, to follow recommendations provided by the WHO and the CDC.

To listen to the teleconference of the annual meeting, stockholders should either login via the internet at https://www.webcaster4.com/Webcast/Page/2063/40919, or call 877-407-8033 for toll free or 201-689-8033 for international. Those planning to listen should connect to the teleconference or webcast at least 10 minutes prior to the start of the meeting.

Enclosed with this letter is a notice of the annual meeting of stockholders, a proxy statement, a proxy card and a return envelope. Also enclosed with this letter is Sinclair Broadcast Group, Inc.'s Annual Report to stockholders for the year ended December 31, 2020.

As always, your vote on these matters is very important. We urge you to review carefully the enclosed materials and to return your proxy promptly. The proxy materials are also available at
http://www.astproxyportal.com/ast/26141.

Sincerely,

David D. Smith
Chairman of the Board
and Executive Chairman

IF YOU PLAN TO ATTEND:

As discussed above, please note that we continue to follow recommendations provided by the WHO and CDC. These guidelines could restrict the allowable capacity at the annual meeting, which number shall include members of our Board of Directors, management in attendance, and, if there is space remaining, stockholders of record as of April 16, 2021. Any stockholder attending the meeting in-person will be required to wear a mask and adhere to the established social distancing guidelines detailed to them upon arrival. Registration will begin at 9:30 a.m. and seating will begin at 9:45 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of April 16, 2021 (record date). Cameras (including the use of cellular/smart phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

YOUR VOTE IS IMPORTANT—Please execute and return the enclosed proxy card promptly, whether or not you plan to attend the
Sinclair Broadcast Group, Inc. annual meeting.

SINCLAIR BROADCAST GROUP, INC.
10706 Beaver Dam Road
Hunt Valley, Maryland 21030

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Important notice regarding the availability of proxy materials for the stockholder meeting to be held on June 28, 2021.

The proxy statement and 2020 annual report to stockholders are available at
http://www.astproxyportal.com/ast/26141.

Dear Stockholders:

The annual meeting of Sinclair Broadcast Group, Inc. (sometimes referred to in this Proxy Statement as the “Company” or "Sinclair" or “we” or “us”) will be held on June 28, 2021 at our corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030* at 10:00 a.m. local time for the following purposes:

1.The election of ten directors, each for a one-year term;
2.The ratification of the appointment of PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the year ending December 31, 2021;
3.To approve the amended and restated Employee Stock Purchase Plan;
4.To approve an amendment to the Company's 1996 Long-Term Incentive Plan to increase the number of shares authorized for issuance thereunder; and
5.The consideration of any other matters as may properly come before the annual meeting.

You will be able to vote your shares at the annual meeting if you were a stockholder of record at the close of business on April 16, 2021. Your vote at the annual meeting is very important to us.

BY ORDER OF THE BOARD OF DIRECTORS

J. Duncan Smith, Secretary

Baltimore, Maryland
April 29, 2021

* As part of our precautions regarding the health and safety of our stockholders, directors, officers and employees, meeting attendees and the public in light of the current public health crisis caused by the novel coronavirus pandemic (COVID-19), we are strongly encouraging stockholders to access the annual meeting via the live webcast or teleconference described above in lieu of attending the annual meeting in person. As always, we encourage you to vote your shares prior to the annual meeting.

TABLE OF CONTENTS

Page
INFORMATION ABOUT THE 2021 ANNUAL MEETING AND VOTING	1
PROPOSAL 1: ELECTION OF DIRECTORS	4
PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	5
PROPOSAL 3: APPROVAL OF AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN	6
PROPOSAL 4: APPROVAL OF AN AMENDMENT TO THE COMPANY’S 1996 LONG-TERM INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER	10
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	16
DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES	19
CORPORATE GOVERNANCE	25
REGULATORY COMMITTEE REPORT	31
DIRECTOR COMPENSATION FOR 2020	32
COMPENSATION DISCUSSION AND ANALYSIS	33
DELINQUENT SECTION 16(A) REPORTS	51
RELATED PERSON TRANSACTIONS	52
AUDIT COMMITTEE, AUDIT FEES AND AUDITOR INDEPENDENCE	54
SHAREHOLDER PROPOSALS	56
APPENDIX A - AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN	57
APPENDIX B - AMENDMENT TO THE 1996 LONG-TERM INCENTIVE PLAN	64
APPENDIX C - 1996 LONG-TERM INCENTIVE PLAN	65

INFORMATION ABOUT THE 2021 ANNUAL MEETING AND VOTING

The Annual Meeting

The annual meeting will be held on June 28, 2021 at our corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m. local time. As part of our precautions regarding the health and safety of our stockholders, directors, officers and employees, meeting attendees and the public in light of the current public health crisis caused by the novel coronavirus pandemic (COVID-19), we are strongly encouraging stockholders to access the annual meeting via the live webcast or teleconference described above in lieu of attending the annual meeting in person. As always, we encourage you to vote your shares prior to the annual meeting.

This Proxy Solicitation

On or about April 29, 2021, we began mailing this proxy statement to people who, according to our records, owned our Common Stock as of the close of business on April 16, 2021.

We are sending you this proxy statement because our Board of Directors (the Board) is seeking a proxy to vote your shares at the annual meeting. This proxy statement is intended to assist you in deciding how to vote your shares. Proxy materials are also available at http://www.astproxyportal.com/ast/26141.

We are paying the cost of soliciting these proxies. In addition to solicitation by mail, our directors, officers, employees, and agents may solicit proxies by telephone, internet, or otherwise. These directors, officers, and employees will not be additionally compensated for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries, and other custodians who hold our Common Stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners of our Common Stock for their reasonable expenses incurred in forwarding such materials.

Voting Your Shares

Stockholders of Record. You may vote your shares at the annual meeting either in person or by proxy. To vote in person, you must attend the annual meeting and obtain and submit a ballot. Ballots for registered stockholders to vote in person will be available at the annual meeting. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the registered holder of those shares. As the registered stockholder, you can ensure your shares are voted at the meeting by completing, signing, dating and returning the enclosed proxy card in the envelope provided. However, as discussed above, due to the public health crisis caused by COVID-19, we strongly encourage stockholders to not vote in person at the annual meeting, but to vote by proxy.

We have described in this proxy statement all the proposals that we expect will be made at the annual meeting. If either a stockholder or we properly present any other proposal at the meeting, we will use your proxy to vote your shares on the proposal in our best judgment.

Your proxy card will be valid only if you sign, date and return it in time for it to be received by us before the annual meeting scheduled to be held on June 28, 2021. If you complete the proxy card, except for the voting instructions, the shares will be voted as recommended by the Board of Directors.

Beneficial Owners. Most of our stockholders hold their shares through a broker, bank, trustee or another nominee, rather than registered directly in their name (which is often referred to as “street name”). In that case, you are considered the beneficial owner of shares held in street name, and the proxy materials, including a notice enabling you to receive proxy material through the mail, are being forwarded to you by your broker, bank, trustee, or nominee. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Brokers, banks and nominees typically offer telephonic or electronic means by which the beneficial owners of shares held by them can submit voting instructions, in addition to the traditional mailed voting instruction cards. If you are a beneficial owner of shares, you cannot vote in person at the annual meeting unless you have a proper power of attorney from your broker. Votes directed through a broker must be received by us before the annual meeting.

If you hold your shares in street name with a broker and you do not tell your broker how to vote or provide the broker with a voting instruction form, your broker cannot vote on your behalf for the election of director nominees (Proposal 1), for the approval of the amended and restated Employee Stock Purchase Plan (Proposal 3), or for the approval of an amendment to the Company's 1996 Long-Term Incentive Plan to increase the number of shares authorized for issuance thereunder (Proposal 4).

Revoking Your Proxy

If you decide to change your vote, you may revoke your proxy at any time before it is voted at the annual meeting. You may revoke your proxy by any one of three ways:
•you may notify our Secretary in writing that you wish to revoke your proxy at the following address: Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland, 21030, Attention: J. Duncan Smith, Vice President and Secretary. We must receive your notice before the time of the annual meeting;
•you may submit a proxy dated later than your original proxy; or
•you may attend the annual meeting and vote, but merely attending the annual meeting will not by itself revoke a proxy; you must: (i) obtain a ballot and vote your shares to revoke the proxy; and (ii) in the case of shares held in street name, you must obtain a proper power of attorney from your broker to vote your shares.

Vote Required for Approval

Shares Entitled to Vote. On April 16, 2021 (the record date), the following shares were issued and outstanding and had the votes indicated:
•51,561,164 shares of Class A Common Stock, each of which is entitled to one vote on each of the proposals; and
•23,775,056 shares of Class B Common Stock, each of which is entitled to ten votes on each of the proposals.
Quorum. A majority of the outstanding shares of common stock entitled to vote, or a “quorum,” must be present at the annual meeting in order to transact business. A quorum will be present if 144,655,865 votes are represented at the annual meeting, either in person (by the stockholders) or by proxy. If a quorum is not present, a vote cannot occur. In deciding whether a quorum is present, abstentions and broker non-votes (where a broker or nominee is not permitted to vote on a matter and has not received voting instructions from the beneficial owner) will be counted as shares that are represented at the annual meeting.

Votes Required. The votes required on each of the proposals are as follows:

Proposal 1: Election of Ten Directors	The ten nominees for director who receive the most votes will be elected. This is called a “plurality.” If you indicate “withhold authority to vote” for a particular nominee on your proxy card, your vote will not count either for or against the nominee. Broker non-votes are not counted as votes cast for nominees for director and will not affect the outcome of the proposal.
Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm	The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the Audit Committee’s selection of the independent registered public accounting firm. If you abstain from voting, your abstention will not count as a vote cast for or against the proposal.
Proposal 3: Approval of Amended and Restated Employee Stock Purchase Plan	The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the approval of the amended and restated Employee Stock Purchase Plan. If you abstain from voting, your abstention will not count as a vote cast for or against the proposal.
Proposal 4: Approval of an Amendment to the Company's 1996 Long-Term Incentive Plan to Increase the Number of Shares Authorized for Issuance thereunder	The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the approval of an amendment to the Company's Long-Term Incentive Plan to increase the number of shares authorized for issuance thereunder. If you abstain from voting, your abstention will not count as a vote cast for or against the proposal.
Additional Information
We are making available our annual report for the year ended December 31, 2020, including consolidated financial statements, to all stockholders entitled to vote at the annual meeting together with this proxy statement. The annual report includes details on how to get additional information about us. The annual report does not constitute a part of the proxy solicitation material. Proxy materials are also available to registered stockholders and to beneficial owners at http://www.astproxyportal.com/ast/26141.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for election to the Board of Directors are:

David D. Smith
Frederick G. Smith
J. Duncan Smith
Robert E. Smith
Laurie R. Beyer
Howard E. Friedman
Daniel C. Keith
Martin R. Leader
Benson E. Legg
Lawrence E. McCanna

Each director will be elected to serve for a one-year term, unless he or she resigns or is removed before his or her term expires, or until his or her replacement is elected and qualified. Each of the nominees listed above is currently a member of the Board of Directors and each of them has consented to serve as a director if elected. More detailed information about each of the nominees is available in the section of this proxy statement titled Directors, Executive Officers and Key Employees.

If any of the nominees cannot serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees. If a substitute is nominated, we will vote all valid proxies for the election of the substitute nominee or nominees. Alternatively, the Board of Directors may also decide to leave the board seat or seats open until a suitable candidate or candidates are located, or it may decide to reduce the size of the Board.

The Amended and Restated Articles of Incorporation provides that our business shall be managed by a Board of Directors of not less than three and not more than thirteen directors with the number of directors to be fixed by the Board of Directors from time to time. The Board of Directors has presently established the size of the Board at eleven members. The Board of Directors expect to fill the additional vacancy when a suitable candidate is identified. Proxies for the annual meeting may not be voted for more than ten nominees.

Messrs. David D. Smith, J. Duncan Smith, Robert E. Smith and Dr. Frederick G. Smith (collectively, the "Controlling Stockholders") are brothers and have entered into a stockholders' agreement pursuant to which they have agreed to vote for each other as candidates for election to the Board of Directors until December 31, 2025. The Controlling Stockholders own collectively 79.8% of the total voting power as of April 16, 2021.

The Board of Directors recommends a vote FOR each of the nominees to the Board of Directors.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has sole responsibility for the selection of our independent registered public accounting firm and has appointed PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2021. The Board of Directors recommends ratification of this appointment by the stockholders. Although ratification by our stockholders is not a prerequisite to the power of the Audit Committee to appoint PwC as our independent registered public accounting firm, our Board of Directors and the Audit Committee believe such ratification to be advisable and in the best interest of the Company. Accordingly, stockholders are being requested to ratify, confirm, and approve the appointment of PwC as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements and internal control over financial reporting for the year ending December 31, 2021. If the stockholders do not ratify the appointment of PwC, the Audit Committee will reevaluate the engagement of the independent registered public accounting firm; however, the Audit Committee has no obligation to change its appointment based on stockholder ratification. Even if the appointment is ratified, the Audit Committee, in its discretion, may nevertheless appoint another independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the stockholders. PwC audited the Company’s financial statements for the fiscal year ended December 31, 2020.

A representative of PwC is expected to attend the annual meeting. The PwC representative will have the opportunity to make a statement if he or she desires to do so.

The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP.

PROPOSAL 3: APPROVAL OF AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

Overview

The Company is requesting that stockholders approve, in its entirety, the amendment and restatement of the Sinclair Broadcast Group 1998 Employee Stock Purchase Plan, as approved by the Compensation Committee of the Board of Directors (in this proposal, the “Committee”) in October 2020 and by the Board of Directors on November 3, 2020, subject to stockholder approval (the “ESPP”). The approval of this amendment and restatement of the ESPP will increase the maximum number of shares of our Class A Common Stock authorized for issuance under the ESPP by 1,000,000 shares plus an annual increase for ten years, commencing on January 1, 2022 and ending on (and including) January 1, 2031, equal to the lesser of (i) 1,000,000 shares, (ii) one-and-one-half percent (1.5%) of the outstanding shares of Class A Common Stock on the immediately preceding December 31st, or (iii) a lesser amount determined by the Committee or the Board of Directors.

Under the ESPP, shares of our Class A Common Stock will be available for purchase by eligible employees who elect to participate in the ESPP. Eligible employees will be entitled to purchase, by means of payroll deductions, limited amounts of our Class A Common Stock during periodic payroll deduction periods. The amendment and restatement of the ESPP will not be effective without stockholder approval.

The Committee believes that the amendment and restatement of the ESPP will help the Company retain and motivate eligible employees and help further align the interests of eligible employees with the interests of our stockholders.

Purpose of the Request for Approval

The ESPP is an important component of the overall compensation package we offer to our employees and our ability to attract and retain employees would be harmed if we could no longer continue the ESPP. As of October 7, 2020, the ESPP had remaining reserved shares of 175,890 of the authorized three million two hundred thousand (3,200,000) shares of Class A Common Stock reserved for issuance under the ESPP. The Committee concluded that it would be in our best interests to increase the number of shares of our Class A Common Stock available for issuance under the ESPP by 1,000,000 shares plus an annual increase for ten years, commencing on January 1, 2022 and ending on (and including) January 1, 2031, equal to the lesser of (i) 1,000,000 shares, (ii) one-and-one-half percent (1.5%) of the outstanding shares of Class A Common Stock on the immediately preceding December 31st, or (iii) a lesser amount determined by the Committee or the Board of Directors would be appropriate.

When considering the number of additional shares to add to the ESPP, the Committee reviewed, among other things, the historical annual volume of share purchases under the ESPP and potential future usage. Annual purchases under the ESPP for the preceding three years, on average, have resulted in total annual issuances of approximately 240,478 shares of Class A Common Stock.

The ESPP is broad-based and provides eligible employees the opportunity to acquire a stock ownership interest in the Company through periodic payroll deductions directly from eligible earnings that are applied towards the purchase of our Class A Common Stock at a discount from the then current market price. The ESPP does not provide for discretionary grants. As discussed in more detail below, the ability to purchase the Company’s Class A Common Stock under the ESPP is limited. As of April 1, 2021, approximately 7,700 employees of the Company were eligible to participate in the ESPP.

If our stockholders do not approve this proposal, the amendment and restatement of the ESPP will not become effective and the ESPP will continue in its current form.

Summary Description of the ESPP

The ESPP provides our employees with an opportunity to become owners of Sinclair through a convenient arrangement for purchasing shares of Class A Common Stock. The following is only a summary of the ESPP and is qualified in its entirety by reference to its full text, a copy of which is attached as Appendix A.

General

Purpose. The ESPP offers eligible employees the opportunity to purchase shares of our Class A Common Stock through after-tax payroll withholding. The ESPP is intended to permit our employees to acquire an equity interest in Sinclair thereby providing them with an incentive to work for the growth and success of Sinclair. We may use the funds we receive under the ESPP for any general corporate purpose.

Eligibility. All our employees are eligible to participate in the ESPP, except (i) employees who have not been employed for at least one full year of service and (ii) employees who hold more than five percent (5%) of our common stock. Employees’ benefits will vary depending upon their election as to level of participation. No non-employee directors are eligible to participate in the ESPP.

Shares available under the ESPP. If the amended and restated ESPP is approved, the ESPP would authorize us to issue from authorized but unissued shares or from stock owned by Sinclair, including stock purchased on the market, up to an additional 1,000,000 shares of Class A Common Stock plus an annual increase to be added on the first day of each fiscal year, for a period of ten years beginning on January 1, 2022 and ending with (and including) January 1, 2031, equal to the lesser of (i) 1,000,000 shares of Class A Common Stock, (ii) one-and-one-half percent (1.5%) of the outstanding shares of Class A Common Stock on the immediately preceding December 31st, or (iii) a lesser amount determined by the Committee or Board of Directors. The number of shares we may issue under the ESPP automatically adjusts for stock dividends, stock splits, reclassifications and other changes affecting the Class A Common Stock.

Administration. The Committee administers the ESPP and may delegate this authority. The Committee has the authority and discretion to specify the terms and conditions of stock purchases by employees under the ESPP (within the limitations of the ESPP) and to otherwise interpret and construe the terms of the ESPP and any related agreements. Under the ESPP, the Committee (or the Board of Directors) can lengthen or shorten the payroll deduction periods up to a period not to exceed 27 months, increase the purchase price for shares, or make other administrative adjustments. The ESPP also specifically provides for indemnification of the Committee, other directors, and agents for actions taken with respect to the ESPP.

Options Granted Under the ESPP

How options are granted. On the first day of each payroll deduction period, a participating employee will automatically receive options to purchase a number of shares of our Class A Common Stock with money that is withheld from his or her paycheck. The number of shares available to the participating employee will be determined at the end of the payroll deduction period by dividing (i) the total amount of money withheld during the payroll deduction period by (ii) the exercise price of the options (as described below). Options granted under the ESPP to employees will be automatically exercised to purchase shares on the last day of the payroll deduction period, unless the participating employee has, at least thirty (30) days earlier or by such other deadline as the Committee sets, requested that his or her payroll contributions stop. The Committee will determine the treatment of fractional shares. Any cash accumulated in an employee’s account for a period in which an employee elects not to participate will be distributed to the employee.

Exercise price. The initial exercise price for options under the ESPP will be eighty-five percent (85%) of the lesser of the fair market value of the Class A Common Stock as of the first day of the payroll deduction period and as of the last day of that period. The Committee may increase the exercise price before a payroll deduction period begins. No participant can purchase more than $25,000 worth of our Class A Common Stock in all payroll deduction periods ending during the same calendar year.

Election to participate. Participating employees must elect before the beginning of a given payroll deduction period to participate, although a prior election will carry over until revoked.

Termination of service. If an employee’s employment ends for any reason, including death, any cash accumulated in the employee’s account will be distributed, and the employee will immediately cease to participate in the ESPP, unless the Committee specifies some other treatment.

Other information. All options granted under the ESPP will be evidenced by participation agreements or other approved documentation. The Committee has broad discretion to determine the timing, amount, exercisability, and other terms and conditions of options granted to employees. No options granted or funds accumulated under the ESPP are assignable or transferable other than by will or in accordance with the laws of descent and distribution. The Committee may impose restrictions on sale of the stock or require the stock to be held at a particular broker.

Amendment or Termination of the ESPP

The Board of Directors may amend or terminate the ESPP at any time and from time to time. Stockholder approval is required for any changes if such approval is required to preserve the ESPP’s status as a plan under section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

New Plan Benefits

The benefits to be received by or allocated to eligible employees under the ESPP as a result of the amendment and restatement of the ESPP cannot be determined at this time because the amount of contributions set aside to purchase shares of Class A Common Stock under the ESPP (subject to the limitations discussed above) is entirely within the discretion of each participant. No shares of common stock have been issued with respect to the share increase for which stockholder approval is sought under this proposal. Should such stockholder approval not be obtained, then the share increase will not be implemented.

Historical Plan Benefits

The following table shows the aggregate number of shares of Class A Common Stock purchased under the ESPP since its inception through April 1, 2021 by (i) each executive officer described on the “Summary Compensation Table,” (ii) all executive officers as a group and (iii) all current and former employees, excluding current executive officers, as a group. No shares of Class A Common Stock have been purchased under the ESPP by (i) any individual director nominee who is not an employee or (ii) the current non-employee directors as a group. No person received five percent (5%) or more of the total shares of Class A Common Stock purchased under the ESPP since its inception.

Aggregate Purchases under the ESPP

Name and Position	Aggregate Number of Purchased Shares
David D. Smith, Executive Chairman	—
Christopher S. Ripley, President and Chief Executive Officer	—
Lucy A. Rutishauser, Executive Vice President & Chief Financial Officer	5,655
Barry M. Faber, President / Distribution & Network Relations	27,285
Robert D. Weisbord, President / Broadcast & Chief Advertising Revenue Officer	28,746
Jeffrey E. Krolik, Former President / Regional Sports Networks	—
All current executive officers as a group (13 persons)	79,851
All current and former employees, excluding current executive officers, as a group	3,022,993

Tax Consequences

The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the plan and with respect to the sale of Class A Common Stock acquired under the plan. This summary is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

Tax Consequences to Participants. A participant will not have income upon enrolling in the plan or upon purchasing stock at the end of an offering. A participant may have both compensation income and a capital gain or loss upon the sale of stock that was acquired under the plan. The amount of each type of income and loss will depend on when the participant sells the stock. If the participant sells the stock more than two years after the commencement of the offering during which the stock was purchased and more than one year after the date that the participant purchased the stock, at a profit (the sales proceeds exceed the purchase price), then the participant will have compensation income equal to the lesser of:

•Fifteen percent (15%) of the value of the stock on the day the offering commenced; and
•the participant’s profit.

Any excess profit will be long-term capital gain. If the participant sells the stock at a loss (if sales proceeds are less than the purchase price) after satisfying these waiting periods, then the loss will be a long-term capital loss. If the participant sells the stock prior to satisfying these waiting periods, then he or she will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the participant will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. The participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day he or she purchased the stock. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Tax Consequences to the Company. There will be no tax consequences to the Company except that we will be entitled to a deduction when a participant has compensation income upon a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

The Board of Directors recommends a vote FOR the approval of the amendment and restatement of the Employee Stock Purchase Plan.

PROPOSAL 4: APPROVAL OF AN AMENDMENT TO THE COMPANY’S 1996 LONG-TERM INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER

We are seeking stockholder approval to amend our 1996 Long-Term Incentive Plan (the “LTIP”) to increase the number of shares of Class A common stock authorized for issuance thereunder by 5,000,000 shares, to bring the total number of shares reserved for issuance under the LTIP to 19,000,000. Our continuing ability to offer incentive awards under a long-term incentive plan is critical to our ability to attract, motivate and retain qualified personnel.

Overview

The LTIP was initially adopted by the Board of Directors in 1996, and has been amended by stockholder vote in 1998 to increase the number of shares reserved for issuance under the LTIP and again in 2014 to reflect changes in the law. The share reserve under the LTIP is now 14,000,000 shares.

If stockholders approve this proposal, the amendment to the LTIP will become effective as of the date of stockholder approval. If stockholders do not approve this proposal, the amendment to the LTIP to increase the available shares thereunder will not take effect, and the LTIP will continue to be administered in its current form until such time as the shares available for issuance thereunder have been depleted or until the LTIP is terminated. Following the expiration or termination of the LTIP, we will be unable to maintain our current equity grant practices and, therefore, we will be at a significant competitive disadvantage in attracting, motivating and retaining talented individuals who contribute to our success. We will also be compelled to replace long-term incentive awards with cash awards, which may not align the interests of our executives and employees with those of our stockholders as effectively as long-term incentive awards.

Shares Available for Future Awards

As of April 1, 2021, 2,180,021 shares remained available for grant under the LTIP. In determining the number of additional shares requested for authorization, the Board of Directors and the Compensation Committee carefully considered our anticipated future equity needs and our historical equity compensation practices (including our historical “burn rate,” as discussed below). The additional shares being requested for authorization under the amendment to the LTIP is 5,000,000 shares.

As of April 1, 2021, equity awards outstanding under Company equity plans were 2,295,247 stock appreciation rights (SARs) (with a weighted average exercise price of $31.29 and a weighted average remaining term of nine years), 375,000 stock options (with a weighted average exercise price of $31.25 and a weighted average remaining term of five years), and 559,609 shares of restricted stock.

Considerations for the Approval of the Amendment to the LTIP

The following is a list of some of the primary factors to be considered by stockholders in connection with approving the amendment to the LTIP:

Modest Share Usage

•When determining the number of additional shares authorized for issuance under the amendment to the LTIP, the Board of Directors and the Compensation Committee carefully considered the potential dilution to our current stockholders as measured by our “burn rate,” “overhang” and projected future share usage.

•Our three-year average burn rate is 1.4%. This demonstrates our sound approach to the grant of equity incentive compensation and our commitment to aligning our equity compensation program with the interests of our stockholders.

Year	Total Shares Granted (#)	Basic Weighted Avg. Shares Outstanding (#)		Burn Rate (%) (a)
2018	707,593	100,913,473		0.7%
2019	811,550	92,014,955		0.9%
2020	2,020,358	79,924,014		2.5%
2021 (projected)	2,061,831	74,388,705	(b)	2.8%

(a)Annual share usage or “burn rate” is determined by dividing total awards granted by the basic weighted average shares outstanding.
(b)Represents weighted average shares outstanding for January 1, 2021 to March 31, 2021.

Modest Stockholder Dilution

•We are committed to limiting stockholder dilution from our equity compensation programs. If the increase in the additional shares under the amendment to the LTIP is approved by our stockholders, our overhang would be 14%. We calculate “overhang” as the total of (i) shares underlying outstanding awards plus shares available for issuance for future awards, divided by (ii) the total number of shares outstanding.

	Stock Options and SARs
As of	Number Outstanding	Weighted Average Exercise Price ($)	Weighted Average Remaining Term (Yrs)	Total Full Value Awards Outstanding	Shares Available	Total Shares Within Plans	Shares Outstanding	Diluted Shares Outstanding	Total Equity Dilution
April 1, 2021	2,670,247	$31.29	8	559,609	2,180,021	5,409,877	75,336,032	69,926,155	7%
Additional shares requested	—	—	—	—	5,000,000	5,000,000	—	(5,000,000)	—
April 1, 2021	2,670,247	$31.29	8	559,609	7,180,021	10,409,877	75,336,032	64,926,155	14%

•Based on our conservative usage of shares authorized for issuance under the LTIP to date and our reasonable expectation of future equity usage under the LTIP, we believe that the number of additional shares being requested will last approximately three to five years. This estimate is based on a forecast that takes into account our current practices under our executive compensation program, an estimated range of our stock price over time, and our historical forfeiture rates.

Attract and Retain Talent

•We grant long-term incentive awards to our executives and employees. Approving the amendment to the LTIP will enable us to continue to recruit, retain and motivate top talent at many levels within our Company necessary to our success.

Summary Description of the LTIP

The following is a summary description of the LTIP, including the effect of the proposed amendment to the LTIP. A copy of the LTIP, adopted pursuant to the Board of Directors’ recommendation, is attached to this proxy statement as Appendix B. The statements made in this proxy statement with respect to the LTIP, as proposed to be amended, should be read in conjunction with, and are qualified in their entirety by reference to, the full text of the LTIP, which is attached hereto as Appendix C. Capitalized terms in this summary that are not defined have the meanings as provided in the LTIP.

Administration. The LTIP is administered by the Compensation Committee of the Board of Directors. The LTIP provides the Compensation Committee flexibility to design compensatory awards that are responsive to the Company’s needs. Subject to the terms of the LTIP, the Compensation Committee has the discretion to determine the terms of each award. The Compensation Committee will be composed to comply with the requirements under applicable laws and regulations. For example, the Compensation Committee will meet the “non-employee director” requirements under the Exchange Act, for awards granted to individuals subject to Section 16 of the Exchange Act.

Awards; Eligibility. Awards under the LTIP may be in the form of stock options (nonqualified stock options or incentive stock options), stock appreciation rights, restricted stock, restricted stock units, cash awards and performance awards. Employees of the Company and its subsidiaries and individuals otherwise performing services for or on behalf of the Company or any of its subsidiaries may be selected by the Compensation Committee to receive awards under the LTIP.

Share Reserve. The maximum number of shares as to which stock awards may be granted under the LTIP is 14,000,000 shares. This reserved share amount is subject to adjustments by the Compensation Committee as provided in the LTIP for stock splits, stock dividends, recapitalizations, and other similar transactions or events. Shares issued under the LTIP may be shares of original issuance, or shares that have been reacquired by the Company. The fair market value of a share of the Company’s common stock on April 1, 2021 was $29.93.

Under the LTIP, awards that are forfeited or terminated, expire unexercised or settled without issuance of shares are available for future Awards under the LTIP.

Stock Options. Stock options entitle the participant to purchase shares at a price equal to or greater than the fair market value of the shares on the date of grant. Options may be either incentive stock options or nonqualified stock options, provided that only employees may be granted incentive stock options. The award agreement may specify that the option price is payable in cash, shares or a combination thereof. No stock option may be exercised more than 10 years from the date of grant (or five years for persons holding more than 10% of the total combined voting power of all classes of stock of the Company for an option intended to qualify as an incentive stock option). Each grant may specify a period of continuous employment or service with the Company or any subsidiary that is necessary before the stock option or any portion thereof will become exercisable and may provide for the earlier exercise of the option in the event of a change in control of the Company or similar event.

Stock Appreciation Rights. Stock appreciation rights represent the right to receive an amount, determined by the Compensation Committee and expressed as a percentage not exceeding 100%, of the difference between the “base price” established for such rights and the fair market value of the shares on the date the rights are exercised. The base price must not be less than the fair market value of the shares on the date the right is granted. The grant may specify that the amount payable upon exercise of the stock appreciation right will be paid by the Company in cash or shares. Any grant may specify a waiting period or periods before the stock appreciation rights may become exercisable and permissible dates or periods on or during which the stock appreciation rights will be exercisable.

Stock Awards and Cash Awards. Stock awards consist of grants of shares to participants, subject to the terms and conditions established by the Compensation Committee. Stock awards may have transfer restrictions and/or be subject to forfeiture (within the meaning of Code Section 83), which we refer to as restricted stock. Cash awards may also be made at the discretion of the Compensation Committee and under terms it establishes. An award of restricted stock involves the immediate transfer by the Company to a participant of ownership of a specific number of shares in return for the performance of services. The participant is entitled to voting rights in such shares. Restricted stock units represent rights to receive shares in return for the performance of services. The transfer may be made without additional consideration from the participant. The Compensation Committee may specify performance objectives that must be achieved for the restrictions to lapse.

Performance Awards. Performance awards confer upon a participant rights payable or exercisable based upon the attainment of certain performance goals during specified award periods. The performance goals will be objective measures determined by the Compensation Committee while the outcome of the goal is substantially uncertain and before the earlier of (i) 90 days after the commencement of the period of service to which the performance goals relate and (ii) the elapse of 25% of the service period. The performance goals to be achieved as a condition of payment or settlement of a performance award or annual incentive award will consist of (i) one or more business criteria and (ii) a targeted level or levels of performance with respect to each such business criteria. The business criteria specified in the LTIP are revenue, cash flow, net income, stock price, market share, earnings per share, return on equity, return on assets, and decrease in costs. Performance goals can include maintaining the status quo or avoiding objective economic losses. The Compensation Committee must certify satisfaction of the relevant performance goals before any payments will be made thereunder. Performance Awards may be payable in cash, shares, other awards, or other property and may be subject to such forfeiture combinations, restrictions, and other terms as the Compensation Committee may specify.

Section 162(m) and Performance Objectives. Section 162(m) of the Internal Revenue Code, which we refer to as the Code, prevents a publicly held corporation from claiming income tax deductions for compensation in excess of $1 million paid to certain senior executives. Compensation is exempt from this limitation if it is “qualified performance-based compensation.” Stock options and stock appreciation rights are two examples of performance-based compensation. Other types of awards, such as restricted stock and performance shares that are granted pursuant to pre-established objective performance formulas, may also qualify as performance-based compensation, so long as certain requirements are met, including the prior approval by stockholders of the performance formulas or measures. During or with respect to any calendar year, no participant may receive (i) awards of non-qualified stock awards or stock appreciation rights that are exercisable for more than the difference between 1.5 million shares and the number of shares relating to outstanding stock options and stock appreciation rights granted to such participant, or (ii) cash or other awards not described in (i) with a value in excess of $300,000. These limits are subject to adjustments by the Compensation Committee as provided in the LTIP for stock splits, stock dividends, recapitalizations, and other similar transactions or events.

Adjustments. In the event of certain changes affecting the shares (such as a subdivision or consolidation of outstanding shares, declaration of a dividend payable in shares, stock split, recapitalization, capital reorganization, consolidation, merger, or other similar corporate transaction or event), the Board of Directors may adjust the aggregate number of shares that may be issued under the LTIP or covered by outstanding awards and the terms of outstanding awards as it deems to be appropriate in order to prevent dilution or enlargement of participants’ rights under the LTIP.

Transferability. No award under the LTIP may be transferred by a participant other than by will or the laws of descent and distribution. A participant may designate a beneficiary to exercise the participant’s rights and receive distributions under the LTIP upon the participant’s death.

Termination; Amendment. The Board of Directors may amend, suspend, or terminate the LTIP without the consent of stockholders or participants, except that stockholder approval will be sought within one year after such Board of Directors action if any such amendment would have the effect of increasing the total number of shares that may be awarded under the LTIP, or materially increasing the benefits accruing to participants, or if stockholder approval otherwise is required by any applicable law or regulation or rule of a stock exchange, or if the Board of Directors in its discretion determines that obtaining such approval is advisable.

Promotion of Good Corporate Governance Practices. The LTIP also includes a number of corporate governance best practices. These include, but are not limited to, the following:

•No evergreen provision. There is no “evergreen” feature pursuant to which the shares authorized for issuance can be increased automatically without stockholder approval.

•No discounted stock options or stock appreciation rights. Stock options and stock appreciation rights may not be granted with a per share exercise price less than 100% of the fair market value of a share on the date of grant.

•No Tax Gross-Ups. No participant will be entitled under the LTIP to any tax gross-up payments for any excise tax pursuant to Section 280G or 4999 of the Code that may be incurred in connection with awards granted under the LTIP.

Tax Consequences. The following is a brief summary of certain of the federal income tax consequences of certain transactions under the LTIP. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

Nonqualified Stock Options. In general, a participant will not recognize income at the time a nonqualified stock option is granted where the option is granted with an exercise price equal to or greater than the fair market value of the shares on the date of grant. At the time of exercise, the participant will recognize ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise. At the time of sale of the shares acquired pursuant to the exercise of a nonqualified stock option, any appreciation (or depreciation) in the value of the shares after the date of exercise generally will be treated as capital gain (or loss).

Incentive Stock Options. A participant generally will not recognize income upon the grant or exercise of an incentive stock option. If shares issued to a participant upon the exercise of an incentive stock option are not disposed of within two years after the date of grant or within one year after the transfer of the shares to the participant, then upon the sale of the shares any amount realized in excess of the exercise price generally will be taxed to the participant as long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above (a “disqualifying disposition”), the participant generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the exercise price paid for the shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Although a participant does not generally recognize income for federal income tax purposes upon the grant of an incentive stock option, the difference between the fair market value of the shares on the date of grant and the option exercise price is a tax preference item that may subject the participant to the alternative minimum tax. Subject to certain exceptions for death or disability, if a participant exercises an incentive stock option more than three months after termination of employment, the exercise of the option will be taxed as the exercise of a nonqualified stock option.

Stock Appreciation Rights. In general, a participant will not recognize income at the time a stock appreciation right is granted where the stock appreciation right is granted with an exercise price equal to the fair market value of the shares on the date of grant. At the time of exercise, the participant will recognize ordinary income in an amount equal to the difference between the base price paid for the shares and the fair market value of the shares on the date of exercise. At the time of sale of the shares acquired pursuant to the exercise of a stock appreciation right, any appreciation (or depreciation) in the value of the shares after the date of exercise generally will be treated as capital gain (or loss).

Restricted Stock. A recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient) at such time as the shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of Code Section 83.

Restricted Stock Units. A recipient generally will recognize no income upon the receipt of a restricted stock unit award. Upon the settlement of a restricted stock unit award, the recipient will recognize ordinary income in the year of receipt in an amount equal to the fair market value of any shares received.

Cash Awards. A recipient generally will recognize income upon the receipt of a cash award.

Performance Awards. A participant generally will not recognize income upon the grant of performance shares or performance units. Upon payment, with respect to performance shares or performance units, the participant generally will recognize as ordinary income an amount equal to the amount of cash received and the fair market value of any unrestricted stock received.

Tax Effect for the Company. To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Code Section 280G and is not disallowed by the $1 million limitation on certain executive compensation under Code Section 162(m); provided that the Company is not entitled to a deduction with respect to the award of an incentive stock option, unless there is a disqualifying disposition of such incentive stock option.

Section 162(m) and the TCJA. The Tax Cuts and Jobs Act (the “TCJA”) substantially modifies Code Section 162(m) and, among other things, eliminates the performance-based exception to the $1 million deduction limit effective as of January 1, 2018. As a result, since 2018, compensation paid to certain executive officers in excess of $1 million is generally non-deductible, whether or not it is performance-based. However, the TCJA includes a transition rule under which this change to Code Section 162(m) will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not materially modified after that date.

Historical Plan Benefits

Our named executive officers received awards under the LTIP since its inception. Information regarding these awards is set forth in this proxy statement in the Summary Compensation Table for 2020, 2019 and 2018, the Grants of Plan-Based Awards for 2020 table and the Outstanding Equity Awards at Fiscal Year End for 2020 table. The following table sets forth, for each of the individuals and groups indicated, the number of shares subject to stock options granted under the LTIP from January 1, 2006 through April 1, 2021.

Name of Individual or Group	Number of Shares Subject to Stock Options (#)
David D. Smith, Executive Chairman	—
Christopher S. Ripley, President and Chief Executive Officer	375,000
Lucy A. Rutishauser, Executive Vice President and Chief Financial Officer	—
Barry M. Faber, President / Distribution & Network Relations	—
Robert D. Weisbord, President / Broadcast / Chief Advertising Revenue Officer	—
Jeffrey E. Krolik, Former President / Regional Sports Networks	—
All current executive officers as a group	375,000
All non-employee directors as a group	—
All other employees (including current officers who are not executive officers) as a group	—

New Plan Benefits

Because it is within the discretion of our Compensation Committee to determine which officers, employees and consultants receive awards and the amount and type of awards received, it is not presently possible to determine the number of individuals to whom awards will be made in the future under the LTIP or the amount of the awards. The following table sets forth (i) the aggregate number of shares subject to awards of stock appreciation rights and restricted stock awards granted under the LTIP during the year ended December 31, 2020 and (ii) the dollar value of such shares based on $31.85 per share, the closing market price of a share on December 31, 2020.

Name of Individual or Group	Dollar Value of Shares Subject to Awards ($)	Number of Shares Subject to Stock Appreciation Rights (#)	Number of Shares Subject to Restricted Stock Awards (#)
David D. Smith, Executive Chairman (a)	$6,776,597	—	212,766
Christopher S. Ripley, President and Chief Executive Officer	27,106,388	638,298	212,766
Lucy A. Rutishauser, Executive Vice President and Chief Financial Officer	3,855,888	95,745	25,319
Barry M. Faber, President / Distribution & Network Relations	1,952,501	—	61,303
Robert D. Weisbord, President / Broadcast / Chief Advertising Revenue Officer	6,666,492	200,000	9,309
Jeffrey E. Krolik, Former President / Regional Sports Networks	564,701	—	17,730
All current executive officers as a group	50,179,516	1,013,829	561,666
All non-employee directors as a group	—	—	—
All other employees (including current officers who are not executive officers) as a group	12,143,227	111,701	269,562

(a)In February 2020, Mr. Smith received a stock appreciation rights grant of 638,298 shares. In connection with the settlement of certain derivative litigation relating to the Company’s terminated merger with Tribune Media Company (as discussed in Note 13. Commitments and Contingencies in our 2020 Annual Report on Form 10-K), Mr. Smith agreed to forego, cancel, and return this stock appreciation rights grant of 638,298 shares. The above table reflects the cancellation of this grant.

The Board of Directors recommends a vote FOR the approval of the amendment of the 1996 Long-Term Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

There were 75,336,220 shares of our common stock issued and outstanding on April 16, 2021, consisting of 51,561,164 shares of Class A Common Stock and 23,775,056 shares of Class B Common Stock. The following table shows how many shares were owned by the following categories of persons as of that date:

•persons known to us who beneficially own more than five percent (5%) of the shares;
•each director and each executive officer described on the “Summary Compensation Table”; and
•directors and all executive officers as a group.

	Shares of Class B Common Stock Beneficially Owned (a)		Shares of Class A Common Stock Beneficially Owned			Percent of Total Voting Power (c)
Name	Number	Percent	Number		Percent (b)
David D. Smith †	6,911,072	29.1%	9,112,816	(d)	15.6%	24.6%
J. Duncan Smith †	6,538,740	27.5%	6,573,539	(e)	11.3%	22.6%
Robert E. Smith †	6,331,804	26.6%	6,367,123	(f)	11.0%	21.9%
Frederick G. Smith †	3,000,000	12.6%	3,916,099	(g)	7.2%	10.7%
Christopher S. Ripley	—	—	2,452,240	(h)	4.6%	*
Lucy A. Rutishauser	—	—	95,752	(i)	*	*
Robert D. Weisbord	—	—	46,414	(j)	*	*
Martin R. Leader	—	—	66,167		*	*
Barry M. Faber	—	—	27,708		*	*
Daniel C. Keith	—	—	30,000		*	*
Lawrence E. McCanna	—	—	28,150		*	*
Howard E. Friedman	—	—	25,285	(k)	*	*
Jeffrey E. Krolik (l)	—	—	17,730		*	*
Benson E. Legg	—	—	10,600		*	*
Laurie R. Beyer	—	—	—		*	*
HG Vora Capital Management, LLC	—	—	4,750,000	(m)	8.9%	1.6%
330 Madison Avenue, 20th Floor
New York, NY 10017
The Vanguard Group, Inc.	—	—	4,292,891	(n)	8.0%	1.5%
100 Vanguard Boulevard
Malvern, PA 19355
Conifer Management, L.L.C.	—	—	4,154,967	(o)	7.7%	1.4%
9 West 57th Street, Suite 500
New York, NY 10019
BlackRock, Inc.	—	—	3,425,743	(p)	6.4%	1.2%
55 East 52nd Street
New York, NY 10055
Contrarius Investment Management Limited	—	—	3,545,470	(q)	6.6%	1.2%
2 Bond Street
St. Helier, Jersey JE2 3NP, Channel Islands
GAMCO Investors, Inc.	—	—	3,021,673	(r)	5.6%	1.0%
One Corporate Center
Rye, New York 10580
All directors and executive officers as a group
(20 persons)	22,781,616	95.8%	28,828,659	(s)	37.7%	80.3%

* Less than 1%
† The address for such beneficial owner is 10706 Beaver Dam Road, Hunt Valley, Maryland 21030.

(a)By virtue of a stockholders’ agreement by and among David D. Smith, Dr. Frederick G. Smith, J. Duncan Smith, and Robert E. Smith, each of the Smith brothers is required to vote all of his Class A and Class B Common Stock in favor of the other Smith brothers to cause their election as directors. Consequently, each of the Smith brothers may be deemed to beneficially own the shares of common stock individually owned by the other Smith brothers. Nevertheless, each of the Smith brothers disclaims beneficial ownership of the shares owned by the other Smith brothers.
(b)Percent of Class A Common Stock beneficially owned is the number of shares of Class A Common Stock beneficially owned divided by the sum of (i) number of shares of Class A Common Stock outstanding plus (ii) any Class B Common Stock individually held plus (iii) any options and stock-settled stock appreciation rights (SARs). The percentage of beneficial ownership assumes Class B Common Stock individually held plus any options and SARs are outstanding for the respective party, but not any other party.
(c)Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share except for votes relating to “going private” and certain other transactions. The Class A Common Stock and the Class B Common Stock vote together as a single class except as otherwise may be required by Maryland law on all matters presented for a vote. Holders of Class B Common Stock may at any time convert their shares into the same number of shares of Class A Common Stock. This column sets forth the voting power each reporting person has on the matters on which shares of Class B Common Stock have ten votes per share, and the voting power the reporting persons as a group have on such matters.
(d)Includes 6,911,072 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock; 12,978 shares of Class A Common Stock held in the 401(k) Plan; 366,560 shares of Class A Common Stock held in irrevocable trusts or custodial accounts established by David D. Smith; 803,178 shares of Class A Common Stock held in trust for the David D. Smith Foundation; 162,553 shares in a limited liability company controlled by David D. Smith; 607,154 shares of Class A Common Stock; and 249,321 shares of restricted Class A Common Stock.
(e)Includes 6,538,740 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock, including 732,054 shares of Class B Common Stock held in irrevocable trusts established by J. Duncan Smith for the benefit of family members; 22,580 shares of Class A Common Stock held in custodial accounts established by J. Duncan Smith for the benefit of family members, of which he is the custodian; 185 shares of Class A Common Stock; and 12,034 shares of Class A Common Stock held in the 401(k) Plan.
(f)Includes 6,331,804 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common stock, including 353,000 shares held in an irrevocable trust established by Robert E. Smith for the benefit of family members; 30,600 shares of Class A Common Stock; 4,000 shares of Class A Common Stock in a jointly held account with immediate family members; and 719 shares of Class A Common Stock held in the 401(k) Plan.
(g)Includes 3,000,000 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock; 904,000 shares of Class A Common Stock; and 12,099 shares of Class A Common Stock held in the 401(k) Plan.
(h)Includes 375,000 shares of Class A Common Stock underlying outstanding stock options, with exercise prices ranging from $27.36 to $33.85; 15,406 shares of Class A Common Stock held in a revocable trust; 1,572 shares of Class A Common Stock held in the 401(k) Plan; 398,518 shares of restricted Class A Common Stock; and shares of Class A Common Stock related to 1,661,744 outstanding and exercisable SARs with exercise prices ranging from $28.20 to $33.80 per share. The number of shares of Class A Common Stock that would be issued upon exercise of the SARs is determined by dividing the amount from the difference between the aggregate market value of the shares underlying the SARs and the aggregate exercise price of the SARs by the market share price on the date of exercise. There would have been 39,894 shares of Class A Common Stock issued, assuming that all of the vested, in-the-money, outstanding and exercisable SARs were exercised on April 16, 2021, based on the closing value of a share of Class A Common Stock on April 16, 2021 of $30.08 and the underlying exercise prices of the vested, in-the-money SARs.

(i)Includes 6,184 shares of Class A Common Stock held in the 401(k) Plan; 36,080 shares of restricted Class A Common Stock; 5,616 shares held in the Employee Stock Purchase Plan; and shares of Class A Common Stock related to 47,872 outstanding and exercisable SARs with an exercise price of $28.20 per share. The number of shares of Class A Common Stock that would be issued upon exercise of the SARs is determined by dividing the amount from the difference between the aggregate market value of the shares underlying the SARs and the aggregate exercise price of the SARs by the market share price on the date of exercise. There would have been 2,992 shares of Class A Common Stock issued, assuming that all of the vested, in-the-money, outstanding and exercisable SARs were exercised on April 16, 2021, based on the closing value of a share of Class A Common Stock on April 16, 2021 of $30.08 and the underlying exercise prices of the vested, in-the-money SARs.
(j)Includes 3,672 Class A Common Stock, 2,324 shares of Class A Common Stock held in the 401(k) Plan; 31,732 shares of restricted Class A Common Stock; and 8,686 shares held in the Employee Stock Purchase Plan.
(k)Shares are pledged as collateral under personal loans or for margin accounts.
(l)Jeffrey E. Krolik retired from the Company effective August 31, 2020.
(m)As set forth in the Schedule 13G filed by HG Vora Capital Management, LLC with the Securities and Exchange Commission (SEC) on February 12, 2021, HG Vora Capital Management is deemed to be the beneficial owner of, and has sole voting and dispositive power with respect to, 4,750,000 shares.
(n)As set forth in the Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on February 10, 2021, Vanguard Group is deemed to be the beneficial owner of 4,292,891 shares, has shared voting power with respect to 46,605 of those shares, has shared dispositive power with respect to 85,048 of those shares, and has sole dispositive power with respect to 4,207,843 of those shares. Vanguard is an investment adviser in accordance with Section 13d-1(b)(1)(ii)(E) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").
(o)As set forth in the Schedule 13G filed by Conifer Management, L.L.C. with the SEC on February 16, 2021, Conifer Management is deemed to be the beneficial owner of, and has sole voting and dispositive power with respect to, 4,154,967 shares. Conifer Management is an investment adviser in accordance with Section 13d-1(b)(1)(ii)(E) of the Exchange Act.
(p)As set forth in the Schedule 13G filed by BlackRock, Inc. with the SEC on February 2, 2021, BlackRock is deemed to be the beneficial owner of 3,425,743 shares, has sole dispositive power with respect to all of those shares, and has sole voting power with respect to 3,348,833 of those shares.
(q)As set forth in the Schedule 13G filed by Contrarius Investment Management Limited and Contrarius Investment Management (Bermuda) Limited (together, a "group" in accordance with Section 13d-1(b)(1)(ii)(K) of the Exchange Act) with the SEC on February 12, 2021, each Contrarius entity is deemed to be the beneficial owner of, and have shared voting and dispositive power with respect to, 3,545,470 shares.
(r)As set forth in the Schedule 13D/A filed by GAMCO Investors, Inc. (GBL) with the SEC on April 13, 2021, Mario J. Gabelli and various entities which he directly or indirectly controls, including Gabelli Funds, LLC (Gabelli Funds), GAMCO Asset Management, Inc. (GAMCO), MJG Associates, Inc., Gabelli & Company Investment Advisors, Inc., Teton Advisors, Inc., Gabelli Foundation, Inc. (Foundation), GGCP, Inc. (GGCP), GBL, Associated Capital Group, Inc. (AC), and Mario J. Gabelli are deemed to be the beneficial owner of 842,500 shares, 2,016,273 shares, 42,000 shares, 11,000 shares, 32,000 shares, 20,000 shares, 30,000 shares, no shares, 8,000 shares, and 19,900 shares, respectively. Mario Gabelli is deemed to have beneficial ownership of the securities beneficially owned by each of the foregoing persons. AC, GBL, and GGCP are deemed to have beneficial ownership of the securities owned beneficially by each of the foregoing persons other than Mario Gabelli and the Foundation. Each of the foregoing persons discloses that it has sole voting and dispositive power with respect to the shares it beneficially owns, except that (i) GAMCO does not have authority to vote 49,000 of the reported shares (ii) Gabelli Funds has sole dispositive and voting power with respect to the shares of the Company held by the funds for which Gabelli Funds provides advisory services (the Funds) so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the proxy voting committee of each Fund shall respectively vote that Fund’s shares, (iii) at any time, the proxy voting committee of each such Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such Fund under special circumstances such as regulatory considerations, and (iv) the power of Mario Gabelli, AC, GBL, and GGCP is indirect with respect to securities beneficially owned directly by other reporting persons.
(s)Includes shares of Class A Common Stock that may be acquired pursuant to options and SARs that are or will be exercisable within 60 days of April 16, 2021.

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES
Set forth below is certain information relating to our named directors and nominees, executive officers and certain key employees.

Name	Age	Title
Directors
David D. Smith	70	Executive Chairman, Chairman of the Board and Director
Frederick G. Smith	71	Vice President and Director
J. Duncan Smith	67	Vice President, Secretary and Director
Robert E. Smith	57	Director
Laurie R. Beyer	57	Director
Howard E. Friedman	55	Director
Daniel C. Keith	66	Director
Martin R. Leader	80	Director
Benson E. Legg	73	Director
Lawrence E. McCanna	77	Director

Executive Officers and Key Employees
Christopher S. Ripley	44	President / Chief Executive Officer
Lucy A. Rutishauser	56	Executive Vice President / Chief Financial Officer
Barry M. Faber	59	President / Distribution & Network Relations
Brian S. Bark	52	Senior Vice President / Chief Information Officer
David R. Bochenek	58	Senior Vice President / Chief Accounting Officer
Justin L. Bray	41	Vice President / Treasurer
David B. Gibber	39	Senior Vice President / General Counsel
Jeffrey E. Lewis	64	Vice President / Chief Compliance Officer
Delbert R. Parks, III	68	Executive Vice President / Chief Technology Officer
Steven S. Rosenberg	63	President / Local Sports
Scott H. Shapiro	45	Senior Vice President / Chief Development Officer / Chief Strategy Officer - Sports
Kenneth A. Solomon	58	President / Tennis Channel Inc.
Donald H. Thompson	54	Executive Vice President / Chief Human Resources Officer
Robert D. Weisbord	58	President / Broadcast / Chief Advertising Revenue Officer

Members of the Board of Directors are elected for one-year terms and serve until their successors are duly elected and qualified. Executive officers are appointed by the Board of Directors annually to serve for one-year terms and serve until their successors are duly appointed and qualified.

Messrs. David D. Smith, J. Duncan Smith and Robert E. Smith and Dr. Frederick G. Smith are brothers and have entered into a stockholders' agreement pursuant to which they have agreed to vote for each other as candidates for election to the Board of Directors until December 31, 2025.

Profiles
David D. Smith has served as Executive Chairman since January 2017 and Chairman of the Board since September 1990. Until January 2017, Mr. Smith served as President and Chief Executive Officer since 1988. Mr. Smith founded Comark Communications, Inc., a company engaged in the manufacture of high-power transmitters for UHF television stations, and was an officer and director of Comark until 1986. He also was a principal in other television stations prior to serving as a General Manager of WPMY (formerly WCWB-TV) from 1984 until 1986. In 1986, Mr. Smith was instrumental in the formation of Sinclair Broadcast Group, Inc. Mr. Smith serves as a member of the Board of Directors of Atlantic Automotive Corporation, Russel Automotive, Inc., Cunningham Communications Inc., and Keyser Investment Group, Inc., is a partner of Gerstell Development, LP, and serves as a member of the Board of Managers of Hall Automotive, LLC.

Based on Mr. Smith’s (i) more than thirty-five years of experience and expertise in the television broadcast industry, (ii) extensive industry knowledge and innovative thinking, (iii) understanding of the challenges, opportunities, and risks faced by us and the industry, and (iv) valuable, significant stockholder perspective, the Board believes Mr. Smith has acquired the experience, qualifications, attributes, and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Smith should continue to serve as a director for the Company.
Frederick G. Smith has served as Vice President of Sinclair since 1990 and as a Director since 1986. Prior to joining Sinclair in 1990, Dr. Smith was an oral and maxillofacial surgeon engaged in private practice and was employed by Frederick G. Smith, M.S., D.D.S., P.A., a professional corporation of which Dr. Smith was the sole officer, director and stockholder. Dr. Smith serves as a member of the Board of Directors or Trustees of the Freven Foundation, Gerstell Academy, University of Maryland at Baltimore Foundation, Cunningham Communications Inc., and Keyser Investment Group, Inc., as well as partner of Gerstell Development, LP, and Beaver Dam, LLC.

Based on Dr. Smith’s (i) more than thirty years of experience in the television broadcast industry and (ii) valuable, significant stockholder perspective, the Board believes Dr. Smith has acquired the experience, qualifications, attributes, and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Dr. Smith should continue to serve as a director for the Company.

J. Duncan Smith has served as Vice President, Secretary and as a Director since 1986. Prior to that, he built and operated the following television stations: WPMY (formerly WCWB-TV) in Pittsburgh, Pennsylvania; WTTE-TV in Columbus, Ohio; WIIB-TV in Bloomington, Indiana; and WTTA-TV in Tampa / St. Petersburg, Florida. In addition, Mr. Smith worked for Comark Communications, Inc., a company engaged in the manufacture of high-power transmitters for UHF television stations. Mr. Smith serves as a member of the Board of Directors of The High Rock Foundation, Cunningham Communications Inc., Keyser Investment Group, Inc., and The Boys’ Latin School of Maryland, as well as partner of Gerstell Development, LP and Beaver Dam, LLC.

Based on Mr. Smith’s (i) more than thirty-five years of experience in the television broadcast industry and (ii) valuable, significant stockholder perspective, the Board believes Mr. Smith has acquired the experience, qualifications, attributes, and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Smith should continue to serve as a director for the Company.

Robert E. Smith has served as a Director since 1986. He served as Vice President and Treasurer of Sinclair from 1988 to June 1998, at which time he resigned from his position as Vice President and Treasurer. In March 1997, Mr. Smith started RSMK LLC, a commercial real estate investment company. Prior to 1986, he assisted in the construction of several television stations including WTTE-TV in Columbus, Ohio and also worked for Comark Communications, Inc., a company engaged in the manufacture of high-power transmitters for UHF television stations. Mr. Smith serves as a member of the Board of Directors of Nextgen Foundation Charitable Trust, Gerstell Academy, Keyser Investment Group, Inc., Cunningham Communications, Inc., and Stages Music Arts, as well as partner of Gerstell Development LP, Beaver Dam LLC, and Laker Partners, LLC.
Based on Mr. Smith’s (i) more than thirty-five years of experience in the television broadcast industry and (ii) valuable, significant stockholder perspective, the Board believes Mr. Smith has acquired the experience, qualifications, attributes, and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Smith should continue to serve as a director for the Company.

Laurie R. Beyer has served as a Director since April 2021. Since October 2017, Ms. Beyer has served as the Executive Vice President and Chief Financial Officer of Greater Baltimore Medical Center, an acute and sub-acute care medical center whose main campus is located in Towson, MD. From January 2006 to October 2017, Ms. Beyer served as Senior Vice President and Chief Financial Officer of Union Hospital of Cecil County (currently ChristianaCare, Union Hospital), a full-service community hospital located in Elkton, MD. Prior to that, Ms. Beyer held financial management positions at St. Agnes Hospital (currently Ascension Saint Agnes Hospital), Sinai Hospital and the former Liberty Medical Center, all in Baltimore, MD. From July 1986 to January 1989, Ms. Beyer was an auditor with Arthur Andersen LLP, an accounting firm. She is a member of the Maryland Association of Certified Public Accountants and a committee financial expert as defined by the SEC. She has served on various not-for-profit boards including local chapters of the YMCA and Boys and Girls Club, and has served in various volunteer roles over the past 20 years for the Maryland Healthcare Financial Management Association and has co-chaired the Annual Conference for the past five years.

Based on Ms. Beyer’s (i) extensive accounting, finance, and management experience and (ii) ability to serve as an audit committee financial expert as defined by the SEC, the Board believes Ms. Beyer has acquired the experience, qualifications, attributes, and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Ms. Beyer should continue to serve as a director for the Company.

Howard E. Friedman has served as a Director since January 2015. He is the founding Partner of Lanx Management LLC, a hedge “fund of funds” as well as having been the Co-Founder, Publisher & CEO of Watermark Press, Inc. From 2006 to 2010, Mr. Friedman served as President and then Chairman of the Board of the American Israel Public Affairs Committee (AIPAC). In 2007 and in 2009, Washington Life Magazine listed Mr. Friedman as one of the 100 most powerful people in Washington D.C. From 2010 to 2012, he served as the President of the American Israel Educational Foundation, the charitable arm of AIPAC. He is the past Chair of the Board of The Associated: Jewish Community Federation of Baltimore. Mr. Friedman has served as President of the Baltimore Jewish Council and as President of JTA-The Global News Service of the Jewish People. He currently serves as the Honorary Chairman of the Board of the Union of Orthodox Jewish Congregations of America. In addition, Mr. Friedman serves on the boards of Touro College and University System, Talmudical Academy, and the Simon Wiesenthal Center.

Based on Mr. Friedman’s extensive skills in finance, management, and investment matters, the Board believes Mr. Friedman has acquired the experience, qualifications, attributes, and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Friedman should continue to serve as a director for the Company.

Daniel C. Keith has served as a Director since May 2001. Mr. Keith is the President and Founder of the Cavanaugh Group, Inc., a Baltimore-based investment advisory firm founded in October 1995. Prior to establishing the Cavanaugh Group, Inc., Mr. Keith was Vice President, Senior Portfolio Manager, and Director of the Investment Management division of a local financial services company since 1985. During this time, he served as Chairman of the Investment Advisory Committee and was a member of the Board of Directors. Mr. Keith has been advising clients since 1979. He serves as a member of the Boards of Trustees of The High Rock Foundation.

Based on Mr. Keith’s extensive skills in finance, management, and investment matters, the Board believes Mr. Keith has acquired the experience, qualifications, attributes, and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Keith should continue to serve as a director for the Company.

Martin R. Leader has served as a Director since May 2002. Mr. Leader is a retired partner of the law firm ShawPittman (now known as Pillsbury Winthrop Shaw Pittman LLP) in Washington, D.C. where he specialized in communications law matters. Prior to his service at ShawPittman, Mr. Leader was a senior partner with the law firm of Fisher Wayland Cooper Leader & Zaragoza in Washington, D.C. from 1973 to 1999. Mr. Leader was a member of the Board of Directors of Atlantic Automotive Corporation until February 2006. Mr. Leader has served on the staff of the Office of Opinions and Review of the Federal Communications Commission. He is a member of the District of Columbia Bar. Mr. Leader graduated from Tufts University and Vanderbilt University Law School.

Based on Mr. Leader’s (i) prior experience in communications law and (ii) insight on government relations particularly with the Federal Communications Commission, the Board believes Mr. Leader has acquired the experience, qualifications, attributes, and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Leader should continue to serve as a director for the Company.

Hon. Benson E. Legg has served as a Director since January 2019. Judge Legg clerked for the honorable Frank A. Kaufman of the United States District Court for the District of Maryland from 1973 until 1974, after which he joined the law firm of Venable, Baetjer & Howard (now known as Venable LLP) in 1975. He became a partner of the firm in 1982 and remained in private practice until 1991 when he was confirmed as a Federal Judge. He was nominated to the Federal Court by President George H. W. Bush in September 1991 and was a member of the Court until he retired in February 2013. Judge Legg served as Chief Judge of the United States District Court for the District of Maryland from 2003 to 2010. Since retiring, Judge Legg has served as an arbitrator and mediator with JAMS, a global provider of dispute resolution services.

Based on Judge Legg’s prior experience as a practicing attorney and Judge for the United States District Court, coupled with his knowledge of federal law, the Board believes Judge Legg has acquired the experience, qualifications, attributes, and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Judge Legg should continue to serve as a director for the Company.

Lawrence E. McCanna has served as a Director since July 1995. Mr. McCanna was a stockholder of the accounting firm of Gross, Mendelsohn & Associates, P.A. from 1972 and served as its managing director through June 30, 2009. On July 1, 2009, Mr. McCanna retired from full-time employment with the firm, liquidating his entire interest in Gross, Mendelson & Associates on that date. Mr. McCanna provides substantial value to the Board of Directors through his extensive accounting, finance, and management experience. He is an audit committee financial expert as defined by the SEC. Mr. McCanna has served on various committees of the Maryland Association of Certified Public Accountants and was Chairman of the Management of the Accounting Practice Committee. He is also a former member of the Management of an Accounting Practice Committee of the American Institute of Certified Public Accountants and a former member of the Board of Directors of Maryland Special Olympics and Mount St. Joseph High School.

Based on Mr. McCanna’s (i) extensive accounting, finance, and management experience and (ii) ability to serve as an audit committee financial expert as defined by the SEC, the Board believes Mr. McCanna has acquired the experience, qualifications, attributes, and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. McCanna should continue to serve as a director for the Company.
Christopher S. Ripley has served as President & Chief Executive Officer since January 2017. From April 2014 to January 2017, he served as Chief Financial Officer. Prior to Sinclair, Mr. Ripley was a managing director at UBS Investment Bank’s Global Media Group and served as head of the Los Angeles office where he managed, advised and structured various financings and merger and acquisition transactions in the broadcast and entertainment sectors. Prior to UBS, Mr. Ripley was a principal in Prime Ventures and an analyst at Donaldson Lufkin & Jenrette.  Mr. Ripley graduated from the University of Western Ontario, Richard Ivey School of Business, with a Bachelor of Arts in Honors Business Administration. Mr. Ripley serves as an Investor Director of hibu, a provider of digital marketing solutions to local businesses.

Lucy A. Rutishauser has served as Executive Vice President / Chief Financial Officer since February 2020. She served as Senior Vice President / Chief Financial Officer from March 2018 until February 2020, as Senior Vice President / Chief Financial Officer / Treasurer from January 2017 to March 2018, as Senior Vice President / Corporate Finance / Treasurer from December 2013 to January 2017, as Vice President / Corporate Finance / Treasurer from November 2002 to December 2013, as Treasurer from March 2001 to November 2002, and as Assistant Treasurer from 1998 until March 2001. From 1996 to 1997, Ms. Rutishauser was the Assistant Treasurer for Treasure Chest Advertising Company. From 1992 to 1996, Ms. Rutishauser served as Director of Treasury for Integrated Health Services, Inc. From 1988 to 1992, Ms. Rutishauser held various treasury positions with Laura Ashley, Inc. and the Black and Decker Corporation. Ms. Rutishauser graduated magna cum laude from Towson University with a Bachelor of Science degree in Economics and Finance and received her M.B.A., with honors from the University of Baltimore. Ms. Rutishauser is a member of the National Institute of Investor Relations, the Media Financial Management Association, and the Association of Finance Professionals. Ms. Rutishauser is a member of the Board of Directors of Learning Undefeated (formerly MdBio Foundation).

Barry M. Faber has served as President, Distribution and Network Relations since April 2019. Prior to that, he served as Executive Vice President / General Counsel, Distribution and Network Relations from January 2017 to April 2019, as Executive Vice President / General Counsel from May 2008 to January 2017, as Vice President / General Counsel from August 1999 to May 2008, and as Associate General Counsel from 1996 to 1999. Prior to that time, he was associated with the law firm of Fried, Frank, Harris, Shriver, & Jacobson in Washington, D.C. Mr. Faber is a graduate of the University of Virginia and the University of Virginia School of Law.

Brian S. Bark has served as Senior Vice President / Chief Information Officer since February 2020. Prior to that, he served as Vice President / Chief Information officer from June 2018 to February 2020. Mr. Bark is an expert in designing and executing transformational enterprise information strategies and innovation that drive business growth. Prior to joining Sinclair, he most recently served as Chief Business and Innovation Strategist, Office of the CTO, at Hewlett Packard Enterprise and held multiple CIO and Executive leadership positions over fifteen years at the Smiths Group, Plc. His diverse industry background includes wireless telecommunications, defense, medical devices, and energy services. Mr. Bark holds a Master of Science in Information Systems degree from UMBC and a Bachelor of Arts in Communications degree from North Carolina State University.

David R. Bochenek has served as Senior Vice President / Chief Accounting Officer since December 2020. Prior to that he served as Senior Vice President / Chief Accounting Officer / Corporate Controller from March 2018 to November 2020, as Senior Vice President / Chief Accounting Officer from December 2013 to February 2018, as Vice President / Chief Accounting Officer from May 2005 to December 2013, and as Chief Accounting Officer from November 2002 to April 2005. Mr. Bochenek joined Sinclair in March 2000 as the Corporate Controller. Prior to joining Sinclair, Mr. Bochenek was Vice President, Corporate Controller for Prime Retail, Inc. from 1993 until 2000. From 1990 to 1993, Mr. Bochenek served as Assistant Vice President for MNC Financial, Inc. and prior to that held various positions in the audit department of Ernst & Young, LLP. Mr. Bochenek received his Bachelor of Business Administration in Accounting and Master of Science in Finance from Loyola University, Maryland. Mr. Bochenek is a Certified Public Accountant and is Vice Chair and a member of the board for Media Financial Management Association (MFM).

Justin L. Bray has served as Vice President / Treasurer since March 2018. Prior to that, he served as Vice President / Corporate Controller from 2014 to March 2018. He served as Corporate Controller from September 2011 to 2014. Prior to joining Sinclair, he held various positions, most recently as Senior Manager from 2008 to 2011 within the audit department of PwC. Mr. Bray received his Bachelor of Business Administration degree in Accounting and Master of Business Administration degree from Loyola University Maryland. He is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Maryland Association of Certified Public Accountants.

David B. Gibber has served as Senior Vice President / General Counsel since April 2019. Prior to that, from October 2011 to April 2019, he served as Vice President / Deputy General Counsel, Deputy General Counsel / Director of Legal Services, and Legal Counsel. Prior to joining Sinclair, he was associated with Gordon Feinblatt, LLC in Baltimore, Maryland. Mr. Gibber received his J.D. degree from the University of Maryland School of Law, where he graduated magna cum laude, Order of the Coif.
Jeffrey E. Lewis has served as Chief Compliance Officer since January 2021. Prior to joining Sinclair, Mr. Lewis served as General Counsel & Chief Compliance Officer for Pinnacle Propane, LLC from July 2018 to January 2021; served as Vice-Chair on the Governing Board of the Suicide Crises Center of North Texas, served on the Advisory Board of Per Scholas, and served on the Board of Trustees of the Dallas Historical Society from October 2017 to July 2018; served as Senior Vice President-Compliance and Chief Accessibility Officer for AT&T from April 2015 to October 2017; and served as Vice President-Legal / General Attorney & Associate General Counsel and senior legal positions for AT&T from February 2002 to April 2015. Prior to those positions, Mr. Lewis was in private practice, specializing in corporate and technology law, was an enforcement attorney for the U.S. Securities & Exchange Commission, and was an Assistant District Attorney for the Manhattan District Attorney's office. Mr. Lewis holds his Bar licenses in both Illinois and New York, and received his J.D. from Rutgers University School of Law and his LL.M. (in Corporations Law) from New York University School of Law.

Delbert R. Parks, III has served as Executive Vice President / Chief Technology Officer since February 2020. Prior to that, he served as Senior Vice President / Chief Technology Officer of Sinclair Television Group, Inc. from November 2014 to February 2020, as Senior Vice President / Operations and Engineering from December 2013 to November 2014, and as Vice President / Engineering and Operations from 1996 to December 2013.  From 1985 to 1996, he was Director of Operations and Engineering for WBFF-TV in Baltimore, Maryland.  He has held various operations and engineering positions with us for the last 50 years.  He is responsible for planning, organizing, and implementing operational and engineering policies and strategies as they relate to technical infrastructure, media operations, engineering, advertising technology, ATSC 3.0 digital technology and Sinclair facilities.  Mr. Parks is a SMPTE (Society of Motion Picture and Television Engineers) Fellow and is a member of the Society of Broadcast Engineers.  He is on the Board of Directors of the Baltimore Area Council, Boy Scouts of America. Mr. Parks is also a retired Army Lieutenant Colonel who held various commands during his 26-year reserve career.

Steven S. Rosenberg has served as President / Local Sports since September 2020. Prior to joining Sinclair, Mr. Rosenberg was retired from November 2011 to September 2020, while also serving as an independent consultant to businesses in the sports and entertainment industry. From January 2008 to November 2011, he served as Chief Executive Officer of Prime Visibility Media Group, a digital marketing firm. Mr. Rosenberg worked at Universal Studios for more than 20 years, until June 2006. In 1997, he was named president of Universal Domestic Television and in 2001 added co-president of Universal Television and World-Wide Distribution, where he was responsible for all programming, production, distribution, legal and business affairs, content development, promotion, marketing and all new media activities across all markets globally. Prior to that, he started his career with Universal in sales and went on to serve as vice president of eastern sales and national sales manager and then executive vice president of sales.

Scott H. Shapiro has served as Senior Vice President, Chief Strategy Officer / Sports, and Chief Development Officer since July 2020. Prior to that, he served as Senior Vice President / Chief Development Officer from February 2020 to July 2020, Senior Vice President / Corporate Development from 2019 to February 2020, Vice President / Corporate Development from 2016 to 2019, Senior Director / Corporate Development from 2015 to 2016, Finance Director from 2013 to 2015, and Finance Manager / Special Projects from 2011 to 2013. Prior to joining Sinclair, Mr. Shapiro worked in Institutional Equity Research at Morgan Stanley from 2007 to 2011, was Co-founder and Managing Partner of Proprietary Research, LLC from 2006 to 2007, and, prior to that, worked in Institutional Equity Research at Prudential Equity Group and in the audit and tax departments at both KPMG LLP and PwC. Mr. Shapiro is on the boards of YES Network and ScoreStream, Inc., a high school and local sports app and platform. Mr. Shapiro holds a Bachelor of Arts degree in History from the University of Rochester and a Master of Business Administration degree from the University of Virginia's Darden School of Business.

Kenneth A. Solomon has served as President / Tennis Channel Inc. since the Company's acquisition in March 2016, and prior since April 2005 he served as Chairman/CEO.  Immediately preceding, Mr. Solomon was founding President of the Fine Living Network for EW Scripps and SVP of Scripps Networks (Food, HGTV and DIY). He was a formative head of DreamWorks SKG Television and founding President of digital broadcast data-caster iBlast, Inc.,  after serving as President of Universal Studios Television, leading broadcast and cable network and scripted syndication production, marketing and business operations.  Earlier he was EVP - Network Distribution for Fox Broadcasting Co and co-launched the FX Network. He began at Fox in TV syndication as EVP & General Sales Manager for 20th Television after managing the Eastern Region’s sales efforts at The Walt Disney Co.’s reinvigorated Buena Vista TV as Vice President,  and earlier at Paramount Domestic Television as intern through Eastern Divisional Manager.  Mr. Solomon serves as Chairman of Ovation TV and is a director of LiveXLive - the music streaming platform. He holds a Bachelor of Arts degree in Sociology from the University of California, Los Angeles.

Donald H. Thompson has served as Executive Vice President / Chief Human Resources Officer since February 2020. Prior to that, he served as Senior Vice President / Human Resources from December 2013 to February 2020, as Vice President / Human Resources from November 1999 to December 2013, and as Director of Human Resources from September 1996 to November 1999. Prior to joining Sinclair, Mr. Thompson was a Human Resources Manager for NASA at the Goddard Space Flight Center near Washington, D.C. Mr. Thompson holds a Bachelor of Psychology degree and a Certificate in Personnel and Industrial Relations from University of Maryland, and an MS in Business / Human Resource & Behavioral Management and a Master of Business Administration degree from Johns Hopkins University. Mr. Thompson is a member of the Society for Human Resource Management.

Robert D. Weisbord has served as President / Broadcast / Chief Advertising Revenue Officer since August 2020. Prior to that, he served as President / Broadcast from January 2020 to August 2020, Senior Vice President / Chief Revenue Officer from December 2017 to January 2020, Chief Operating Officer of Sinclair Digital Group from January 2014 to December 2017, Vice President / New Media from June 2010 to January 2014, and Director of Digital Interactive Marketing from 2008 to June 2010. From 1997 to 2008, he served in various management positions for the Company including Regional Group Manager, General Manager for the Company’s Las Vegas duopoly of KVMY-TV and KVCW-TV, and Director of Sales. Prior to that, and from 1993, he was National Sales Manager for WTVT-TV in Tampa, Florida. Mr. Weisbord began his broadcasting career in the radio industry with Family Group Broadcasting in 1985. Mr. Weisbord holds a Bachelor of Science degree in Business Management and a Master of Business Administration degree from the University of Tampa.

CORPORATE GOVERNANCE
Board of Directors and Committees. In 2020, the Board of Directors held a total of nine meetings. All directors, with the exception of Mr. Robert E. Smith, attended in person the Annual Meeting held on June 4, 2020 and at least 75% of the meetings of the Board of Directors. All directors attended at least 75% of all meetings of the committees of the Board of Directors on which they served. It is the Board’s policy that the directors should attend our annual meeting of stockholders, absent exceptional cause.
The committees of the Board of Directors include an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Regulatory Committee, and from time to time special committees formed by the Board of Directors as may be necessary.

Corporate Governance Guidelines. The Board of Directors has adopted Corporate Governance Guidelines to assist it in carrying out its responsibilities with respect to, among other things, director qualifications, director responsibilities, Board committees, director access to officers and employees, director compensation, director continuing education, Executive Chairman and CEO evaluation and management/director succession, the Board of Director's annual performance evaluation, and communications with stockholders and other interested parties. The Corporate Governance Guidelines are available on our website at www.sbgi.net.

Board Leadership Structure and Risk Oversight. The Board of Director's leadership structure is designed to promote efficient communication between management and the Board of Directors as well as between the various board committees and the Board of Directors while monitoring effective independent board oversight over the Executive Chairman, Chief Executive Officer and the Company’s risks. David D. Smith served as both the Chairman of the Board of Directors and Executive Chairman during 2020. Mr. Smith’s performance is reviewed annually by the Compensation Committee, which reports results to the Board of Directors. Christopher S. Ripley served as the Chief Executive Officer during 2020. Mr. Ripley’s performance is reviewed annually by the Board of Directors. The Compensation Committee consists of four directors, all of whom are independent pursuant to the Nasdaq Stock Market rules (the Nasdaq listing requirements). The Board of Directors appoints an independent director to preside over special committee meetings; however, no lead independent director of the Board of Directors exists. The Company deems this leadership structure appropriate for our Controlled Company (see Controlled Company Determination below). The Board of Directors does not have a prescribed policy on whether the roles of the Chairman of the Board of Directors and Chief Executive Officer should be separate or combined, but recognizes the value to the Company of the separation of these positions. While the Company’s management is charged with managing the Company’s day-to-day risks, the Company’s financial risk oversight is primarily conducted by the Audit Committee, which consists entirely of independent directors for purposes of Nasdaq listing requirements and Rule 10A-3 under the Exchange Act. The Audit Committee reports financial risk oversight matters to the Board of Directors based on committee assessments and periodic reports from management. The Compensation Committee provides risk oversight concerning our compensation policies and practices. The Regulatory Committee provides risk oversight concerning significant broadcast and other regulatory and compliance issues. The Board of Directors, with the assistance of management, is responsible for all other risk oversight measures.

Risk Assessment of Compensation Policies and Practices. The Company does not pay a significant amount of incentive compensation to employees with the ability to take significant risks which could have a material adverse effect on the Company. Incentive compensation is primarily paid to sales personnel who are not executive officers of the Company and do not have the ability or authority to engage in significant risk-taking activity. While we pay incentive compensation to certain of our executive officers, it is not significant to the Company as a whole and we believe it is designed to minimize unnecessary risk taking by aligning each executive’s interests with those of our stockholders and by emphasizing long-term performance rather than promoting short-term risk taking at the expense of long-term returns. Our sales personnel and executive officers are incentivized to generate revenues and cannot participate in material speculative transactions or put material amounts of capital at risk without Board approval. As a result, the Company’s management, in consultation with the Company’s Compensation Committee, determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Controlled Company Determination. Our Board has determined that we are a “Controlled Company” for purposes of the Nasdaq listing requirements. A “Controlled Company” is a company of which more than 50% of the voting power is held by an individual, a group or another company. Certain Nasdaq listing requirements do not apply to a “Controlled Company,” including requirements that: (i) a majority of its board of directors must be comprised of “independent” directors as defined in the Nasdaq listing requirements; and (ii) the compensation of officers and the nomination of directors be determined in accordance with specific rules, generally requiring determinations by committees comprised solely of independent directors or in meetings at which only the independent directors are present. Our Board of Directors has determined that we are a “Controlled Company” based on the fact that the Smith brothers hold more than 50% of our voting power and are parties to a stockholders’ agreement that obligates them to vote for each other as candidates for election to the Board of Directors. The Smith brothers have been our executive officers and/or directors at all times since we became a publicly traded company in 1995. Currently, David D. Smith, Frederick G. Smith, and J. Duncan Smith are executive officers and directors and Robert E. Smith is a director.

Director Independence. The Board has determined that each of Messrs. McCanna, Keith, Leader, Legg, and Friedman and Ms. Beyer have no relationship that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director and that he or she otherwise meets the independence criteria under the Nasdaq listing requirements. The Board has also determined that each of Messrs. McCanna, Keith, and Leader and Ms. Beyer satisfies the additional independence requirements of Rule 10A-3 under the Exchange Act, enabling him or her to serve on the Audit Committee.

Audit Committee. The members of the Audit Committee are Messrs. McCanna, Keith, and Leader. The Board of Directors has appointed Ms. Beyer to serve as a member of the Audit Committee commencing with the meeting of the Board of Directors to be held immediately following the annual meeting of stockholders. The Audit Committee is governed by a written charter approved by the Board of Directors and available on our website at www.sbgi.net. The Audit Committee formally met four times during the year ended December 31, 2020.

The Board of Directors has determined that all audit committee members are financially literate under the Nasdaq listing requirements and that each of Mr. McCanna and Ms. Beyer qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Exchange Act.

The Nasdaq listing requirements require that audit committees have at least three directors and that all directors be independent, as defined in the Nasdaq listing requirements and Rule 10A-3 under the Exchange Act. The Board has determined that Messrs. McCanna, Keith, and Leader and Ms. Beyer meet the independence criteria established in the Nasdaq listing requirements and the Exchange Act.

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of Sinclair including compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of Sinclair’s internal control function. The Audit Committee is responsible for the appointment of Sinclair’s independent auditors, whose appointment may be ratified by the stockholders. The Audit Committee oversees our internal controls and risk management policies and meets with our independent auditor and management regarding our internal controls and other matters. The Audit Committee is responsible for reviewing compliance with Sinclair’s ethics policy and has established procedures for the receipt, retention, and treatment of complaints received by Sinclair regarding accounting controls or auditing matters and the confidential, anonymous submission by Sinclair’s employees of concerns regarding questionable accounting or auditing matters. The Audit Committee is also responsible for approving or ratifying related person transactions pursuant to Sinclair’s related person transaction policy. This policy is described in this proxy statement under the caption Related Person Transactions. The Regulatory Committee and the Audit Committee will keep each other regularly informed of their activities in matters of mutual interest and meet together at least twice annually to discuss such matters.

Compensation Committee. Nasdaq listing requirements require that compensation of executive officers be determined, or recommended to the Board of Directors for determination, either by a majority of the independent directors or a compensation committee comprised solely of independent directors. As a “Controlled Company,” we are not subject to this listing requirement. However, the Compensation Committee during 2020 and as of today consists entirely of Messrs. Keith, Friedman, McCanna, and Leader, all of whom meet the independence criteria established by the Nasdaq listing requirements. These independent directors also meet the criteria to be outside directors under Section 162(m) of the Code. The Compensation Committee is governed by a written charter approved by the Board of Directors and available on our website at www.sbgi.net. The Compensation Committee is charged with the responsibility for setting executive compensation, reviewing certain compensation programs, administering our equity incentive plans, recommending for inclusion in this proxy statement the Compensation Discussion and Analysis which is included in this proxy statement, preparing the compensation committee report required by SEC rules which is included in this proxy statement, and making other recommendations to the Board of Directors. The Compensation Committee formally met 13 times during the year ended December 31, 2020.

Each year, the Compensation Committee reviews the prior performance of each named executive officer, reviews the effectiveness of past compensation objectives, and approves the compensation policies and plans for the next fiscal year. The Compensation Committee assesses each named executive officer’s operational abilities, leadership skills, and potential to contribute to long-term stockholder value. The Compensation Committee provides risk oversight concerning our compensation policies and practices for executive officers. The Compensation Committee may form and delegate its authority to subcommittees when appropriate. Executive officers have access to the Compensation Committee to present and discuss their own performance and compensation plan. At times, the Compensation Committee may specifically request meetings with executive officers to gain a full understanding and exploration of assessed attributes. Our Executive Chairman, David D. Smith, and our CEO, Christopher S. Ripley, consult with the Compensation Committee on appropriate compensation for executive officers other than themselves. In addition, our Executive Vice President / Chief Human Resources Officer, Donald H. Thompson, presents information and recommendations to the Compensation Committee based on market evaluations.

Nominating and Corporate Governance Committee. During the year ended December 31, 2020, the Board of Directors formed the Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Messrs. Friedman, Keith, and Legg, all of whom meet the independence criteria established by the Nasdaq listing requirements. The Nominating and Corporate Governance Committee is governed by a written charter approved by the Board of Directors and available on our website at www.sbgi.net. The Nominating and Corporate Governance Committee formally met one time during the year ended December 31, 2020.

The Nominating and Corporate Governance Committee is primarily responsible for (i) identifying and, after considering questions of independence and possible conflicts of interest, recommending nominees to the Board of Directors for approval of membership on the Board, (ii) annually reviewing and recommending changes with respect to non-employee director compensation to the Board, which review shall include a review of the director compensation of similarly situated companies, (iii) developing and making recommendations to the Board of Directors for the ongoing review and revision of our Corporate Governance Guidelines, which are a set of effective corporate governance principles that promote our competent and ethical operation, (iv) recommending to the Board of Directors director nominees for each committee; (v) planning officer and director succession and making an annual report to the Board of Directors on succession planning; and (vi) receiving comments from all directors and reporting annually to the Board of Directors with an assessment of the Board of Director’s performance, to be discussed with the full Board of Directors following the end of each fiscal year or at such other time as the Nominating and Corporate Governance Committee shall determine, and assessing individual director performance and taking actions as it deems appropriate with respect to any such matter.

The Nominating and Corporate Governance Committee has not established an exhaustive list of specific minimum qualifications for board members, however, desired personal qualifications and attributes of directors include a commitment to representing the long-term interests of stockholders; industry knowledge; an inquisitive and objective perspective; the willingness to take appropriate risks; leadership ability; personal and professional ethics, integrity, and values; practical wisdom and sound judgment; and business and professional experience in fields such as operations, technology, finance/accounting, product development, intellectual property, law, multimedia entertainment, and marketing. The consideration of any candidate for director will be based on an assessment of the individual’s qualification as independent, as well as the individual’s diversity, background, skills, and abilities, and if such characteristics qualify the individual to fulfill the needs of the Board of Directors at that time. The Nominating and Corporate Governance Committee will consider the extent to which a candidate’s membership would promote diversity among the Board of Directors, taking into account various factors and perspectives, including differences of viewpoints, professional experiences, educational background, skills and other individual qualities as well as race, gender, age and national origin.

The Nominating and Corporate Governance Committee will consider nominees proposed by stockholders. Although there is no formal policy regarding stockholder nominees, the Board of Directors believes that stockholder nominees should be viewed in substantially the same manner as other nominees. To recommend a prospective nominee for consideration, stockholders should submit the candidate’s name, contact information, biographical material, and qualifications in writing to Corporate Secretary, Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland 21030. For more information regarding nominating a director, see Stockholder Proposals.

Regulatory Committee. During the year ended December 31, 2020, the Board of Directors formed the Regulatory Committee. The members of the Regulatory Committee are Messrs. Leader and Keith, both of whom meet the independence criteria established by the Nasdaq listing requirements, and Dr. Frederick Smith. The Regulatory Committee is governed by a written charter approved by the Board of Directors and available on our website at www.sbgi.net. The Regulatory Committee formally met two times during the year ended December 31, 2020.

The Regulatory Committee is primarily responsible for exercising oversight responsibility on significant broadcast related, and any other regulatory and compliance, issues. The Regulatory Committee's responsibilities include: (i) reviewing the Company's compliance with relevant laws, regulations, orders, consent decrees and corporate policies governing the broadcasting industry; and (ii) overseeing the Company's relationship with its regulators, including the Federal Communications Commission and the Department of Justice, including reviewing, with the appropriate members of management, the Company’s staffing and interactions with the regulators, including with respect to any inquiries or investigations. The Regulatory Committee and the Audit Committee are required to keep each other regularly informed of their activities in matters of mutual interest and meet together at least twice annually to discuss such matters.

Special Committee. From time to time special committees are formed by the Board of Directors as may be necessary. During the year ended December 31, 2018, the Board of Directors formed a special litigation committee as discussed in our 2018 Annual Report on Form 10-K.  The Special Litigation Committee is comprised of independent directors Martin R. Leader, Larry E. McCanna, and the Honorable Benson Everett Legg, with Martin R. Leader as its designated Chair. The Special Litigation Committee formally met 33 times during the year ended December 31, 2020.

Interested Party Communication with the Board. Stockholders and other parties interested in communicating directly with the Board, any Board committee, or any Director may do so by writing to Sinclair Board of Directors, c/o Corporate Secretary, Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland 21030. Under the process adopted by the Board, letters we receive that are addressed to members of the Board are reviewed by our Corporate Secretary who will regularly forward a summary and copies of all such correspondence to the Board.

Concerns relating to accounting, internal controls, or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters. Stockholder communications that constitute advertising or promotion of a product or service or relate to improper or irrelevant topics will not be forwarded to the Board, any board committee or any director.

Compensation Committee Interlocks and Insider Participation. The members of the Compensation Committee are Messrs. Keith, Friedman, Leader, and McCanna. None of the members of our Compensation Committee at any time has been one of our officers or employees.

The following executive officers are directors of other entities (excluding subsidiaries or entities in which we have a joint venture interest) that have a director or executive officer who is on our Board of Directors. David D. Smith, Frederick G. Smith, and J. Duncan Smith, all of whom are executive officers and on our Board of Directors, are directors and/or executive officers of other various companies controlled by them, including Cunningham Communications, Inc., Keyser Investment Group, Inc., and Gerstell Development, LP. Frederick G. Smith and J. Duncan Smith also control Beaver Dam, LLC along with Robert E. Smith. See Related Person Transactions for additional information regarding the previously mentioned executive officers and directors.

During 2020, none of the named executive officers participated in any final deliberations of our Compensation Committee relating to compensation of the named executive officers.

Human Capital. We believe that our ability to attract and retain the best employees is a cornerstone of our vision of connecting people with content everywhere. As of December 31, 2020, we had approximately 11,600 employees, including part-time and temporary employees. Approximately 2,000 employees are represented by labor unions under certain collective bargaining agreements.

Corporate Culture. We are committed to maintaining a safe, ethical, and harassment free workplace. We recognize that our success as a team, and in our communications with one another, is grounded in our ability to trust team members to be fully engaged and to do the right thing. We support trusting relationships by offering clear guidance, structure, resources, and accountability. To this end, we maintain governance policies that apply to all of our directors, officers, and employees, including a code of business conduct and ethics, employee safety program, and no harassment and open door policies. These policies are intended to help identify, provide mechanisms for reporting, and provide a framework for solving potential issues. These policies are reviewed and updated by management, together with the Board, as our needs grow and change and upon stakeholder feedback and changes in applicable laws, regulations, and stock exchange requirements.

We value and support diversity and inclusion at all levels. Diversity and inclusion have been fundamental from our very beginning and we take pride in being an equal opportunity employer. Diversity, inclusion, equal employment opportunity, and strong anti-discrimination policies go hand-in-hand and efforts related to one area complement other areas. Our Diversity and Inclusion Statement establishes clarity and alignment throughout our organization, at all levels, regarding how we connect with each other by embracing diversity and promoting inclusion among our employees, viewers, and customers. All employees are asked to honor the intent of our Diversity and Inclusion Statement in their daily activities and decisions and are required to take part in workplace diversity training.

Over several decades, our local television stations have built recruiting and outreach programs that encourage diversity in our workforce. Our activities are designed to ensure broad outreach to potential applicants by widely disseminating information concerning job vacancies, providing notification to community groups, attending diverse job fairs, participating in other various recruitment outreach activities, and providing training to managers on equal employment opportunity and illegal discrimination.

Employee Engagement. We regularly gather feedback from employees to gain an understanding of and improve our employee experience and to foster an engaged workforce. This feedback is used to help create new, and refine existing, employee related programs and processes. Most recently, we gathered results from a company-wide Remote Work Survey in order to gain insights about our business during the COVID-19 pandemic. 90% of responding employees agreed that they have been well-supported during the COVID-19 pandemic.

Our Innovation project is a strategic lever that drives revenue, reduces waste, and engages employees to serve our customers and stockholders as a pioneer in the industry. We believe that the "next big idea" could come from anyone, anywhere and so, in 2020 began an effort to gather innovation ideas from employees company-wide. At our third annual Innovation Summit in November 2020, we brought together over 120 innovators to learn, expand our thinking, celebrate, and spark new and different ideas.

Health, Safety, and Wellness. The health, safety, and wellness of our employees is vital to our success. We maintain and continuously enhance affordable health care and recently reduced the waiting period for benefits to begin for new employees, improved paid time off benefits, and expanded the use of sick leave to allow for when employees cannot work due to child or dependent care issues. We continuously work to improve our practices, policies, and benefits to make meaningful impacts on our employees professional and personal lives. We also sponsor an employee assistance program aimed at enhancing the physical well-being, as well as the financial and mental well-being, of our employees.

In response to the COVID-19 pandemic, we implemented safety protocols to protect our employees, including many of our employees continuing to work remotely while employees who cannot work remotely continue to follow strict CDC protocols such as physical distancing, monitoring and daily reporting on the health and symptoms of employees and members of the employees’ households, wearing face coverings, limiting interaction, and limiting non-essential travel.

Compensation. Our employee compensation includes market-competitive pay, a 401(k) plan, an employee stock purchase plan, healthcare benefits, paid time off and family leave, and employer paid life and disability insurance. We continue to improve upon our compensation offerings. Recently, we increased the number of hours of eligible vacation time rollover, increased our 401(k) match for all employees, and increased our minimum hourly wage to $15 for all applicable employees, including all employees whose minimum wage was previously tied to state and federal mandates. In response to the COVID-19 pandemic, we allowed eligible employees to cash out up to 40 vacation hours to assist with family hardships; we established a multimillion-dollar emergency fund to provide support to our RSN freelancers, as the cancellation of certain live sports deprived these freelancers of work; and, as advertising revenue was decreasing, we transitioned certain employees from commission-based pay to commission plus base salary pay.

Social and Environmental Responsibility. As a local news broadcaster, we believe it is our responsibility to provide critical and relevant information to our viewers, including crucial news updates during potentially life-threatening situations when our viewers need them most. During 2020, our stations received 356 journalism awards, including 87 regional Emmy awards, and 28 Regional and one National RTDNA Edward R. Murrow awards which are awarded to recognize local and national news stories that uphold ethics, demonstrate technical expertise, and exemplify the importance and impact of journalism as a service to the community. In April 2020, we launched COVID-19 News, a channel singularly focused on the global pandemic. It provides viewers with live feeds of important news events, including national and local daily press conferences and other critical updates on the crisis. Also, in 2020 we produced 143 Town Halls, including 53 debates, 16 hour long discussions on race relations, and 18 "COVID Town Halls", helping our viewers cope and decipher information to help their families through very difficult times. Since launching our commitment to give a voice to our viewers, our Town Halls have produced over 835 hours to address the needs of and educate our audience.

We believe it is our responsibility to get involved in our local communities. During 2020, we partnered with the Salvation Army to raise funds for those impacted by Tennessee tornados, COVID-19, the Iowa Derecho, and wildfires in the western United States. Our partnership with the Salvation Army will continue into 2021 with events to raise funds for local communities in need. Our stations and regional sports networks also sponsor countless philanthropic campaigns and events such as health expos in their local markets and contribute to local charities. We encourage not only our stations and regional sports networks, but also our employees to engage in the communities in which we serve and live. Through our continued partnership with the Salvation Army and over 340 local partner organizations in the communities in which we operate, and with the support of our local TV stations, regional sports networks, and digital properties, in 2020 we helped to raise over $35 million for non-profit organizations, schools, agencies, and local disaster relief, in addition to our direct donations of more than $1 million; collected more than 9 million pounds of food; provided more than 2 million meals; and collected toys, backpacks, school supplies, units of bloods, and coats for those in need. In addition, we donated more than 1,200 hours, or approximately $4.3 million, of airtime.

In 2016, we established our Diversity Scholarship Fund to provide support to college students demonstrating a promising future in the broadcast industry. In 2020, we selected ten winning applicants for the scholarship. Since launching, Sinclair has distributed over $160,000 to students from underrepresented minority groups who need financial assistance to complete their education.

Our business primarily relates to providing content to consumers digitally, which has minimal environmental impact, but we recognize that we all have a role to play in protecting the environment. We produce high quality news to increase our viewers' general awareness of environmental issues and programs by providing them information on how they can participate in improving environmental sustainability. Our corporate offices and stations participate in sustainability initiatives, such as proactively replacing lights with LED bulbs, reducing the use of paper products, and, whenever possible, recycling paper products and using automation systems to better manage HVAC systems. Additionally, we have installed over 100 new, energy efficient television transmitters. These updated transmitters are typically 25% more energy efficient than the units that they replace and generate less waste heat, which allows for a reduction of air conditioning systems at the transmitter sites.

REGULATORY COMMITTEE REPORT
The purpose of the Regulatory Committee is to exercise oversight and responsibility on significant broadcast related and any other regulatory and compliance issues, including reviewing the Company’s compliance with relevant laws, regulations and corporate policies governing the Company’s activities. The Regulatory Committee was formed in August 2020 and met two times during the year ended December 31, 2020.

The Regulatory Committee’s immediate focus following its formation was the recruitment of a Chief Compliance Officer in compliance with the settlement stipulation (the “Settlement Stipulation”) in Fire and Police Retiree Health Care Find, San Antonio, et al vs. David D. Smith, et al (Civil Action No. 1:18-cv-03670-CCB - consolidated with Civil Action No. 1:18-cv-03952-CCB). The Regulatory Committee provided overall direction and supervision of the hiring process for the Chief Compliance Officer position, including the retention of a national search firm, the narrowing of the pool of qualified candidates, interviewing candidates, and discussions with management regarding the final selection. Upon conclusion of this search process, in December 2020, the Regulatory Committee gave its final approval for the appointment of Jeffrey E. Lewis as the Company’s Chief Compliance Officer, effective January 25, 2021. Mr. Lewis was also appointed the Compliance Officer consistent with the terms of the Company’s Consent Decree (“Consent Decree”) with the Federal Communications Commission (File No: EB-IHD-16-00021748) (May 22, 2020) and the Final Judgment (“Final Judgment”) in U.S. v. Sinclair Broadcast Group, Inc. et al., 18-cv-2609 (D.D.C.).

The Chief Compliance Officer’s responsibilities include developing, implementing, and administering the Company’s compliance program, including compliance with the Settlement Statement, Consent Decree, and the Final Judgment. Mr. Lewis also reviews reports required to be filed with certain regulatory authorities. He continues to work closely with the Company’s Legal Department and directly with the Company’s General Counsel. The Chief Compliance Officer reports to the Company’s Chief Executive Officer and will provide updates from time-to-time, as applicable, to the Regulatory Committee, the Audit Committee, and others at the Company, including the Company’s Board.

Regulatory Committee

Martin R. Leader, Chairman
Daniel C. Keith
Frederick G. Smith

DIRECTOR COMPENSATION FOR 2020
The following table sets forth certain information regarding compensation for services rendered by our non-employee directors during the year ended December 31, 2020.

Name (a)	Fees Earned or Paid in Cash	Stock Awards (b)	All Other Compensation		Total
Robert E. Smith	$47,000	$222,494	$—	(c)	$269,494
Howard E. Friedman	73,500	222,494	—		295,994
Daniel C. Keith	93,000	222,494	—		315,494
Martin R. Leader	165,500	222,494	—		387,994
Benson E. Legg	134,500	222,494			356,994
Lawrence E. McCanna	154,500	222,494	—		376,994

(a)Compensation for David D. Smith, our Chairman of the Board and Executive Chairman, is reported in the Summary Compensation Table included in this proxy statement. Frederick G. Smith and J. Duncan Smith are omitted from this table, as they serve as executive officers, but are not named executive officers and do not receive additional compensation for services provided as directors.
(b)On the date of our annual meeting, each non-employee director received a grant of 10,600 shares of Class A Common Stock pursuant to the 1996 Long-Term Incentive Plan for services rendered during the preceding year. The amount presented represents the grant date fair value of the stock award computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718.
(c)Robert E. Smith is a participant in our company sponsored health care plan. Mr. Smith pays standard premiums pursuant to the plan; however, unlike a typical company participant, he is required to reimburse the Company for any health care costs in excess of $400,000. During 2020, Mr. Smith’s health care costs did not exceed $400,000, nor did they exceed the premiums he paid; therefore, we did not have to pay for any costs during the year.

Non-employee directors receive $35,000 for their services as a director. The Audit Committee Chairman receives an additional $7,500 annually; the Special Litigation Committee Chairman receives an additional $12,500 annually; and the Compensation Committee Chairman, Nominating and Corporate Governance Committee Chairman, and Regulatory Committee Chairman each receive an additional $6,000 annually. Non-employee directors also receive $2,000 for each Board of Directors meeting attended; $2,500 for each Audit Committee meeting and Special Litigation Committee meeting attended; and $1,500 for each Compensation Committee meeting, Nominating and Corporate Governance Committee meeting, and Regulatory Committee meeting attended. We reimburse our directors for any business-related travel expenses. Additionally, each non-employee director is granted unrestricted shares of Class A Common Stock upon election to the Board on the date of our annual meeting of stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction. In this section, we discuss certain aspects of our compensation program as it pertains to our Executive Chairman; President and Chief Executive Officer (CEO); Executive Vice President / Chief Financial Officer (CFO); President / Distribution & Network Relations; President / Broadcast and Chief Advertising Revenue Officer; and former President / Regional Sports Networks in 2020. These individuals represent our principal executive officer, our principal financial officer, and our next three most highly compensated executive officers during 2020, as well as our former President / Regional Sports Network who retired effective August 30, 2020 and would have been one of our next three most highly compensated executive officers during 2020 but for the fact that he was not serving as an executive officer at the end of 2020. We refer to these six persons throughout this proxy statement as the “named executive officers.” Our discussion focuses on compensation and practices relating to our most recently completed fiscal year.
We believe that the performance of each of the named executive officers has the potential to impact both our short-term and long-term profitability. Our Board of Directors has established a Compensation Committee that is responsible for establishing and administering our named executive officers’ and other key employees’ compensation. The Compensation Committee consists of four non-employee directors, all of whom are independent under the Nasdaq listing requirements.

General Philosophy, Objectives and Design. We believe that our people are our most valuable resource and that the dedication and quality of our named executive officers are vital to the long-term interests of our stockholders. We have established a compensation program for our executive officers that is competitive and designed to support our strategic goals. The primary objectives of our compensation program are to attract and retain the best available people while efficiently utilizing available resources, to enhance the executive officers’ overall performance, to align the long-term interests of our executive officers with those of our stockholders, to improve our overall business performance and to reward individual performance. This is accomplished through a combination of base salary, long-term incentive compensation, and cash bonus designed to be competitive with comparable employers in the television broadcast industry. The Compensation Committee considers both the Company’s overall performance and the individual’s performance when setting compensation levels. However, there are no set guidelines or policies outlining the weight of each, as the Compensation Committee assesses each factor at its discretion.

Stockholder Say on Pay Considerations. We provide our stockholders with the opportunity to cast an advisory vote every three years to approve our executive compensation (also known as “Say on Pay”). In 2020, approximately 95% of our stockholders that voted approved our executive compensation. Our Board and our Compensation Committee considered the strong voting results as a stockholder endorsement of our executive compensation policies and practices, and we intend to continue to emphasize our pay-for-performance compensation philosophy that aligns long-term interests of our executives with those of our stockholders. We hold a triennial stockholder advisory vote on the compensation of our named executive officers with the next vote at the 2023 annual meeting of stockholders.

Compensation Process. Each year, the Compensation Committee reviews the prior performance of each executive officer, reviews the effectiveness of past compensation objectives and approves the compensation policies and plans for the next fiscal year. The Compensation Committee assesses each executive officer’s operational abilities, leadership skills, and potential to contribute to long-term stockholder value. Executive officers have access to the Compensation Committee to present and discuss their own performance and compensation plan. At times, the Compensation Committee may specifically request meetings with executive officers to gain a full understanding and exploration of assessed attributes. Messrs. Smith and Ripley consult with the Compensation Committee on appropriate compensation for executive officers other than themselves. In addition, our Executive Vice President / Chief Human Resources Officer, Donald H. Thompson, presents information and recommendations to the Compensation Committee based on market evaluations. In determining the amount of executive officer compensation each year, the Compensation Committee reviews competitive market data from the broadcast and media industry as well as other similarly sized companies comparable to us, including those companies we have determined to be in our peer group. During 2020, the Compensation Committee engaged Frederic W. Cook & Co, Inc. (FW Cook) to benchmark executive officer compensation against competitive market data in our peer group. When determining the levels of base salary, cash bonuses, and equity awards of our executive officers, our Compensation Committee uses market and benchmark data in combination with an analysis of other factors including company and individual performance and executive officer responsibilities.

The peer group is made up of a mix of media companies with revenues and market capitalization both greater and less than that of the Company to ensure that our compensation practices are reasonable in light of both industry trends and the size of the Company. For 2020, the Compensation Committee determined that our peer group consisted of the following companies in our industry:

- AMC Networks Inc.	- Fox Corp.	- Nexstar Media Group, Inc.
- Cumulus Media, Inc.	- Gray Television, Inc.	- Tegna, Inc.
- Discovery Inc.	- iHeartMedia Inc.	- The New York Times Company
- E.W. Scripps	- Meredith Corporation	- ViacomCBS Inc.
- Entravision Communications Corp.

In addition, the Compensation Committee considers information from salary surveys to evaluate compensation for similar positions taking into account geographic location and the companies’ revenue size. These surveys include Salary.com / CompAnalyst, Towers Watson, and Mercer reports. While we review these surveys, we do not formally engage these firms as outside consultants.

All final compensation decisions regarding executive officers are made by the Compensation Committee, which is comprised solely of independent directors.

Primary Elements of Compensation. We provide a competitive mix of compensation elements that align executive officer compensation with stockholder value. Our compensation program includes both short and long-term compensation in the form of base salary, long-term incentive compensation and cash bonus, as discussed below. We believe that these compensation components provide an appropriate mix of fixed and variable pay, balance short-term operational performance with long-term stockholder value and encourage executive recruitment and retention, which aligns with our compensation philosophy and objectives.

Base Salary. Base salaries are not objectively determined, but instead reflect levels that we concluded were appropriate based upon our general experience. Base salary is designed to provide competitive levels of compensation to our executive officers based upon their experience, professional status, accomplishments, duties, and scope of responsibility. As noted above under Compensation Process, also taken into consideration when establishing base salaries are salaries paid by our competitors for similar positions within the television broadcast industry, as well as salaries paid by companies outside of our industry for comparable positions. In addition to market comparisons, the Compensation Committee considers individual performance when determining base salary.

Long-Term Incentive Compensation. Our compensation program includes long-term incentive compensation, paid in the form of restricted stock awards, stock-settled appreciation rights (SARs), stock options, and other long-term incentive cash bonuses including a Special Longevity Bonus payable to certain executive officers pursuant to their respective employment agreements (see Employment Agreements below). We have elected to pay long-term incentive compensation in order to provide an incentive for our executive officers to provide strong returns to our stockholders, to better align the interests of our executive officers with those of our stockholders, to continue long-term leadership in the service of the Company and to ensure a competitive compensation program given the market prevalence of equity compensation.

Our restricted Class A Common Stock awards are granted pursuant to the Company’s 1996 Long-Term Incentive Plan (the LTIP) and vest over two years if the executive officer is employed by the Company. Unvested shares immediately vest upon termination in the event of death or disability, termination by the Company without cause, termination by the executive officer for good reason, a change in control, or retirement either after age 65 or after age 55, if at such time the employee has had at least 10 years of service with the Company.

SARs granted pursuant to the LTIP have a 10-year term and are fully vested upon grant, vest over two years, or vest over four years. Upon exercise of SARs, the holder would receive a number of shares of Class A Common Stock, equal in value to the difference between the SARs’ base value (which is equal to the fair value of the Class A Common Stock on the date of grant) and the per share closing price of the Company’s Class A Common Stock on the date of exercise for the number of SARs being exercised. Unvested SARs immediately vest upon termination by the Company without cause, termination by the executive officer for good reason, or retirement either after age 65 or after age 55, if the employee has had at least 10 years of service with the Company. Upon a dissolution or merger, all unvested SARs shall vest and the executive officer has the right to exercise the unexercised portion of his or her SARs immediately prior to such event.

Stock options granted pursuant to the LTIP have a 10-year term, have exercise prices equal to the fair value of the Class A Common Stock on the date of grant, and may or may not have certain vesting conditions.

When granting equity awards, consideration is given to company and employee performance, but awards are made at the discretion of the Compensation Committee under no objective guidelines, with the exception of awards pursuant to employment agreements. Grants of equity awards are valued only at the closing price of our stock on the date of grant. We endeavor to make grants of equity awards at times when they will not be influenced by scheduled releases of information or while we otherwise do not possess material, non-public information, but we have no formal policy as to the timing of equity grants.

Certain executive officers are entitled to a Special Longevity Bonus, as defined in their respective employment agreements, providing for a single lump sum cash payment due to the executive officer at a specified future date. These Special Longevity Bonuses are time-based awards requiring the executive officer to remain employed by the Company for the term of the award. Additionally, Mr. Faber’s employment provides that he has the right to earn an annual bonus in 2019 and 2020, in the form of restricted stock, as well as the Marquee Bonus (see Employment Agreements below).

Cash Bonus. Our compensation philosophy is to primarily award cash bonuses to those that have a direct influence on our ongoing revenue and television operating performance. Based on this criteria, in early 2020, the Compensation Committee determined that Mr. Ripley, our President and Chief Executive Officer; Ms. Rutishauser, our Executive Vice President and Chief Financial Officer; Mr. Smith, who oversees the development, implementation, and globalization of NEXTGEN TV (formerly ATSC 3.0), expansion of our news franchise, and public policy as it relates to the broadcast industry; and Mr. Weisbord, our President/Broadcast and Chief Advertising Revenue Officer, would each be eligible to receive a performance-based cash bonus for 2020 performance. The purpose of Messrs. Ripley, Smith and Weisbord's and Ms. Rutishauser's cash bonus is to promote the attainment of specific financial goals and reward achievement of those goals. We favor an objective approach when measuring the cash bonus. The Compensation Committee determines at its discretion the maximum bonus amounts paid.

For 2020, Mr. Ripley's and Mr. Smith's cash bonus consisted of two components, a quarterly cash bonus and an annual cash bonus, and Ms. Rutishauser's cash bonus consisted of a quarterly cash bonus. Messrs. Ripley and Smith were each eligible for maximum bonus amounts of $334,879 per quarterly period and for a maximum annual bonus of $669,758, dependent on the generation of certain Adjusted EBITDA targets, as described more fully below. Ms. Rutishauser was eligible for maximum bonus amounts of $100,000 per quarterly period, dependent on the generation of certain Adjusted EBITDA targets, as described more fully below. Quarterly bonuses were earned pro rata from zero starting at 92% to 100% of quarterly targeted Adjusted EBITDA. Messrs. Ripley and Smith and Ms. Rutishauser were eligible to receive the maximum amount of the available quarterly bonus payments for the year when 100% of the annual targeted Adjusted EBITDA was met even though on a quarterly basis the quarterly targeted Adjusted EBITDA was not met. Annual bonuses were earned pro rata from zero starting at 100% to 108% of annual targeted Adjusted EBITDA. For 2020, targeted Adjusted EBITDA for the first, second, third, and fourth quarters of 2020 was $242.8 million, $517.2 million, $680.7 million, and $557.4 million, respectively, and for the full year 2020 was $1,998.1 million. During the first, third, and fourth quarters of 2020, 118.41%, 104.51%, and 101.51%, respectively, of the targeted quarterly Adjusted EBITDA was achieved and Messrs. Ripley and Smith were each paid $334,879 in each quarter and Ms. Rutishauser was paid $100,000 in each quarter. Second quarter 2020 and full year 2020 targeted Adjusted EBITDA was not met and thus, no payments were made with respect to such periods.

Adjusted EBITDA is a non-GAAP measure reflective of the operating performance of the entire company. Adjusted EBITDA is calculated as GAAP net income before income from non-controlling interests, interest, tax, depreciation and amortization, plus impairment loss and non-recurring transaction, COVID, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense and sports rights amortization; less sports rights payments and program contract payments. We believe this measure best captures Messrs. Ripley and Smith's and Ms. Rutishauser's ability to drive the performance of the Company.

For 2020, Mr. Weisbord's cash bonus consisted of two components, a quarterly cash bonus and an annual cash bonus. Mr. Weisbord was eligible for maximum quarterly bonus amounts of $125,000 per quarterly period, 70% dependent on the generation of certain television broadcast cash flow (BCF) and 30% dependent on the generation of certain total advertising revenue, and for a maximum annual bonus of $200,000, dependent on the generation of certain BCF targets. BCF is a non-GAAP measure reflective of our television assets’ operating performance. BCF is calculated as GAAP operating income plus corporate general and administrative expenses, stock-based compensation, depreciation and amortization, impairments, non-media expenses, and other non-cash charges, less spectrum repack reimbursements, non-media revenues, non-cash revenue, and cash film payments. We believe BCF and advertising revenue best capture Mr. Weisbord's influence over our revenue and television operation performance. During 2020, Mr. Weisbord's quarterly bonuses were paid on a sliding scale. If actual quarterly BCF or advertising revenue was equal to or in excess of the targeted BCF or advertising revenue, as applicable, for a particular quarter, then 100% of the maximum quarterly bonus attributable to BCF or advertising revenue, as applicable, was paid. For any particular quarter, if actual quarterly BCF or advertising revenue, as applicable, was between 95% and 99.9% of targeted quarterly BCF or advertising revenue, as applicable, then 25% to 95% of the maximum quarterly bonus was paid as follows:

Percentage of Achievement of Targeted BCF	Payout Percentage of Maximum Quarterly Bonus for BCF
95 - 95.9%	25%
96 - 96.9%	40%
97 - 97.9%	65%
98 - 98.9%	80%
99 - 99.4%	90%
99.5 - 99.9%	95%

If actual quarterly BCF or advertising revenue, as applicable, was less than 95% of budgeted BCF or advertising revenue, as applicable, then no quarterly bonus was paid. However, if at the end of the year, the annual actual BCF or advertising revenue, as applicable, was greater than the annual targeted BCF or advertising revenue, as applicable, and the fourth quarter’s actual quarterly BCF or advertising revenue, as applicable, was at least 95% of such quarter’s targeted quarterly BCF or advertising revenue, as applicable, all or a portion of any missed quarterly bonus can be earned. Mr. Weisbord's annual cash bonus is calculated as 5% of his maximum annual bonus for every $1.0 million by which actual BCF exceeds the targeted annual BCF for the current year. For example, if actual BCF exceeds the targeted annual BCF for the current year by $1.0 million, Mr. Weisbord would receive an annual cash bonus of $10,000 (5% of his $200,000 maximum annual bonus for 2020). For 2020, Mr. Weisbord's targeted BCF, which excluded net retransmission revenue and was adjusted for certain revenue and expense items for which Mr. Weisbord does not have direct responsibility or influence over, for the first, second, third, and fourth quarters was ($2.1 million), $15.9 million, $51.8 million, and $156.4 million, respectively, and for the full year 2020 was $222.1 million. Mr. Weisbord's targeted advertising revenue, which was adjusted for certain revenue for which Mr. Weisbord does not have direct responsibility or influence over, for the first, second, third, and fourth quarters was $410.5 million, $483.3 million, $506.3 million, and $573.6 million, respectively, and for the full year 2020 was $1,973.8 million. During the first, third, and fourth quarters of 2020, greater than 100% of the targeted quarterly BCF was achieved and Mr. Weisbord was paid $87,500 in each quarter. During the first and fourth quarters of 2020, 96.34% and 96.59%, respectively, of targeted quarterly advertising revenue was achieved and Mr. Weisbord was paid $15,000 in each quarter. During the full year 2020, 103.56% of the targeted annual BCF was achieved and Mr. Weisbord was paid a $70,000 annual bonus and an $87,500 quarterly recapture bonus.

In the event that certain events take place that were not contemplated at the time the targets were determined, the Compensation Committee can adjust the targets to exclude the effect of these events. Examples of such events include acquisitions, dispositions, and changes in accounting rules. The third and fourth quarters and full year 2020 targeted Adjusted EBITDA, targeted BCF, and targeted advertising revenue were adjusted for the sale of the license and non-license assets of WDKY-TV in Lexington, KY during the third quarter of 2020. In addition, we target the amount of Adjusted EBITDA, BCF, and advertising revenue used in individual bonus determinations at amounts commensurate with the executive’s sphere of influence.

For 2020, Mr. Faber's cash bonus consisted of a $1,750,000 cash bonus received in lieu of the Restricted Stock Bonus (as defined below under Employment Agreements) in accordance with his employment agreement and Mr. Krolik's cash bonus consisted of an $800,000 RSN Closing Bonus (as defined below under Employment Agreements), a $3,032,296 cash severance payment in accordance with his employment agreement, and deferred cash awards of $695,265 and $1,086,309 (as more fully described below under Employment Agreements).

Formula Plan. In 2017, our Board of Directors adopted the Executive Performance Formula and Incentive Plan (Formula Plan), which provides an award pool, equal to not more than 10% of the Company's EBITDA for the plan period, in which awards consisting of cash, shares, equity awards, or a combination thereof are awarded to designated key executives by the Compensation Committee.

Participants in the Formula Plan are awarded a percentage of the award pool at the beginning of the plan period, with no one participant being awarded more than 50% of the award pool for any given plan period. The Compensation Committee may, at its discretion, reduce, but not increase, the maximum award for any participant and the size of the award pool.

All shares used to pay equity awards are granted under, and made subject to the terms of, the LTIP or any other Company equity compensation plan. For purposes of determining the number of shares subject to such equity awards, the Compensation Committee will value awards in the form of restricted stock, restricted stock units or other full-value share awards at the fair market value of the shares underlying the grant on the date of the equity award and will value awards in the form of options and stock appreciation rights at their fair value on the date of the equity award, as expensed by the Company under applicable accounting rules for purposes of the Company's financial statements.

During 2020, Mr. Weisbord's grant of SARs under the LTIP, per his employment agreement as described below under Employment Agreements, was required to meet the conditions of the Formula Plan.
Retirement Plan. Our compensation program includes a retirement plan designed to provide income following a named executive officer’s retirement. Our executive officers are eligible to participate in The Sinclair Broadcast Group, Inc. 401(k) Profit Sharing Plan and Trust (the 401(k) Plan). Contributions made to the 401(k) Plan are matched by the Company, typically in the form of our Class A Common Stock. The match is calculated as 100% on the first 3% of compensation contributed plus 50% up to the next 2% of compensation contributed, subject to Internal Revenue Service regulations. In addition, the Compensation Committee has the ability to make additional discretionary contributions to the 401(k) Plan for the benefit of all employees including executive officers. Calculations of targeted overall compensation for executive officers do not include the benefits expected to be received under the 401(k) Plan. Executive officers participate in the 401(k) Plan on the same terms as all other employees.

Deferred Compensation Plan. Effective January 1, 2014, we established a nonqualified executive benefit plan (the Deferred Compensation Plan) provided to a select group of highly compensated employees as determined by the Company.  The plan is a voluntary program that allows participants to defer eligible compensation for a minimum of five years, up to normal retirement age, and make investment elections for the deferred compensation. Employees may defer up to 80% of their compensation and/or 100% of certain bonuses.  Participants may receive an employer discretionary match on their deferral, or other discretionary employer contributions.  Elective deferrals are 100% vested upon contribution.  Any employer discretionary contributions vest in increments of 25% each year of service, and are fully vested after four years of service, with all prior service credited towards vesting, or upon disability, death, or attainment of age 65.
Perquisites and Other Benefits. Perquisites and other benefits represent a minimal amount of the executive officers’ compensation. The Compensation Committee annually reviews the perquisites that executive officers receive. The primary perquisites for executive officers are tickets to sporting events and certain business entertainment events and related expenses.
Executive officers are also eligible to participate in our other benefit plans on the same terms as all other employees. These other plans include medical, dental and vision insurance, disability and life insurance, and the employee stock purchase plan.

Employment Agreements. We do not have an employment agreement with David D. Smith. Below is a description of the employment agreements we have entered into with our other named executive officers:

Christopher S. Ripley. In March 2014, we entered into an employment agreement with Christopher S. Ripley, which was amended and restated in August 2017. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Ripley at any time, with or without cause. Mr. Ripley joined the Company effective April 1, 2014. Mr. Ripley received a base salary for 2020 of $1,339,515. Under the agreement, Mr. Ripley has the right to earn an annual performance bonus, which may include a cash portion thereof up to 150% of his base salary for the year in which such performance bonus is paid, at the discretion of the Company’s Compensation Committee (the Performance Bonus). Mr. Ripley’s employment agreement provides that in the event his employment is terminated by the Company without cause or by Mr. Ripley for good reason, Mr. Ripley will be entitled to a payment equal to the sum of (i) his annual base salary, (ii) the average of any cash portions of Performance Bonuses paid to him for the two calendar years immediately preceding the effective date of the termination, and (iii) the sum of any incentive compensation, including common stock grants, common stock option grants, SARs grants, and certain cash bonuses, made to him for the year immediately preceding the effective date of the termination. The severance payment due upon death or disability is equal to the current base salary through the end of the month in which termination occurs and one month of base salary for each full year of continuous employment, in addition to any earned but unpaid vacation time as of the termination date. The agreement also contains non-competition and confidentiality restrictions on Mr. Ripley.

Lucy A. Rutishauser. In March 2001, we entered into an employment agreement with Lucy A. Rutishauser, which was amended and restated in August 2017. The agreement does not have any specified termination date and we have the right to terminate the employment of Ms. Rutishauser at any time, with or without cause. Ms. Rutishauser received a base salary for 2020 of $1,050,600. Effective August 2017, Ms. Rutishauser is entitled to a Special Longevity Bonus, as defined in the agreement, providing for a single lump sum cash payment of $2,500,000 due at the earlier of December 8, 2023 or upon a change-in-control or a termination of employment by the Company without cause or by the employee with good reason. Additionally, upon termination of employment as a result of death or disability, a percentage of the Special Longevity Bonus will be paid, determined by the total cumulative days of service divided by total days of service that would have been provided through December 8, 2023. Payment due upon termination, in addition to the Special Longevity Bonus discussed above and any earned but unpaid normal compensation and benefits as of the termination date, in the event of death or disability, termination without cause, or termination by employee for good reason, is equal to the current base salary through the end of the month in which termination occurs and one month of base salary for each full year of continuous employment. The agreement also contains non-competition and confidentiality restrictions on Ms. Rutishauser.

Barry M. Faber. In August 2004, we entered into an employment agreement with Barry M. Faber which was most recently amended in April 2019. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Faber at any time, with or without cause. Mr. Faber received a base salary for 2020 of $1,030,000. Under the agreement, Mr. Faber had the right to earn an annual bonus in 2019 and 2020, in the form of restricted stock (the Restricted Stock Bonus). The value of the Restricted Stock Bonus was determined by multiplying the percentage increase of net pro forma distribution revenue growth by $50,000 with respect to any increase up to and including 5.0% and $150,000 with respect to any increase in excess of 5.0%. If the annual net pro forma distribution revenue decreased as compared to the immediately prior year and Mr. Faber was employed by the Company for the entire year, future grants or any amounts unvested may be subject to forfeiture, at the determination of the Company and subject to arbitration with Mr. Faber. Additionally, if the Company determines in good faith that certain subscriber rates and counts for Marquee Sports Network are met primarily as a result of distribution agreements negotiated by Mr. Faber, Mr. Faber is to be paid a cash bonus of $750,000 in 2023 (the Marquee Bonus). Also under the employment agreement, payments due upon termination, in addition to any earned but unpaid normal compensation and benefits as of the termination date, in the event of death or disability is equal to the current base salary through the end of the month in which termination occurs, a cash payment equal to the value of the Restricted Stock Bonus Mr. Faber would have been issued in the year following termination, and the Marquee Bonus if the Company reasonably determines that this bonus would have been likely earned. In the event of termination without cause or for good reason, Mr. Faber will also receive twelve additional months of base salary, any unpaid bonus (other than a discretionary bonus), a cash payment equal to the value of the Restricted Stock Bonus Mr. Faber would have been issued in the year following termination, and the Marquee Bonus. The agreement also contains non-competition and confidentiality restrictions on Mr. Faber.

Robert D. Weisbord. In July 1997, we entered into an employment agreement with Robert D. Weisbord which was most recently amended and restated in January 2020. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Weisbord at any time, with or without cause. Mr. Weisbord received a base salary for 2020 of $1,100,000. Under the agreement, Mr. Weisbord has the right to earn a quarterly cash bonus in the amount of up to $125,000 per quarterly period, which may be based on quarterly revenue, cash flow targets, and/or other bonus criteria as further detailed in a separate deal sheet subject to change each year by management, and an annual cash bonus in the amount of up to $200,000, which may be based on bonus criteria as further detailed in a separate deal sheet subject to change each year by management. Additionally, if Mr. Weisbord's employment has not been terminated and all conditions of the Formula Plan have been met and permit same, Mr. Weisbord had the right to earn a 2020 performance bonus in the form of SARs in respect of 200,000 shares. Also under the employment agreement, payments due upon termination, in addition to any earned but unpaid normal compensation and benefits as of the termination date, in the event of death is equal to the current base salary through the termination date, in the event of disability is equal to the current base salary through the end of the month in which termination occurs, and in the event of termination without cause, by employee for good reason, or due to a change in control is equal to a lump-sum severance in the amount equal to 12 months of Mr. Weisbord's then current base salary. The agreement also contains non-competition and confidentiality restrictions on Mr. Weisbord.

Jeffrey E. Krolik. In January 2017, Fox Sports Net, Inc. (Fox) entered into an employment agreement with Jeffrey E. Krolik which was most recently amended in February 2019 and transferred to the Company upon the closing of our acquisition of the controlling interests in 21 Regional Sports Network brands and Fox College Sports from The Walt Disney Company (Disney) on August 23, 2019 (the Acquisition). The agreement was for a term ending on August 30, 2020. Mr. Krolik retired from the Company effective August 30, 2020. Mr. Krolik received a base salary for 2020 of $1,050,000. Under the agreement, Mr. Krolik was entitled to a discretionary bonus under Fox's bonus program, with a target of fifty percent of Mr. Krolik's annual base salary; a discretionary bonus under Fox's LTIP, with a target of fifty percent of Mr. Krolik's annual base salary; and a bonus of $800,000 (the RSN Closing Bonus) upon six months following the closing of the sale of the regional sports networks by Disney. In addition, if Mr. Krolik's employment was terminated for any reason after the date that was one year following the closing of the sale of the regional sports networks by Disney, but on or prior to August 30, 2020, he was entitled to a severance payment calculated as the greater of (i) four weeks of base salary and target bonus for each year of Mr. Krolik's service, up to a maximum of 24 months, (ii) the compensation (including base salary and target bonus) payable under Mr. Krolik's employment agreement through the expiration of the term of the agreement or (iii) a lump sum payment equal to 2.0 times the sum of base salary and average annual bonus paid in the previous two years. The agreement also contains non-competition and confidentiality restrictions on Mr. Krolik. In addition, per the Equity Purchase Agreement (Purchase Agreement) entered into upon the closing of the Acquisition on August 23, 2019 (Closing Date), Mr. Krolik was to receive a deferred cash award with respect to each award of restricted stock units in respect of Disney common stock outstanding immediately prior to the Closing Date, with the same vesting, forfeiture and payment terms and schedules as were applicable to each award immediately prior to the Closing Date. Immediately prior to the Closing Date, Mr. Krolik had 5,133 and 8,020 restricted stock units outstanding with vesting dates of June 1, 2020 and August 15, 2020, respectively. On June 1, 2020 and August 15, 2020, Mr. Krolik received a cash payment of $695,265 and $1,086,309, respectively, calculated as his vested shares multiplied by a conversion rate of $135.45 per share (calculated per the Purchase Agreement as the weighted-average per share price of Disney common stock during the five full trading days prior to the Closing Date).

Accounting and Tax Consideration. In designing our compensatory programs, we consider tax and accounting rules associated with various forms of compensation.

Section 162(m) of the Code generally places a limit of $1 million per year, subject to certain exceptions, on the amount of compensation paid to certain of our executive officers that the Company may deduct from our federal income tax return for any single taxable year. Executive officers subject to Section 162(m) of the Code (the “Covered Employees”) will include any individual who served as the CEO or CFO at any time during the taxable year and the three other most highly compensated officers (other than the CEO and CFO) for the taxable year, and once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following any termination of employment.

To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals in the best interest of the company, the Compensation Committee does not limit its actions with respect to executive compensation to preserve deductibility under Section 162(m) of the Code if the Compensation Committee determines that doing so is in the best interests of the Company.

Executive Compensation Actions After December 31, 2020. For 2021, compensation was set by the Compensation Committee as follows:

Name	Base Salary	% Increase in Base Salary	Maximum Annual Bonus Potential (a)
David D. Smith	$1,339,515	—%	$2,009,273	(b)
Christopher S. Ripley	1,339,515	—%	2,009,273	(b)
Lucy A. Rutishauser	1,050,600	—%	400,000	(b)
Barry M. Faber	1,030,000	—%	—
Robert D. Weisbord	1,300,000	18.0%	1,100,000	(b)
Jeffrey E. Krolik (c)	—	—%	—

(a)Excludes bonuses that may be awarded at the discretion of the Compensation Committee, the amounts of which were not previously defined or agreed upon.
(b)Messrs. Smith and Ripley and Ms. Rutishauser's Maximum Annual Bonus Potential will be calculated in the same manner as 2020, discussed above under Cash Bonus. Mr. Weisbord's Maximum Annual Bonus Potential will be calculated in the same manner as 2020, discussed above under Cash Bonus, except that if at the end of the year, the annual actual BCF or advertising revenue, as applicable, was greater than the annual targeted BCF or advertising revenue, as applicable, all or a portion of any missed quarterly bonus can be earned and his annual cash bonus is received at 5% of his maximum annual bonus for every 0.25% by which actual BCF exceeds the targeted annual BCF for the current year.
(c)Mr. Krolik retired from the Company effective August 30, 2020.

In February 2021, the Compensation Committee also granted restricted stock awards and SAR awards to named executive officers in accordance with the discussion under “Long-Term Incentive Compensation” above. Messrs. Smith, Ripley, and Weisbord and Ms. Rutishauser were granted restricted stock awards of 182,815, 182,815, 22,852, and 22,408 shares, respectively, and Messrs. Smith and Ripley and Ms. Rutishauser were granted awards of 548,446, 548,446, and 82,267 SARs, respectively.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in or incorporated by reference into the Company’s annual report on Form 10-K and the Company’s proxy statement on Schedule 14A.

Compensation Committee

Daniel C. Keith, Chairman
Howard E. Friedman
Martin R. Leader
Lawrence E. McCanna

Summary Compensation Table for 2020, 2019, and 2018
The following table sets forth certain information regarding compensation for services rendered in all capacities during the year ended December 31, 2020 by the named executive officers.

Name and Principal Position	Year	Salary		Stock Awards (a)		Bonus (b)		Option Awards (c)		Non-equity Incentive Plan Compensation (d)	Change in Value of Nonqualified Deferred Compensation Earnings (e)	All Other Compensation (f)	Total
David D. Smith,	2020	$1,389,534	(g)	$6,000,001		$—		$—	(h)	$1,004,637	$—	$11,400	$8,405,572	(h)
Executive Chairman	2019	1,300,500		2,460,750		—		2,131,335		1,950,750	—	11,200	7,854,535
	2018	1,275,000		2,000,014		—		2,200,332		1,912,500	—	11,000	7,398,846
Christopher S. Ripley,	2020	1,389,534	(g)	6,000,001		—		4,362,760		1,004,637	1,258	11,448	12,769,638
President and	2019	1,300,500		2,460,750		2,000,000		2,131,335		1,950,750	8,388	75,862	9,927,585
Chief Executive Officer	2018	1,275,000		2,000,014		—		2,200,332		1,912,500	4,297	63,659	7,455,802
Lucy A. Rutishauser,	2020	1,089,831	(g)	713,996		—		654,416		300,000	85,795	58,833	2,902,871
Executive Vice President /	2019	1,020,000		249,979		1,000,000		—		300,000	63,279	41,136	2,674,394
Chief Financial Officer	2018	1,000,000		213,517		—		—		200,000	—	41,509	1,455,026
Barry M. Faber,	2020	1,068,461	(g)	1,825,000	(i)	1,750,000	(j)	—		—	569,806	77,896	5,291,163
President / Distribution &	2019	1,000,000		978,822		730,000	(k)	—		—	619,340	35,863	3,364,025
Network Relations	2018	969,000		608,570		—		—		—	—	39,452	1,617,022
Robert D. Weisbord	2020	1,128,846	(g)	262,514		—		1,762,787		450,000	132,187	53,583	3,789,917
President / Broadcast & Chief	2019	750,000		162,475		10,000		—		480,000	115,855	44,481	1,562,811
Advertising Revenue Officer	2018	530,769		119,028		—		—		360,000	—	41,821	1,051,618
Jeffrey E. Krolik (l)	2020	762,915	(l)	499,986		2,581,574	(m)	—		—	—	3,044,297	6,888,772
Former President /	2019	214,585		—		250,000	(n)	—		—	—	—	464,585
Regional Sports Networks

(a)Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of restricted stock awards granted in 2020, 2019, and 2018. For further information regarding assumptions made in the valuation of stock awards, see Note 3. Stock-Based Compensation Plans to our consolidated financial statements and related footnotes in our 2020 Annual Report on Form 10-K, as well as the Grants of Plan-Based Awards table below. Dividends are paid on all stock awarded after the issuance of such award at the same rate and time as paid to other stockholders as declared by our Board from time to time.
(b)Represents discretionary bonuses earned and approved by the Compensation Committee, except as otherwise noted.
(c)Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of SARs granted in 2020, 2019, and 2018. For further information regarding assumptions made in the valuation of stock awards, see Note 3. Stock-Based Compensation Plans to our consolidated financial statements and related footnotes in our 2020 Annual Report on Form 10-K, as well as the Grants of Plan-Based Awards table below.
(d)Messrs. Smith, Ripley, Weisbord, and Ms. Rutishauser's cash bonuses are dependent on their performance pursuant to the cash bonus calculation as well as market evaluations. See Compensation Discussion and Analysis above for further information.
(e)Represents all earnings (not only above-market earnings) related to the employee's participation in the Deferred Compensation Plan. Losses related to the employee's participation in the Deferred Compensation Plan are excluded from the table above. For further detail on the plan, see the Nonqualified Deferred Compensation table below and Compensation Discussion and Analysis, Deferred Compensation Plan above.

(f)All Other Compensation consists of Company contributions to both the Deferred Compensation Plan and the 401(k) Plan, see Compensation Discussion and Analysis, Retirement Plan and Deferred Compensation Plan for more information, and also includes severance payments, perquisites of relocation expenses paid by the Company, and other.

All Other Compensation for the year ended December 31, 2020 is as follows:

Name	Company Contributions to the 401(k) Plan	Company Contributions to the Deferred Compensation Plan	Perquisites and Other Personal Benefits	Severance Payments		Total
Mr. Smith	$11,400	$—	$—	$—		11,400
Mr. Ripley	11,400	—	48	—		11,448
Ms. Rutishauser	11,400	47,385	48	—		58,833
Mr. Faber	11,400	66,459	37	—		77,896
Mr. Weisbord	11,400	32,166	10,017	—		53,583
Mr. Krolik	11,400	—	601	3,032,296	(l)	3,044,297

(g)For 2020, the annual base salary for Mr. Smith was $1,339,515, for Mr. Ripley was $1,339,515, for Ms. Rutishauser was $1,050,600, for Mr. Faber was $1,030,000, and for Mr. Weisbord was $1,100,000. The salary for each named executive officer (other than Mr. Krolik) included an extra pay period in 2020.
(h)In February 2020, Mr. Smith received a SARs grant of 638,298 shares. At the time, the Company recorded an expense of roughly $4.36 million, based on the grant date fair value, computed in accordance with FASB ASC Topic 718. In connection with the settlement of certain derivative litigation relating to the Company’s terminated merger with Tribune Media Company (as discussed in Note 13. Commitments and Contingencies in our 2020 Annual Report on Form 10-K), Mr. Smith agreed to forego, cancel, and return this SARs grant of 638,298 shares. The above table reflects the cancellation of this grant.
(i)This amount represents Mr. Faber's Restricted Stock Bonus granted in 2020 for his service during 2019 per his employment agreement. He received a bonus in the form of 61,303 shares of restricted stock on February 24, 2020 with a fair value of $1,825,000, based on our Class A Common Stock’s average trailing five day closing price ending February 21, 2020.
(j)This amount represents Mr. Faber's Restricted Stock Bonus for his service during 2020 per his employment agreement. The parties agreed that the Restricted Stock Bonus, which would have been paid in shares of restricted stock in early 2021, was paid in cash during 2020.
(k)This amount represents Mr. Faber's $500,000 discretionary bonus for his service during 2019 and a cash bonus of $230,000 due in accordance with his employment agreement.
(l)Mr. Krolik retired as President / Regional Sports Networks effective August 30, 2020. As part of his retirement, Mr. Krolik was awarded a $3,032,296 severance payment, calculated as two times the sum of Mr. Krolik's base salary and average annual bonus paid in the previous two years, per his employment agreement.
(m)This amount represents Mr. Krolik's $800,000 RSN Closing Bonus and deferred cash awards of $695,265 and $1,086,309. Per the Purchase Agreement dated August 23, 2019, Mr. Krolik was to receive a deferred cash award with respect to each award of restricted stock units in respect of Disney common stock outstanding immediately prior to the Closing Date, with the same vesting, forfeiture and payment terms and schedules as were applicable to each award immediately prior to the Closing Date. Immediately prior to the Closing Date, Mr. Krolik had 5,133 and 8,020 restricted stock units outstanding with vesting dates of June 1, 2020 and August 15, 2020, respectively. On June 1, 2020 and August 15, 2020, Mr. Krolik received a cash payment of $695,265 and $1,086,309, respectively, calculated as his vested shares multiplied by a conversion rate of $135.45 per share (calculated per the Purchase Agreement as the weighted-average per-share price of Disney common stock during the five full trading days prior to the Closing Date).
(n)This amount represents Mr. Krolik's $250,000 cash bonus for his service during 2019 due in accordance with his employment agreement.

Grants of Plan-Based Awards for 2020
The following table provides certain information about grants of plan-based awards to the named executive officers during the year ended December 31, 2020.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)			All Other Option Awards: Number of Securities Underlying Options	All Other Stock Awards: Number of Shares of Stock	Exercise or Base Price of Option Awards		Grant Date Fair Value of Stock and Option Awards (b)
Name	Grant Date	Threshold	Target	Maximum
David D. Smith (c)	2/24/2020	$334,879	$1,339,515	$2,009,273	—	212,766	$—		$6,000,001	(d)
Christopher S. Ripley	2/24/2020	334,879	1,339,515	2,009,273	638,298	—	28.20	(f)	4,362,760
	2/24/2020	—	—	—	—	212,766	—		6,000,001	(d)
Lucy A. Rutishauser	2/24/2020	100,000	400,000	400,000	95,745	—	28.20	(f)	666,674
	2/24/2020	—	—	—	—	25,319	—		713,996	(d)
Barry M. Faber	2/24/2020	—	—	—	—	61,303	—		1,825,000	(e)
Robert D. Weisbord	1/16/2020	125,000	500,000	700,000	200,000	—	33.75	(f)	1,762,787
	2/24/2020	—	—	—	—	9,309	—		262,514	(d)
Jeffrey E. Krolik	2/24/2020	—	—	—	—	17,730	—		499,986	(d)

(a)For Messrs. Smith and Ripley and Ms. Rutishauser, threshold reflects the minimum payment they are eligible to receive if the quarterly actual Adjusted EBITDA exceeds the targeted Adjusted EBITDA. The quarterly bonus is earned pro rata from zero starting at 92% to 100% of quarterly targeted Adjusted EBITDA. Target reflects the amount that Mr. Smith, Mr. Ripley, and Ms. Rutishauser are eligible to receive if the annual actual Adjusted EBITDA exceeds the targeted Adjusted EBITDA, even if, on a quarterly basis, the quarterly Adjusted EBITDA was not met. For Messrs. Smith and Ripley, maximum reflects the target plus Mr. Smith and Mr. Ripley's annual bonus component earned pro rata from zero starting at 100% to 108% of annual targeted Adjusted EBITDA. For Mr. Weisbord, threshold reflects the minimum payment he is eligible to receive if the quarterly actual BCF, excluding retransmission revenue and reverse retransmission expense, exceeds targeted BCF, excluding retransmission revenue and reverse retransmission expense, and quarterly actual advertising revenue exceeds targeted advertising revenue. If the actual quarterly BCF and advertising revenue, as applicable, are at least 95% of the target BCF and advertising revenue, as applicable, Mr. Weisbord can receive a portion of the threshold pro rata beginning at 25%. Target reflects the amount that Mr. Weisbord is eligible to receive if the annual actual BCF and advertising revenue, as applicable, exceeds the annual targeted BCF and advertising revenue, as applicable, and the fourth quarter actual BCF and advertising revenue, as applicable, are at least 95% of the fourth quarter targeted BCF and advertising revenue, as applicable, even if, on a quarterly basis, the quarterly BCF and advertising revenue were not met. Maximum reflects the target plus Mr. Weisbord's annual bonus component earned 5% for every $1.0 million by which actual BCF for the current year exceeds his target annual BCF. For further information regarding Messrs. Smith, Ripley, and Weisbord's and Ms. Rutishauser's cash bonuses, see the Primary Elements of Compensation – Cash Bonus section of the Compensation Discussion and Analysis above. During 2020, no other named executive officers were eligible to receive non-equity incentive plan awards. For information related to actual non-equity incentive plan awards see Summary Compensation Table for 2020, 2019, and 2018 above.
(b)This column shows the full grant date fair value of restricted stock awards and SARs. The grant date fair values of the restricted stock and SAR awards were computed in accordance with FASB ASC Topic 718 and do not include estimates for forfeitures. There can be no assurance that the FASB ASC Topic 718 amounts shown in this table will ever be realized by the named executive officer. Dividends are paid on all stock awarded after the issuance of such award at the same rate and time as paid to other stockholders as declared by our Board from time to time. For further information regarding restricted stock and SAR awards, see the Primary Elements of Compensation – Long-Term Incentive Compensation section of the Compensation Discussion and Analysis above.
(c)In February 2020, Mr. Smith received a SARs grant of 638,298 shares. At the time, the Company recorded an expense of roughly $4.36 million, based on the grant date fair value, computed in accordance with FASB ASC Topic 718. In connection with the settlement of certain derivative litigation relating to the Company’s terminated merger with Tribune Media Company (as discussed in Note 13. Commitments and Contingencies in our 2020 Annual Report on Form 10-K), Mr. Smith agreed to forego, cancel, and return this SARs grant of 638,298 shares. The above table reflects the cancellation of this grant.

(d)Our Class A Common Stock’s closing price per share on February 24, 2020 was $28.20. Restrictions on restricted stock awards granted in 2020 lapse over two years at 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date and vesting is not dependent on future performance levels; rather it is dependent solely on future service with the Company.
(e)Pursuant to Mr. Faber's amended employment agreement dated April 5, 2019, he received a bonus in the form of 61,303 shares of restricted stock with a fair value of $1,825,000, based on our Class A Common Stock’s average trailing five day closing price ending February 21, 2020.
(f)Our Class A Common Stock’s closing price per share on January 16, 2020 and February 24, 2020 was $33.75 and $28.20, respectively. The SAR awards granted to Mr. Ripley vested immediately; the SAR awards granted to Ms. Rutishauser vest 50% on February 24, 2021 and 50% on February 24, 2022; and the SAR awards granted to Mr. Weisbord vest 25% on January 1, 2021, 25% on January 1, 2022, 25% on January 1, 2023, and 25% on January 1, 2024.

Outstanding Equity Awards at Fiscal Year End for 2020
The following table provides certain information about all equity compensation awards held by the named executive officers as of December 31, 2020.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (a)		Market Value of Shares or Units of Stock that have not Vested (b)
David D. Smith (c)	205,032	(d)	—		$24.93	02/02/2025	—		$—
	200,000	(d)	—		27.86	02/11/2024	—		—
	500,000	(d)	—		14.21	02/05/2023	—		—
	400,000	(d)	—		11.68	03/09/2022	—		—
	300,000	(d)	—		12.07	03/22/2021	—		—
Christopher S. Ripley	638,298	(d)	—		28.20	02/24/2030	250,266	(e)	7,970,972
	250,000	(d)	—		32.81	02/26/2029	—		—
	225,000	(d)	—		33.80	02/28/2028	—		—
	125,000	(d)	—		33.85	12/31/2026	—		—
	125,000	(d)	—		32.54	12/31/2025	—		—
	125,000	(d)	—		27.36	12/31/2024	—		—
Lucy A. Rutishauser	—		95,745	(f)	28.20	02/24/2030	—		—
Barry M. Faber	—		—		—	—	—		—
Robert D. Weisbord	—		200,000	(g)	33.75	01/16/2030	—		—
Jeffrey E. Krolik	—		—		—	—	—		—

(a)For the purposes of this disclosure, any restricted stock that is held by any named executive officer meeting the eligibility criteria for retirement, defined as after age 65 or after age 55, if at such time the named executive officer has had at least ten years of service with the Company, are considered to be vested and are excluded from the above table.
(b)Based on the closing market price of $31.85 per share on December 31, 2020.
(c)In February 2020, Mr. Smith received a SARs grant of 638,298 shares. In connection with the settlement of certain derivative litigation relating to the Company’s terminated merger with Tribune Media Company (as discussed in Note 13. Commitments and Contingencies in our 2020 Annual Report on Form 10-K), Mr. Smith agreed to forego, cancel, and return this SARs grant of 638,298 shares. The above table reflects the cancellation of this grant.
(d)SARs and options are fully vested on the grant date.
(e)143,833 and 106,383 shares will vest in February 2021 and 2022, respectively.
(f)47,872 and 47,873 SARs will vest in February 2021 and February 2022, respectively.
(g)50,000 SARs will vest in each of January 2021, 2022, 2023, and 2024.

Option Exercises and Stock Vested

The following table provides information regarding the exercise of options, SARs, and vesting of shares of restricted stock held by the named executive officers during the year ended December 31, 2020.

	Option/SARs Awards		Stock Awards
Name	Number of Securities Underlying Options/SARs Exercised	Value Realized on Exercise (a)	Number of Shares Acquired on Vesting (b)	Value Realized on Vesting (c)
David D. Smith	—	$—	212,766	$5,942,554
Christopher S. Ripley	—	—	67,086	1,637,496
Lucy A. Rutishauser	—	—	25,319	707,160
Barry M. Faber	—	—	61,303	1,712,193
Robert D. Weisbord	—	—	9,309	260,000
Jeffrey E. Krolik	—	—	17,730	495,199

(a)The value realized on exercise is calculated by multiplying the number of shares exercised by the appreciation per share, or the closing market price of our Class A Common Stock on the exercise date less the option or SARs exercise price.
(b)The number of shares acquired on vesting also includes shares granted to those named executive officers meeting the eligibility criteria for retirement, defined as after age 65 or after age 55, if at such time the named executive officer has had at least ten years of service with the Company, but are otherwise still subject to transfer restrictions.
(c)Represents the total value realized upon the vesting of restricted shares using the average of the high and low prices of our Class A Common Stock on the vesting dates.

Nonqualified Deferred Compensation
The following table provides certain information about nonqualified deferred compensation of the named executive officers during the year ended, and as of, December 31, 2020.

Name	Executive Contributions in Last Fiscal Year (a)	Registrant Contributions in Last Fiscal Year (b)	Aggregate Earnings in Last Fiscal Year (c)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year End
David D. Smith	$—	$—	$—	$—	$—
Christopher S. Ripley	—	—	1,258	—	618,924
Lucy A. Rutishauser	118,462	47,385	85,795	—	638,769
Barry M. Faber	132,918	66,459	569,806	—	4,751,556	(d)
Robert D. Weisbord	160,831	32,166	132,187	—	1,043,842
Jeffrey E. Krolik	—	—	—	—	—

(a)Represents deferrals made by the participant during 2020.
(b)Represents contributions made by the Company to the participant's account pursuant to the Deferred Compensation Plan. Amount is also disclosed within footnote (f) of the Summary Compensation Table within the Compensation Discussion and Analysis above.
(c)Represents all earnings and losses related to the participant's participation in the Deferred Compensation Plan. Losses are excluded from the change in value of nonqualified deferred compensation earnings column in the Summary Compensation Table within Compensation Discussion and Analysis above.
(d)Amount includes a Special Longevity Bonus which was granted in a prior year.

See Deferred Compensation Plan within Compensation Discussion and Analysis above for further description of the plan.

Potential Post-Employment Payments and Benefits

The following table sets forth the potential payments if termination of employment or a change in control for each named executive officer had occurred on December 31, 2020. In addition, the named executive officers may be eligible for payment of their accounts under the Deferred Compensation Plan in the event of a change in control.

Benefits and Payments upon Termination	Termination without cause or by employee for good reason		Termination with cause	Termination by employee without good reason	Change in Control		Death or Disability	Retirement
David D. Smith
Stock Appreciation Rights	$—		$—	$—	$25,038,821	(a)	$—	$—
Restricted Stock (b)	—		—	—	—		—	—
Total	$—		$—	$—	$25,038,821		$—	$—

Christopher S. Ripley
Severance Payment (c)	$7,179,968		$—	$—	$—		$669,758	$—
Stock Appreciation Rights	—		—	—	2,329,788	(a)	—	—
Restricted Stock (d)	7,970,972		—	—	7,970,972		7,970,972	—
Total	$15,150,940		$—	$—	$7,970,972		$8,640,730	$—

Lucy A. Rutishauser
Severance Payment (c)	$4,426,100		$—	$1,926,100	$4,426,100		$4,132,627	$—
Stock Appreciation Rights	349,469	(e)	—	—	349,469	(a)	—	349,469	(e)
Restricted Stock (b)	—		—	—	—		—	—
Total	$4,775,569		$—	$1,926,100	$4,775,569		$4,132,627	$349,469

Barry M. Faber
Severance Payment (c)	$1,780,000		$—	$—	$—		$—	$—
Restricted Stock (b)	—		—	—	—		—	—
Total	$1,780,000		$—	$—	$—		$—	$—

Robert D. Weisbord
Severance Payment (c)	$1,100,000		$—	$—	$1,100,000		$—	$—
Stock Appreciation Rights	—	(e)	—	—	—	(a)	—	—	(e)
Restricted Stock (b)	—		—	—	—		—	—
Total	$1,100,000		$—	$—	$1,100,000		$—	$—

Jeffrey E. Krolik (f)

(a)Upon a dissolution or merger, all unvested SARs shall vest and the named executive officer has the right to exercise the unexercised portion of his or her SARs immediately prior to such event, as defined in the stock appreciation rights agreement. Amounts shown reflect the in-the-money values, if any, of the unexercised SARs based on the difference between the exercise price and the closing market price of $31.85 per share of Class A Common Stock on December 31, 2020.
(b)Restricted stock immediately vest and transfer restrictions will lapse upon termination in the event of death or disability, termination by the Company without cause, termination by the named executive officer for good reason, a change in control, or retirement either after age 65 or after age 55, if at such time the named executive officer has had at least ten years of service with the Company, as defined in the restricted stock award agreement. The value of restricted stock is not reflected for named executive officers that have already met the eligibility criteria for retirement, defined as after age 65 or after age 55, if at such time the named executive officer has had at least ten years of service with the Company, as the value is already reflected as earned compensation in other tables reflected in this Proxy.
(c)Represents the severance payment due based on the terms of their employment agreements. See Compensation Discussion and Analysis, Employment Agreements, for more information.

(d)Based on the closing market price of our Class A Common Stock of $31.85 per share on December 31, 2020. Restricted stock immediately vest upon termination in the event of death or disability, termination by the Company without cause, termination by the named executive officer for good reason, a change in control, or retirement either after age 65 or after age 55, if at such time the named executive officer has had at least ten years of service with the Company, as defined in the restricted stock award agreement.
(e)Unvested SARs immediately vest upon termination by the Company without cause, termination by the executive officer for good reason, or retirement either after age 65 or after age 55, if at such time the named executive officer has had at least ten years of service with the Company, as defined in the stock appreciation rights agreement. Amounts shown reflect the in-the-money values, if any, of the SARs that would vest based on the difference between the exercise price and the closing market price of $31.85 per share of Class A Common Stock on December 31, 2020.
(f)Mr. Krolik retired as President / Regional Sports Networks effective August 30, 2020. As part of his retirement, Mr. Krolik was awarded a $3,032,296 severance payment, calculated as two times the sum of Mr. Krolik's base salary and average annual bonus paid in the previous two years, per his employment agreement.

Equity Compensation Plan Information

The equity compensation plan information as of December 31, 2020 was as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities to be issued upon exercise of outstanding options, warrants and rights) (c)
Equity compensation plans approved by security holders	1,267,214	$24.15	3,124,043
Equity compensation plans not approved by security holders	—	—	—
Total	1,267,214	$24.15	3,124,043

(a)Includes 375,000 shares related to stock options outstanding. Also includes 892,214 shares which would have been issued if 3,205,562 SARs, with exercise prices ranging from $11.68 to $33.80 per share, were exercised on December 31, 2020. The number of shares issued is determined by dividing the amount from the difference between the aggregate market value of the shares underlying the SARs and the aggregate exercise price of the SARs by the market share price on the date of exercise. In February 2020, Mr. Smith received a SARs grant of 638,298 shares. In connection with the settlement of certain derivative litigation relating to the Company’s terminated merger with Tribune Media Company (as discussed in Note 13. Commitments and Contingencies in our 2020 Annual Report on Form 10-K), Mr. Smith agreed to forego, cancel, and return this SARs grant of 638,298 shares. The above table reflects the cancellation of this grant.
(b)The weighted average exercise price is based on 375,000 outstanding stock options with exercise prices ranging from $27.36 to $33.85 per share and 3,205,562 outstanding SARs with exercise prices ranging from $11.68 to $33.80 per share.
(c)This amount reflects the total shares available for future issuance under the Company’s LTIP and the Company’s Employee Stock Purchase Plan.

CEO Pay Ratio For 2020
Item 402(u) of Regulation S-K requires us to disclose the ratio of the annual total compensation of our Chief Executive Officer (CEO), Christopher S. Ripley, to the median of the annual total compensation of all other employees.
The annual total compensation of our CEO, as disclosed in the Summary Compensation Table within Compensation Discussion and Analysis above, was $12,769,638 for the year ended December 31, 2020. The annual total compensation of our median employee was $55,330 for the year ended December 31, 2020. Annual total compensation, for both our CEO and median employee, was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K.
Based on the foregoing, our estimate of the ratio of our CEO's annual total compensation to the median of the annual total compensation of all other employees was 231:1 for the year ended December 31, 2020.
We identified our median employee by gathering the 2020 gross pay, including salary and bonus, for all employees, excluding our CEO, employed by the Company on December 31, 2020. We included all full-time, part-time, and seasonal employees. We made pro rata adjustments for full-time employees which were hired during the year. We believe gross pay is a reasonable, consistently applied compensation measure by which to determine our median employee.
Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act, requires our officers (as defined in the SEC regulations), directors, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than ten percent (10%) stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such reports of ownership furnished to us, or written representations that no forms were necessary, we believe that during the past fiscal year our officers, directors, and greater than ten percent beneficial owners complied with all applicable filing requirements, with five exceptions. Frederick G. Smith did not timely file a Form 4 reporting the transfer of Class A Common Stock to irrevocable trusts and did not timely file a Form 4 reporting the purchase of Class A Common Stock from irrevocable trusts. These reports on Form 4, originally due December 10, 2019 and December 4, 2020, respectively, were filed with the SEC on March 17, 2020 and December 11, 2020, respectively. Howard E. Friedman did not timely file a Form 4 for the acquisition of Class A Common Stock and did not timely file a Form 4 for the sale of Class A Common Stock. These reports on Form 4, originally due March 16, 2020 and September 28, 2020, respectively, were filed with the SEC on December 10, 2020. Barry M. Faber did not timely file a Form 4 disclosing that he was appointed trustee of a family trust which holds Class A Common Stock and in which he is a beneficiary. This report on Form 4, originally due April 25, 2016, was filed with the SEC on December 15, 2020.

RELATED PERSON TRANSACTIONS
Our related person transaction policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which the Company was or is to be a participant, wherein the amount involved exceeds or has the potential to exceed $120,000 and a related person had or will have a direct or indirect material interest. The Board of Directors has determined that certain transactions falling within the characteristics above do not create a material direct or indirect interest on behalf of the related person, and are, therefore, not deemed to be related person transactions.

Prior to entering into a related party transaction, the director or executive officer who is a related person or has an immediate family member who is a related person must provide notice to the Chief Compliance Officer and general counsel of the facts and circumstances of the proposed related person transaction, including the related person’s relationship to the Company and the person’s interest in the transaction; the material terms of the proposed transaction, including the aggregate value or, in the case of indebtedness, the aggregate principal and interest rate; the benefits to the Company of the proposed transaction; if applicable, the availability of other sources of comparable products or services; and an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party. The Chief Compliance Officer, upon consultation with general counsel, will determine whether the proposed transaction is a related person transaction for purposes of our related person transaction policy and may meet with the relevant business unit or function leader to confirm and supplement the information in the notice. Any proposed transaction determined to be a related person transaction will be submitted to the Audit Committee of the Board of Directors, with copies to the Chief Financial Officer and Chief Accounting Officer, for consideration.

The Audit Committee will consider all the relevant facts and circumstances, including the benefits to the Company, the potential effect on a director’s independence of entering into the transaction, the availability of other sources for the products or services, the terms of the transaction, and the terms available to unrelated third parties generally and may approve or ratify the related person transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of the Company and has terms that are no less favorable to the Company than those available with an unrelated third-party. The Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the related person in connection with approval of the related person transaction.

Any related person transaction previously approved by the Audit Committee or otherwise already existing that is ongoing in nature shall be reviewed by the Audit Committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the Audit Committee, if any, and that all required disclosures regarding the related person transaction are made.

Prior to the adoption of our related person transaction policy, consistent with the Nasdaq listing requirements and the Audit Committee charter, the Audit Committee reviewed or approved all related person transactions requiring disclosure under SEC regulations to the extent such transactions were entered into or amended since February 2004. Certain transactions mentioned in the reference below were not approved pursuant to the current related person transaction policy because they were entered into before the policy’s existence.

Jason Smith, an employee of the Company, is the son of Frederick G. Smith, a Vice President of the Company and a member of the Company's Board of Directors. Jason Smith received total compensation of $0.2 million, consisting of salary and bonus, and was granted a restricted stock award with respect to 355 shares, vesting over two years, for the year ended December 31, 2020. Amberly Thompson, an employee of the Company, is the daughter of Donald H. Thompson, Executive Vice President / Chief Human Resources Officer of the Company. Amberly Thompson received total compensation of $0.2 million, consisting of salary and bonus, for the year ended December 31, 2020. Edward Kim, an employee of the company, is the brother-in-law of Christopher S. Ripley, President and Chief Executive Officer of the Company. Edward Kim was hired during the year ended December 31, 2020, with a base salary of $0.2 million, and received total compensation for the year of $0.1 million, consisting of salary. Messrs. Smith and Kim and Ms. Thompson's total compensation is consistent with other Company employees in similar positions.

For further information regarding related person transactions, including a description of all related party transactions that took place during our last fiscal year, see Note 15. Related Person Transactions to our consolidated financial statements in our 2020 Annual Report on Form 10-K.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our directors, officers, and employees (including our chief executive officer, chief financial officer, chief accounting officer, corporate controller, and any person performing similar functions). We have made the Code of Business Conduct and Ethics available on our website at www.sbgi.net. We will disclose promptly any waiver from or amendment to the Code of Business Conduct and Ethics for our executive officers or directors as required by law, SEC regulations or Nasdaq listing requirements, by posting such disclosure on our website.

Anti-Hedging Policy

As part of our insider trading policy, all employees, including our named executive officers and non-employee directors are prohibited from trading in any interest or position relating to the future price of our securities (such as a put, call, short sale or other derivative). However, we currently do not have any practices or policies that otherwise prohibit our employees, including our named executive officers and non-employee directors, from otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value our securities.

AUDIT COMMITTEE, AUDIT FEES AND AUDITOR INDEPENDENCE
Report of the Audit Committee
The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company incorporated it by specific reference.

The Audit Committee has received from Sinclair’s independent registered public accounting firm, PwC, written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB), regarding PwC’s independence, including communications between PwC and us regarding PwC’s independence, and has discussed with PwC its independence. The Audit Committee has discussed whether the provision of non-audit services by PwC is compatible with maintaining PwC’s independence. PwC has stated that it believes that it is in full compliance with all of the independence standards established under generally accepted auditing standards and the rules of the SEC. The Audit Committee concurs and has approved all non-audit services provided by PwC in 2020. The Audit Committee also has discussed with PwC the matters required to be discussed by the applicable standards of the PCAOB, including the selection of and changes in Sinclair’s significant accounting policies, the basis for management’s accounting estimates, PwC’s conclusions regarding the reasonableness of those estimates and the disclosures included in the financial statements.

The Audit Committee met with management and representatives of PwC in connection with PwC’s audit of Sinclair’s consolidated financial statements and related schedule for the year ended December 31, 2020 and reviewed and discussed such financial statements with management. The Audit Committee also reviewed management’s report on its assessment of the effectiveness of Sinclair’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of Sinclair’s internal control over financial reporting. Based on such review and discussion with management, and based on the Audit Committee’s reviews and discussions with PwC regarding its independence and the matters required to be discussed by the PCAOB and the SEC, the Audit Committee recommended to the Board of Directors that the audited financial statements and management’s assessment of the effectiveness of Sinclair’s internal control over financial reporting be included in Sinclair’s Annual Report on Form 10-K and the Board has approved that recommendation.

The Audit Committee has reviewed and discussed the fees paid to PwC during the last year for audit and non-audit services, which are set forth in this proxy statement under “Disclosure of Fees Charged by Independent Registered Public Accounting Firm,” and has determined that the provision of the non-audit services is compatible with PwC’s independence.

Audit Committee

Lawrence E. McCanna, Chairman
Daniel C. Keith
Martin R. Leader

Disclosure of Fees Charged by Independent Registered Public Accounting Firm
The following summarizes the fees charged by PwC for certain services rendered to us during 2020 and 2019, respectively:

	Year ended December 31,
	2020	2019
Audit fees (a)	$3,815,284	$4,571,669
Audit-related fees (b)	563,000	557,232
Tax fees (c)	2,344,191	960,345
All other fees (d)	4,500	4,500
Total	$6,726,975	$6,093,746

(a)Fees paid for annual audits of our consolidated financial statements and effectiveness of internal control over financial reporting and reviews of interim consolidated financial statements.
(b)Fees paid for services related to the quarter review and annual audit of the financial statements of some of our subsidiaries, debt offerings, and the adoption of new accounting standards.
(c)Tax fees incurred for tax planning, compliance, and due diligence services.
(d)Fees incurred related to permitted services not included in the category descriptions provided.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

The Audit Committee maintains a pre-approval policy that provides guidelines for the audit, audit-related, tax, and other permissible non-audit services that may be provided by the independent registered public accounting firm (the independent auditors) in order to ensure that the provision of such services does not impair the auditor’s independence. Under this policy, which remains in effect, the Audit Committee annually pre-approves the audit fee and terms of the engagement, as set forth in the engagement letter, along with a specified list of audit-related and tax services. If any service to be provided by the independent auditors has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee and the independent auditors may not begin work on any engagement without confirmation of the Audit Committee pre-approval from the Chief Accounting Officer or his or her delegate. In accordance with this policy, the Chairman of the Audit Committee has been authorized by the Committee to pre-approve any audit-related, tax, or other permissible non-audit service engagements of the independent auditors.

For the fiscal years ended December 31, 2020 and 2019, the Audit Committee pre-approved all services described above in the captions audit-related fees, tax fees, and all other fees. None were approved pursuant to the waiver of pre-approval provisions set forth in Regulation S-X of the Exchange Act. For the fiscal year ended December 31, 2020, less than 50% of the hours expended on PwC’s engagement to audit our financial statements were attributed to work performed by persons other than full-time, permanent employees of PwC.

SHAREHOLDER PROPOSALS
Any stockholder proposal pursuant to Rule 14a-8 under the Exchange Act to be considered for inclusion in the Company’s proxy materials for the 2022 annual meeting of stockholders must be received by notice delivered to the Secretary of the Company at the Company’s office at 10706 Beaver Dam Road, Hunt Valley, Maryland 21030, no later than December 30, 2021. However, if the 2022 annual meeting of stockholders is held (i) more than 30 days before or after the anniversary of the 2021 annual meeting of stockholders, then any stockholder proposal pursuant to Rule 14a-8 must be received within a reasonable time before the 2022 annual meeting of stockholders begins to enable the Company to print and mail its proxy materials. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s proxy statement and any stockholder proposal must comply with the requirements of Rule 14a-8 under the Exchange Act.

The Company’s bylaws include separate advance notice provisions applicable to stockholders desiring to bring proposals or nominations for directors before an annual stockholders’ meeting other than pursuant to Rule 14a-8. These advance notice provisions require that, among other things, stockholders give timely written notice to the Secretary of the Company at the address set forth above regarding such nominations or proposals and provide the information and satisfy the other requirements set forth in the Company’s bylaws. To be timely, a stockholder who intends to present nominations or a proposal at the 2022 annual meeting of stockholders other than pursuant to 14a-8 must provide the information set forth in the Company’s bylaws to the Secretary of the Company at the address set forth above no earlier than 5:00 p.m. eastern time on November 30, 2021 and no later than 5:00 p.m. eastern time on December 30, 2021. However, if the 2022 annual meeting of stockholders is held more than 30 days before or after the anniversary of the 2021 annual meeting of stockholders, then the information must be received by 5:00 p.m. eastern time on the later of the one hundred twentieth (120th) day prior to the date of the 2022 annual meeting of stockholders or the tenth (10th) day following the day on which public announcement of the date of the 2022 annual meeting of stockholders is first made.

If a stockholder fails to meet these deadlines, we may exclude the nominations or proposal from inclusion in the Company’s proxy materials or for consideration at the 2022 annual meeting of stockholders.

BY ORDER OF THE BOARD OF DIRECTORS

J. Duncan Smith, Secretary

Baltimore, Maryland
April 29, 2021

APPENDIX A

SINCLAIR BROADCAST GROUP
1998 EMPLOYEE STOCK PURCHASE PLAN
(as amended and restated on November 3, 2020)

PURPOSE
The Sinclair Broadcast Group 1998 Employee Stock Purchase Plan (the “ESPP”) provides employees of Sinclair Broadcast Group (the “Company”) and its subsidiaries with an opportunity to become owners of the Company through the purchase of shares of the Company’s Class A common stock (the “Common Stock”). The Company intends this Plan to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986 (the “Code”), and its terms should be construed accordingly. The Plan was initially effective as of January 1, 1998 and is effective as amended and restated as of November 3, 2020.

ELIGIBILITY
An Employee whom the Company or an Eligible Subsidiary has employed for at least one full year of service after his date of hire is eligible to participate in the ESPP for the next quarterly Offering Period; provided, however, that an Employee may not make a purchase under the ESPP if such purchase would result in the Employee’s owning Common Stock possessing 5% or more of the total combined voting power or value of the Company’s outstanding stock. For purposes of determining an individual’s amount of stock ownership, any options to acquire shares of Company Common Stock are counted as shares of stock, and the attribution rules of Section 424(d) of the Code apply.
Employee means any person employed as a common law employee of the Company or an Eligible Subsidiary. Employee excludes anyone who, with respect to any particular period of time, was not treated initially on the payroll records as a common law employee.

ADMINISTRATOR
The Compensation Committee of the Board of Directors of the Company, or such other committee as the Board designates (the “Committee”), will administer the ESPP. The Committee is vested with full authority and discretion to make, administer, and interpret such rules and regulations as it deems necessary to administer the ESPP (including rules and regulations deemed necessary to comply with the requirements of Section 423 of the Code). Any determination or action of the Committee in connection with the administration or interpretation of the ESPP shall be final and binding upon each Employee, Participant and all persons claiming under or through any Employee or Participant.
Without shareholder consent and without regard to whether the actions might adversely affect Participants, the Committee (or the Board) may change the Offering Periods, limit or increase the frequency and/or number of changes in the amounts withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount the Participant designated to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, delegate its functions (other than those with respect to setting Purchase Periods or determining the price of stock and the number of shares to be offered under the Plan) to officers or employees of the Company; and establish such other limitations or procedures as it determines in its sole discretion advisable and consistent with the Plan.
The Committee may also increase the price provided in Step 2 under GRANTING OF OPTIONS (by decreasing the discount and/or by designating that the price is determined as of either the beginning or the ending date of a Purchase Period rather than as of the lower of both) for Purchase Periods beginning after committee action.

PAYROLL DEDUCTION PERIOD	Offering Periods are successive three-month periods coinciding with calendar quarters or such other period as determined by the Committee (or the Board) not to exceed 27 months.

PARTICIPATION	An eligible Employee may become a “Participant” for an Offering Period by completing an electronic enrollment and an IRS Form W-9 within a reasonable period of time before the first day of such Offering Period. The Committee will send to each new Employee who satisfies the rules in ELIGIBILITY above a notice advising the Employee of his right to participate in the ESPP for the following Offering Period. All Participants receiving options under the ESPP will have the same rights and privileges.

METHOD OF PAYMENT
A Participant may contribute to the ESPP as follows:
The Participant must elect to have deductions made from his Compensation for each payroll period during the Offering Period at a rate of at least 1% but not more than 20% of his Compensation. Compensation under the Plan means an Employee’s regular compensation, including overtime, bonuses, and commissions, from the Company or an Eligible Subsidiary paid during an Offering Period.
All payroll deductions will be credited to the Participant’s account under the ESPP but will not accrue interest.
Payroll deductions will begin on the first payday coinciding with or following the first day of each Offering Period and will end with the last payday preceding or coinciding with the end of that Offering Period, unless the Participant sooner withdraws as authorized under WITHDRAWAL below.
A Participant may not alter the rate of payroll deductions during the Offering Period. The Company may use the consideration it receives for general corporate purposes.

GRANTING OF OPTIONS
On the first day of each Offering Period, a Participant will receive options to purchase a number of shares of Common Stock with funds withheld from his Compensation. Such number of shares will be determined at the end of the Offering Period according to the following procedure:
Step 1—Determine the amount the Company withheld from Compensation since the beginning of the Offering Period;
Step 2 — Determine the “Purchase Price” to be the amount that represents 85% of the lower of Fair Market Value of a share of Common Stock on the (I) first day of the Offering Period, or (II) the last day of the Offering Period; and
Step 3 — Divide the amount determined in Step 1 by the amount determined in Step 2.

FAIR MARKET
The Fair Market Value of a share of Common Stock VALUE for purposes of the Plan as of each date described in Step 2 will be determined as follows:
if the Common Stock is traded on a national securities exchange, the closing sale price on that date;
if the Common Stock is not traded on any such exchange, the closing sale price as reported by the National Association of Securities Dealers, Inc. Automated Quotation System (“Nasdaq”) for such date;
if no such closing sale price information is available, the average of the closing bid and asked prices as reported by Nasdaq for such date;
if there are no such closing bid and asked prices, the average of the closing bid and asked prices as reported by any other commercial service for such date; or
if there is no established market for the Common Stock, the value as determined in good faith by the Committee.
For January 1 and any other date described in Step 2 that is not a trading day, the Fair Market Value of a share of Common Stock for such date shall be determined by using the closing sale price or the average of the closing bid and asked prices, as appropriate, for the immediately preceding trading day.
No Participant shall receive options:
if, immediately after the grant, that Participant would own shares, or hold outstanding options to purchase shares, or both, possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or any subsidiaries; or
that permit the Participant to purchase shares under all employee stock purchase plans of the Company and any subsidiary with a Fair Market Value (determined at the time the options are granted) that exceeds $25,000 in any calendar year.

EXERCISE OF OPTION	Unless a Participant effects a timely withdrawal pursuant to the WITHDRAWAL paragraph below, his option for the purchase of shares of Common Stock during an Offering Period will be automatically exercised as of the last day of the Offering Period for the purchase of the maximum number of shares (including fractional shares) that the sum of the payroll deductions credited to the Participant’s account during such Offering Period can purchase pursuant to the formula specified in GRANTING OF OPTIONS.

DELIVERY OF COMMON STOCK	As soon as administratively feasible after the options are used to purchase Common Stock, the Company will deliver to a designated brokerage firm the shares of Common Stock the Participant purchased upon the exercise of the option and direct the brokerage firm to hold the shares in the Participant’s name or street name for at least one year from the date of purchase. After the one year holding period, the Participant may sell, transfer, or retain the stock.

SUBSEQUENT OFFERINGS	A Participant will be deemed to have elected to participate in each subsequent Offering Period following his initial election to participate in the ESPP, unless the Participant withdraws at least fifteen days before the beginning of the Offering Period as of which the Participant desires to withdraw from the ESPP.

WITHDRAWAL FROM THE PLAN
A Participant may withdraw all, but not less than all, payroll deductions credited to his account for an Offering Period before the end of such Offering Period at least thirty days before the end of such Offering Period. A Participant who for any reason, including retirement, termination of employment, or death, ceases to be an Employee before the last day of any Offering Period will be deemed to have withdrawn from the ESPP as of the date of such cessation.
Upon the withdrawal of a Participant from the ESPP, his outstanding options under the ESPP will immediately terminate.
If a Participant withdraws from the ESPP for any reason, the Company will pay to the Participant all payroll deductions credited to his account or, in the event of death, to the persons designated as provided in DESIGNATION OF BENEFICIARY, as soon as administratively feasible after the date of such withdrawal, and no further deductions will be made from the Participant’s Compensation.
A Participant who has elected to withdraw from the ESPP may resume participation in the same manner and pursuant to the same rules as any Employee making an initial election to participate in the ESPP, i.e., he may elect to participate in the next following Offering Period so long as he files the authorization form by the deadline for that Offering Period. Any Participant who is subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), and who withdraws from the ESPP for any reason will only be permitted to resume participation in a manner that will permit transactions under the ESPP to continue to be exempt within the meaning of Rule 16b-3 under the Exchange Act.

STOCK SUBJECT TO PLAN
The shares of Common Stock that the Company will sell to Participants under the ESPP will be shares of authorized but unissued Common Stock. The maximum aggregate number of shares made available for sale under the ESPP is 4,200,000, plus an annual increase to be added on the first day of each of the Company’s fiscal years for a period of ten years, beginning with the fiscal year that begins on January 1, 2022 and ending with (and including) the fiscal year that begins on January 1, 2031, equal to the lesser of (i) 1,000,000, (ii) one-and-one-half percent (1.5%) of the outstanding shares of Common Stock on the immediately preceding December 31st, or (iii) a lesser amount determined by the Committee or the Board (subject to the provisions in ADJUSTMENTS UPON CHANGES IN CAPITAL STOCK). If the total number of shares for which options are to be exercised in an Offering Period exceeds the number of shares then available under the ESPP, the Company will make, so far as is practicable, a pro rata allocation of the shares available.
A Participant will have no interest in shares covered by his option until the Participant exercises the option.
Shares that a Participant purchases under the ESPP will be registered in the name of the Participant or in street name.

REPORTS	Individual accounts will be maintained for each Participant. Statements of account will be given to Participants at least annually, and those statements will set forth the amount of payroll deductions, the exercise price, the number of shares purchased, and the remaining cash balance, if any.

ADJUSTMENTS UPON CHANGES IN CAPITAL STOCK
Subject to any required action by the Company (which it shall promptly take) or its stockholders, and subject to the provisions of applicable corporate law, if, during an Offering Period, outstanding shares of Common Stock increase or decrease or change into or are exchanged for a different number or kind of security by reason of any capitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or some other increase or decrease in such Common Stock occurs without the Company’s receiving consideration, the Committee will make a proportionate and appropriate adjustment in the number of shares of Common Stock underlying the options, so that the proportionate interest of the Participant immediately following such event will, to the extent practicable, be the same as immediately before such event. Any such adjustment to the options will not change the total price with respect to shares of Common Stock underlying the Participant’s election but will include a corresponding proportionate adjustment in the price of the Common Stock, to the extent consistent with Section 424 of the Code.
The Committee will make a commensurate change to the maximum number and kind of shares provided in the STOCK SUBJECT TO PLAN section.
No issue by the Company of any class of preferred stock, or securities convertible into shares of common or preferred stock of any class, will affect, and no adjustment by reason thereof will be made with respect to, the number of shares of Common Stock subject to any options or the price to be paid for stock except as this ADJUSTMENTS section specifically provides. The grant of an option under the Plan will not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or to consolidate, or to dissolve, liquidate, sell, or transfer all or any part of its business or assets.

SUBSTANTIAL CORPORATE CHANGE
Upon a Substantial Corporate Change, the Plan and the offering will terminate unless provision is made in writing in connection with such transaction for the assumption or continuation of outstanding elections, or the substitution for such options or grants of any options covering the stock or securities of a successor employer corporation, or a parent or subsidiary of such successor, with appropriate adjustments as to the number and kind of shares of stock and prices, in which event the options will continue in the manner and under the terms so provided.
If an option would otherwise terminate under the preceding sentence, the Participant will have the right, at such time before the consummation of the transaction causing such termination as the Board reasonably designates, to exercise any unexercised portions of the option. However, the Board may determine that allowing such exercise before the end of the Offering Period will not occur if the election would render unavailable “pooling of interest” accounting for any reorganization, merger, or consolidation of the Company.
A Substantial Corporate Change means the dissolution or liquidation of the Company, merger, consolidation, or reorganization of the Company with one or more corporations in which the Company is not the surviving corporation, the sale of substantially all of the assets of the Company to another corporation, or any transaction (including a merger or reorganization in which the Company survives) approved by the Board that results in any person or entity (other than any affiliate of the Company as defined in Rule 144(a)(1) under the Securities Act of 1933 (the “Securities Act”) owning 100% of the combined voting power of all classes of stock of the Company.

DESIGNATION OF BENEFICIARY
A Participant may have on file a written designation of a beneficiary who is to receive any payroll deductions credited to the Participant’s account under the ESPP or any shares of Common Stock owed to the Participant under the ESPP if the Participant dies. A Participant may change a beneficiary at any time in their stock plan account.
Upon the death of a Participant and upon receipt by the Committee of proof of the identity and existence of the Participant’s designated beneficiary, the Company shall deliver such cash or shares, or both, to the beneficiary. If a Participant dies and is not survived by a beneficiary that the Participant designated in accordance with the immediate preceding paragraph, the Company will deliver such cash or shares, or both, to the personal representative of the estate of the deceased Participant. If, to the knowledge of the Committee, no personal representative has been appointed within 90 days following the date of the Participant’s death, the Committee, in its discretion, may direct the Company to deliver such cash or shares, or both, to the surviving spouse of the deceased Participant, or to any one or more dependents or relatives of the deceased Participant, or if no spouse, dependent or relative is known to the Committee, then to such other person as the Committee may designate. No designated beneficiary may acquire any interest in such cash or shares before the death of the Participant.

SUBSIDIARY EMPLOYEES	Employees of the Company’s subsidiaries will be entitled to participate in the ESPP, except as otherwise designated by the Board of Directors or the Committee. Eligible Subsidiary means each of the Company’s Subsidiaries, except as the Board otherwise specifies. Subsidiary means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time an option is granted to a Participant under the ESPP, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

TRANSFERS, ASSIGNMENTS, AND PLEDGES	A Participant may not assign, pledge, or otherwise dispose of payroll deductions credited to the Participant’s account or any rights to exercise an option or to receive shares of Common Stock under the ESPP other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, as defined in the Employee Retirement Income Security Act. Any other attempted assignment, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw under the WITHDRAWAL section.

AMENDMENT OR TERMINATION OF PLAN	The Board of Directors of the Company or the Committee may at any time terminate or amend the ESPP. Any amendment of the ESPP that (i) materially increases the benefits to Participants, (ii) materially increases the number of securities that may be issued under the ESPP, or (iii) materially modifies the eligibility requirements for participation in the ESPP must be approved by the shareholders of the Company to take effect. The Company shall refund to each Participant the amount of payroll deductions credited to his account as of the date of termination as soon as administratively feasible following the effective date of the termination.

NOTICES	All notices or other communications by a Participant to the Committee or the Company shall be deemed to have been duly given when the Human Resources Department or the Secretary of the Company receives them or when any other person the Company designates receives the notice or other communication in the form the Company specifies.

GENERAL ASSETS	Any amounts the Company invests or otherwise sets aside or segregates to satisfy its obligations under this ESPP will be solely the Company’s property (except as otherwise required by Federal or state wage laws), and the optionee’s claim against the Company under the ESPP, if any, will be only as a general creditor. The optionee will have no right, title, or interest whatever in or to any investments that the Company may make to aid it in meeting its obligations under the ESPP. Nothing contained in the ESPP, and no action taken pursuant to its provisions, will create or be construed to create an implied or constructive trust of any kind or a fiduciary relationship between the Company and any Employee, Participant, former Employee, former Participant, or any beneficiary.

PRIVILEGES OF STOCK OWNERSHIP	No Participant and no beneficiary or other person claiming under or through such Participant will have any right, title, or interest in or to any shares of Common Stock allocated or reserved under the Plan except as to such shares of Common Stock, if any, that have been issued to the designated brokerage firm or to such Participant.

TAX WITHHOLDING	To the extent that a Participant realizes ordinary income in connection with a sale or other transfer of any shares of Common Stock purchased under the Plan or the crediting of interest to an account, the Company may withhold amounts needed to cover such taxes from any payments otherwise due to the Participant. Any Participant who sells or otherwise transfers shares purchased under the Plan within two years after the beginning of the Offering Period in which he purchased the shares must, within 30 days of such transfer, notify the Company’s Payroll Department in writing of such transfer.

LIMITATIONS ON LIABILITY	Notwithstanding any other provisions of the ESPP, no individual acting LIABILITY as a director, employee, or agent of the Company shall be liable to any Employee, Participant, former Employee, former Participant, or any use or beneficiary for any claim, loss, liability, or expense incurred in connection with the ESPP, nor shall such individual be personally liable because of any contract or other instrument he executes in such other capacity. The Company will indemnify and hold harmless each director, employee, or agent of the Company to whom any duty or power relating to the administration or interpretation of the ESPP has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Sinclair Board’s approval) arising out of any act or omission to act concerning this ESPP unless arising out of such person’s own fraud or bad faith.

NO EMPLOYMENT CONTRACT	Nothing contained in this Plan constitutes an employment contract between the Company or an Eligible Subsidiary and any Employee. The ESPP does not give an Employee any right to be retained in the Company’s employ, nor does it enlarge or diminish the Company’s right to terminate the Employee’s employment.

APPLICABLE LAW	The laws of the State of Maryland (other than its choice of law provisions) govern the ESPP and its interpretation.

LEGAL COMPLIANCE	The Company will not issue any shares of Common Stock under the Plan until the issuance satisfies all applicable requirements imposed by Federal and state securities and other laws, rules, and regulations, and by any applicable regulatory agencies or stock exchanges. To that end, the Company may require the optionee to take any reasonable action to comply with such requirements before issuing such shares. No provision in the Plan or action taken under it authorizes any action that Federal or state laws otherwise prohibit. The Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and all regulations and rules the Securities and Exchange Commission issues under those laws, including specifically Rule 16b-3. Notwithstanding anything in the Plan to the contrary, the Committee and the Board must administer the Plan, and Participants may purchase Common Stock, only in a way that conforms to such laws, rules, and regulations. To the extent permitted by applicable law, the Plan and any offers will be deemed to the extent necessary to conform to such laws, rules, and regulations.

APPROVAL OF SHAREHOLDERS	The ESPP must be submitted to the shareholders of the Company for their approval within 12 months after the Board of Directors of the Company adopts the ESPP. The adoption of the ESPP is conditioned upon the approval of the shareholders of the Company, and failure to receive their approval will render the ESPP and any outstanding options thereunder void and of no effect.

APPENDIX B

THIRD AMENDMENT TO
1996 LONG-TERM INCENTIVE PLAN OF
SINCLAIR BROADCAST GROUP, INC.

WHEREAS, Sinclair Broadcast Group, Inc., a Maryland corporation (the “Company”), has adopted the 1996 Long Term Incentive Plan (as amended, the “Plan”);

WHEREAS, the Board of Directors (the “Board”) of the Company desires to amend the Plan to increase the number of shares of Company common stock reserved for issuance thereunder; and

WHEREAS, Section 11 of the Plan permits the Board to amend the Plan from time to time.

NOW, THEREFORE, the following amendments and modifications are hereby made a part of the Plan:

1.    The first sentence of Section 4 of the Plan is hereby deleted in its entirety and replaced with the following:

“Subject to the provisions of Section 13 hereof, there shall be available for Awards under this Plan granted wholly or partly in Common Stock (including rights or options which may be exercised for or settled in Common Stock) an aggregate of 19,000,000 shares of Common Stock.”

2.    In all other respects, the Plan, as amended, shall remain in full force and effect.

Amendment Adopted by the Board of Directors on February 23, 2021	Amendment Approved by the Stockholders on __________, 2021

APPENDIX C

1996 LONG-TERM INCENTIVE PLAN
of
SINCLAIR BROADCAST GROUP, INC.
(as amended through the Second Amendment effective January 1, 2005)

1. OBJECTIVES. This 1996 Long-Term Incentive Plan of Sinclair Broadcast Group, Inc. (the "Plan") is adopted by Sinclair Broadcast Group, Inc., a Maryland corporation (the "Company"), to reward key individuals for making major contributions to the success of the Company and its Subsidiaries (as hereinafter defined). These objectives are to be accomplished by making Awards (as hereinafter defined) under the Plan and thereby providing Participants (as hereinafter defined) with a proprietary interest in the growth and performance of the Company and its Subsidiaries.

2. DEFINITIONS. As used herein, the terms set forth below shall have the following respective meanings:

"Authorized Officer" means the Chairman of the Board or the Chief Executive Officer of the Company or a Subsidiary (or any other senior officer of the Company or a Subsidiary to whom either of them shall delegate the authority to execute any Award Agreement).

"Award" means the grant of any Option, SAR, Stock Award, Cash Award or Performance Award, whether granted singly, in combination or in tandem, to a Participant pursuant to such applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

"Award Agreement" means a written agreement between the Company and a Participant setting forth the terms, conditions and limitations applicable to an Award. The Award Agreement applicable to any Option, SAR or Restricted Stock granted hereunder shall include terms and conditions which ensure that such Award qualifies as a stock right exempt from Code section 409A. The Award Agreement applicable to any Cash Award, Performance Award or Stock Award (other than Restricted Stock) granted hereunder shall include terms and conditions which either ensure compliance with the requirements of Code section 409A or ensure exemption from Code section 409A (for example, by being payable in full within two and one-half (2 ½) months after the year in which such Award becomes vested, in accordance with the 'short-term deferral' exception to Code section 409A).

"Board" means the Board of Directors of the Company.

"Cash Award" means an award denominated in cash.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Company" has the meaning specified in paragraph 1 hereof.

"Committee" means the Compensation Committee of the Board or such ether committee of the Board as is designated by the Board to administer the Plan.

"Common Stock" means the Class A Common Stock, par value $.01 per share, of the Company.

"Dividend Equivalents" means, with respect to shares of Restricted Stock that are to be issued at the end of the Restriction Period, an amount equal to all dividends and other distributions (or the economic equivalent thereof) which are payable to stockholders of record during the Restriction Period on a like number of shares of Common Stock.

"Effective Date" means the date upon which this Plan shall be adopted and made effective in accordance with Section 17 hereof.

"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

"Fair Market Value" of a share of Common Stock means, as of a particular date, (i) if shares of Common Stock are listed on a national securities exchange, the mean between the highest and lowest sales price per share of Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (ii) if shares of Common Stock are not so listed but are quoted on the NASDAQ National Market, the mean between the highest and lowest sales price per share of Common Stock reported by the NASDAQ National Market on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported or (iii) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the NASDAQ Stock Market, or, if not reported by the NASDAQ Stock Market, by the National Quotation Bureau Incorporated.

"Incentive Option" means an Option that is intended to comply with the requirements set forth in Section 422 of the Code.

"Nonqualified Stock Option" means an Option that is not an Incentive Option.

"Option" means a right to purchase a specified number of shares of Common Stock at a specified price.

"Participant" means an employee of or an individual otherwise performing services for or on behalf of, the Company or any of its Subsidiaries, and to whom an Award has been made under this Plan.

"Performance Award" means an award made pursuant to this Plan to a Participant that is subject to the attainment of one or more Performance Goals.

"Performance Goal" means a standard established by the Committee to determine in whole or in part whether a Performance Award shall be earned.

"Plan" has the meaning specified in Section 1 hereof.

"Restricted Stock" means any Common Stock that is restricted and subject to a substantial risk of forfeiture, within the meaning of Code section 83.

"Restriction Period" means a period of time beginning as of the date upon which an Award of Restricted Stock is made pursuant to this Plan and ending as of the date upon which the Common Stock subject to such Award is no longer restricted or subject to forfeiture provisions.

"Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act, or any successor rule.

"SAR" means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the right is exercised over the Fair Market Value of such shares on the date of grant.

"Stock Award" means an award in the form of shares of Common Stock or units denominated in shares of Common Stock.

"Subsidiary" means (a) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing more than 50% of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation and (b) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns more than 50% of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

3. ELIGIBILITY. Individuals eligible for an Award under this Plan are those whose performance, in the judgment of the Committee, can have an effect on the success of the Company and its Subsidiaries.

4. COMMON STOCK AVAILABLE FOR AWARDS. Subject to the provisions of Section 13 hereof, there shall be available for Awards under this Plan granted wholly or partly in Common Stock (including rights or options which may be exercised for or settled in Common Stock) an aggregate of 2,073,673 shares of Common Stock (as initially authorized) and an additional 4,926,327 shares of Common Stock (as authorized in 1998). The number of shares of

Common Stock that are the subject of Awards under this Plan that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or in a manner such that all or some of the shares covered by an Award are not issued to a Participant or are exchanged for Awards that do not involve Common Stock, shall again immediately become available for Awards hereunder. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.

5. ADMINISTRATION.

(a) This Plan shall be administered by the Committee. The Committee shall consist of at least two members of the Board who meet the requirements of the definition of "disinterested person" in Rule 16b-3(d)(3) promulgated under the Exchange Act, or any successor rule.

(b) Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions which are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. The Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner that is either (i) not adverse to the Participant to whom such Award was granted or (ii) consented to by such Participant. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final conclusive and binding on all parties concerned. Notwithstanding the foregoing or anything herein (or in any Award Agreement) to the contrary, the Committee may not exercise its discretion in a manner which would result in any Option, SAR, or Restricted Stock granted hereunder constituting a 'deferral of compensation,' within the meaning of Code section 409A, or which would result in any Cash Award, Performance Award or Stock Award (other than Restricted Stock) granted hereunder failing to comply with the requirements of Code section 409A or with the 'short-term deferral' exception to 409A, such as by permitting the payment of an Award that is subject to Code section 409A to be impermissibly accelerated or postponed, or by adding a deferral feature to an Award that would otherwise be exempt from Code section 409A. By way of example (but not to limit the foregoing), the exercisability of an Option or SAR may not be extended to a date which is any later than the earlier of the original maximum term of the Award as provided herein or the tenth (10th) anniversary of the date of the Award, unless such extension would not constitute a 'modification,' within the meaning of the Treasury regulations under Code section 409A.

(c) No member of the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of Section 6 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

6. DELEGATION OF AUTHORITY. The Committee may delegate its duties under this Plan pursuant to such conditions or limitations as the Committee may establish, except that the Committee may not delegate to any person the authority to grant Awards to, or take other action with respect to, Participants who are (a) subject to Section 16 of the Exchange Act or (b) not employees of the Company or any of its Subsidiaries.

7. AWARDS.

(a) The Committee shall determine the type or types of Awards to be made under this Plan and shall designate from time to time the individuals who are to be the recipients of such Awards. Each Award shall be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion and shall be signed by the Participant to whom the Award is made and by an Authorized Officer (other than the Participant) for and on behalf of the Company. Awards may consist of those listed in this Section 7(a) and may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other plan of the Company or any of its Subsidiaries, including the plan of any acquired entity. An Award may provide for the grant or issuance of additional, replacement or alternative Awards upon the occurrence of specified events, including the exercise of the original Award granted to a Participant. All or part of an Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Company and its Subsidiaries, achievement of specific business objectives, increases in specified indices, attainment of specified growth rates and other comparable measurements of performance.

(i) STOCK OPTION. An Award may be in the form of an Option. An Option awarded pursuant to this Plan may consist of an Incentive Option or a Nonqualified Option. The price at which shares of Common Stock may be purchased upon the exercise of an Option shall not be less than the Fair Market value of the Common Stock on the date of grant. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Options awarded pursuant to this Plan, including the term of any Options and the date or dates upon which they become exercisable, shall be determined by the Committee.

(ii) STOCK APPRECIATION RIGHT. An Award may be in the form of an SAR. The terms, conditions and limitations applicable to any SARs awarded pursuant to this Plan, including the term of any SARs and the date or dates upon which they become exercisable, shall be determined by the Committee.

(iii) STOCK AWARD. An Award may be in the form of a Stock Award. The terms, conditions and limitations applicable to any Stock Awards granted pursuant to this Plan shall be determined by the Committee.

(iv) CASH AWARD. An Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to any Cash Awards granted pursuant to this Plan shall be determined by the Committee.

(v) PERFORMANCE AWARD. Without limiting the type or number of Awards that may be made under the other provisions of this Plan, an Award may be in the form of a Performance Award. A Performance Award shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee prior to the earlier to occur of (A) 90 days after the commencement of the period of service to which the Performance Goal relates and (B) the elapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. Such a Performance Goal may be based on one or more business criteria that apply to the individual, one or more business units of the Company, or the Company as a whole, and may include one or more of the following: revenue, cash flow, net income, stock price, market share, earnings per share, return on equity, return on assets or decrease in costs. Unless otherwise stated such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Performance Goals and Performance Awards, it is the intent of the Plan to conform with the standards of Section 162(m) of the Code and Treasury Regulations ss. 1.162-27(e)(2)(i), and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals, the Committee must certify in writing to the Board that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Performance Awards made pursuant to this Plan shall be determined by the Committee.

(b) Notwithstanding anything to the contrary contained in this Plan, the following limitations shall apply to any Awards made hereunder:

(i) no Participant may be granted, during any calendar year, Awards consisting of Options or SARs that are exercisable for more than the remainder of 1,500,000 shares of Common Stock less, if any, the number of shares of Common Stock underlying existing Options or SARs granted to such Participant under the Plan; and

(ii) no Participant may be granted Awards consisting of cash or in any other form permitted under this Plan (other than Awards consisting of Options or SARS or otherwise consisting of shares of Common Stock or units denominated in such shares) in respect of any calendar year having a value determined on the date of grant in excess of $300,000.

8. PAYMENT OF AWARDS.

(a) GENERAL. Payment of Awards may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Committee shall determine, including, in the case of Common Stock, restrictions on transfer and forfeiture provisions, if payment of an Award is made in the form of Restricted Stock, the Award Agreement relating to such shares shall specify whether they are to be issued at the beginning or end of the Restriction Period. In the event that shares of Restricted Stock are to be issued at the beginning of the Restriction Period, the certificates evidencing such shares (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto. In the event that shares of Restricted Stock are to be issued at the end of the Restricted Period, the right to receive such shares shall be evidenced by book entry registration or in such other manner as the Committee may determine.

(b)    DIVIDENDS AND INTEREST. Rights to dividends or Dividend Equivalents may be extended to and made part of any Award consisting of shares of Common Stock or units denominated in shares of Common Stock, subject to such terms, conditions and restrictions as the Committee may establish, provided that, in the case of Options and SARs, such rights are not contingent; directly or indirectly, upon the exercise of the Options or SARs. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and Dividend Equivalents for Awards consisting of shares of Common Stock or units denominated in shares of Common Stock.

(c)    SUBSTITUTION OF AWARDS. At the discretion of the Committee, a Participant may be offered an election to substitute an Award for another Award or Awards of the same or different type.

(d)    AWARDS SUBJECT TO CODE SECTION 409A. Notwithstanding anything herein to the contrary, the form and time of payment of any Cash Award, Performance Award or Stock Award (other than Restricted Stock) granted hereunder that does not satisfy the 'short-term deferral' exception to Code section 409A shall be irrevocably established by the Committee prior to the commencement of the period during which the services giving rise to the Award are performed. If an event rather than a date is established as the time of payment, such event must constitute a permissible payment event, within the meaning of Code section 409A. By way of example (but not to limit the foregoing), if an Award described in this Section 8(d) is to be paid (or commence to be paid) upon an employee's termination of employment, the applicable Award Agreement must define termination of employment so that it satisfies Code section 409A's definition of separation from service. Payments of Awards described in this Section 8(d) (less applicable withholdings) shall be made when so established, provided that, to ensure Code section 409A compliance, in no event may a payment be made any later than the later of the last day of the calendar year in which the payment date or event occurs, or the fifteenth (15th) day of the third (3rd) calendar month following the payment date or event.

9. STOCK OPTION EXERCISE. The price at which shares of Common Stock may be purchased under an Option shall be paid in full at the time of exercise in cash or, if elected by the optionee, the optionee may purchase such shares by means of tendering Common Stock or surrendering another Award, including Restricted Stock, valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee shall determine acceptable methods for Participants to tender Common Stock or other Awards.

If permitted by the Committee, payment may be made by successive exercises by a Participant. The Committee may provide for loans from the Company to a Participant to permit the exercise or purchase of Awards and may provide for procedures to permit the exercise or purchase of such Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award. Unless otherwise provided in the applicable Award Agreement, in the event shares of Restricted Stock are tendered as consideration for the exercise of an Option, a number of the shares issued upon the exercise of the Option, equal to the number of shares of Restricted Stock used as consideration therefor, shall be subject to the same restrictions as the Restricted Stock so submitted as well as any additional restrictions that may be imposed by the Committee.

10. TAX WITHHOLDING. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Award with respect to which withholding is required. If shares of Common Stock are used to Satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.

11. AMENDMENT, MODIFICATION, SUSPENSION OR TERMINATION. The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (a) no amendment or alteration that would impair the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (b) no amendment or alteration shall be effective prior to approval by the stockholders of the Company to the extent such approval is then required pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule to any Award then outstanding (unless the holder of such Award consents) or to the extent stockholder approval is otherwise required by applicable legal requirements.

12. ASSIGNABILITY. Unless otherwise determined by the Committee and provided in the Award Agreement, no Award or any other benefit under this Plan constituting a derivative security within the meaning of Rule 16a-1(c) under the Exchange Act shall be assignable or otherwise transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. The Committee may prescribe and include in applicable Award Agreements other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this paragraph 12 shall be null and void.

13. ADJUSTMENTS.

(a) The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b) In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of shares of Common Stock reserved under this Plan, (ii) the number of shares of Common Stock covered by outstanding Awards in the form of Common Stock or units denominated in Common Stock, (iii) the exercise or other price in respect of such Awards and (iv) the appropriate Fair Market Value and other price determinations for such Awards shall each be proportionately adjusted by the Board to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Board shall make appropriate adjustments to (i) the number of shares of Common Stock covered by Awards in the form of Common Stock or units denominated in Common Stock, (ii) the exercise or other price in respect of such Awards and (iii) the appropriate Fair Market Value and other price determinations for such Awards to give effect to such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without exceeding, the value of such Awards. In the event of a corporate merger, consolidation, acquisition of property or stock separation, reorganization or liquidation, the Board shall be authorized to issue or assume Awards by means of substitution of new Awards, as appropriate, for previously issued Awards or an assumption of previously issued Awards as part of such adjustment.

(c)    The foregoing notwithstanding, (i) any such adjustments under this Section 13 to Awards that are considered 'deferred compensation' within the meaning of Code section 409A shall be made in compliance with the requirements of Code section 409A; (ii) any such adjustments to Awards that are not considered 'deferred compensation' subject to Code section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either continue not to be subject to Code section 409A or comply with the requirements of Code section 409A; and (iii) the Committee shall not have the authority to make any adjustments under this Section to the extent that the existence of such authority would cause an Award that is not intended to be subject to Code section 409A to be subject thereto.

14. RESTRICTIONS. Unless otherwise agreed to by the Company, no Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. It is the intent of the Company that this Plan comply with Rule 16b-3 with respect to persons subject to Section 16 of the Exchange Act unless otherwise provided herein or in an Award Agreement, that any ambiguities or inconsistencies in the construction of this Plan be interpreted to give effect to such intention, and that if any provision of this Plan is found not to be in compliance with Rule 16b-3, such provision shall be null and void to the extent required to permit this Plan to comply with Rule 16b-3. Certificates evidencing shares of Common Stock certificates delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal and state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.

15. UNFUNDED PLAN. Insofar as it provides for Awards of cash, Common Stock or rights thereto, this Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

16. GOVERNING LAW. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Maryland.

17. EFFECTIVENESS. This Plan shall become effective as of the date set forth in the resolutions of the Board approving and adopting this Plan; provided, however, that the effectiveness of this Plan is expressly conditioned upon (a) the approval of this Plan by the Board and the Compensation Committee of the Company and (b) the approval of this Plan by the holders of common stock of the Company of all classes, voting together as a single class.

ANNUAL MEETING OF STOCKHOLDERS OF

SINCLAIR BROADCAST GROUP, INC.

June 28, 2021

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement, 2020 annual report to stockholders and proxy card are available at http://www.astproxyportal.com/ast/26141/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

21030303000000000000 8 062821

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES ON PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, AND "FOR" PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of ten directors for a term expiring in 2022 as set forth in the proxy statement

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given with respect to a proposal, this proxy will be voted as recommended by the Board of Directors as disclosed in the proxy statement.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

1

SINCLAIR BROADCAST GROUP, INC.

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING ON JUNE 28, 2021

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES ON PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, AND "FOR" PROPOSAL 4.

The undersigned hereby authorizes and directs Massachusets Mutual Life Insurance Company, as trustee (the "Trustee") of Sinclair Broadcast Group, Inc. 401(k) Profit Sharing Plan, to vote as proxy for the undersigned as herein stated at the Annual Meeting of Stockholders of Sinclair Broadcast Group, Inc. (the "Company") to be held on June 28, 2021 at the Company's corporate office, 10706 Beaver Dam Road, Hunt Valley, MD 21030 at 10:00 a.m. local time, and at any adjournment or postponement thereof, all shares of common stock of the Company allocated to the account of the undersigned under such Plan, on the proposals set forth on the reverse hereof and in accordance with the Trustee's discretion on any other matters that may properly come before the meeting or any adjournments or postponements thereof. However, as discussed within the Proxy Statement, due to the circumstances surrounding the COVID-19 pandemic, we are strongly encouraging all stockholders to access the Annual Meeting of Stockholders of the Company via the live teleconference or webcast, rather than attend the meeting in person. To listen to the teleconference or webcast of the Annual Meeting of Stockholders of the Company, stockholders may either login via the internet at https://www.webcaster4.com/Webcast/Page/2063/40919, or call 877-407-8033 for toll free or 201-689-8033 for international. Those planning to listen to the livestream should connect to the teleconference or webcast at least 10 minutes prior to the start of the meeting. The undersigned hereby acknowledges receipt of the Notice and Proxy Statement for the Annual Meeting on June 28, 2021.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED BY THE TRUSTEE IN ITS SOLE DISCRETION IN THE BEST INTEREST OF THE PLAN PARTICIPANTS AND BENEFICIARIES.

PLEASE MARK, SIGN, DATE AND RETURN THIS VOTING INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Not valid unless dated and signed on the reverse side)

COMMENTS:

1.1

1

SINCLAIR BROADCAST GROUP, INC.

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING ON JUNE 28, 2021
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES ON PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, AND "FOR" PROPOSAL 4.

The undersigned hereby appoints David D. Smith and Frederick G. Smith, or either of them, as attorneys-in-fact, with full power of substitution, to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of Sinclair Broadcast Group, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 28, 2021 at the Company's corporate office, 10706 Beaver Dam Road, Hunt Valley, MD 21030 at 10:00 a.m. local time, and at any adjournment or postponements thereof. However, as discussed within the Proxy Statement, due to the circumstances surrounding the COVID-19 pandemic, we are strongly encouraging all stockholders to access the Annual Meeting of Stockholders of the Company via the live teleconference or webcast, rather than attend the meeting in person. To listen to the teleconference or webcast of the Annual Meeting of Stockholders of the Company, stockholders may either login via the internet at https://www.webcaster4.com/Webcast/Page/2063/40919, or call 877-407-8033 for toll free or 201-689-8033 for international. Those planning to listen to the livestream should connect to the teleconference or webcast at least 10 minutes prior to the start of the meeting.

(Not valid unless dated and signed on the reverse side)

COMMENTS:

1.1